Registration No. 333-[ ]
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                    HMSR INC.
             (Exact Name of Registrant as Specified in its Charter)

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
            Delaware                                3841                         04-3216862
  (State or Other Jurisdiction          (Primary Standard Industrial          (I.R.S. Employer
of Incorporation or Organization)        Classification Code Number)       Identification Number)

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                                 140 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 490-9500
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                             ----------------------

                              John F. McGuire, III
                                    HMSR Inc.
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 490-9500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                                   Copies to:

      Luke P. Iovine, III, Esq.                      Steven A. Wilcox, Esq.
Paul, Hastings, Janofsky & Walker LLP                     Ropes & Gray
           399 Park Avenue                           One International Place
      New York, New York 10022                     Boston, Massachusetts 02110
           (212) 318-6000                                (617) 951-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger of a wholly-owned subsidiary of HMSR Inc. into Point
Therapeutics, Inc. have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

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                                                CALCULATION OF REGISTRATION FEE CHART
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                                                                Proposed Maximum     Proposed Maximum
               Title of Each                  Amount to be       Offering Price         Aggregate                Amount of
    Class of Securities to be Registered     Registered (1)          Per Share       Offering Price (2)     Registration Fee(3)(4)
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
Common Stock $0.01 par value per share        7,443,150                N/A              $4,384,003                $403.33
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

(1) Based on the maximum number of shares of HMSR common stock, par value $.01 per share, that HMSR may be required to issue in the merger, assuming that HMSR's Net Available Cash prior to the merger is $14 million, calculated as the product of (i) 1,774,900, which is the sum of (a) 1,387,400 shares of Point common stock and (b) 387,500 shares of Point preferred stock (each share of Point preferred stock will be converted into one share of Point common stock prior to the merger), multiplied by (ii) the exchange ratio of
     4.19356 shares of HMSR common stock for each share of Point common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to 457(f)(2) under the Securities Act, based on the book value of Point common stock to be exchanged in the merger, as the product of (i) $2.47 (the book value of each share of Point common stock computed as of the latest practicable date prior to the date of filing this registration statement), multiplied by (ii) 1,774,900 (the estimated maximum number of shares of Point common stock that may be cancelled in the merger.

(3) This fee has been calculated under section 6(b) of the Securities Act , as the product of (i) .000092, multiplied by (ii) $4,384,003.

(4) This amount has previously been paid by the registrant with filing of its preliminary proxy statement (File No. 0-23776) related to this transaction.


        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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


The information contained in this Joint Proxy Statement/Prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities and filed with the Securities and Exchange Commission is effective. This Joint Proxy Statement/ Prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated February 11, 2002


            HMSR INC.                                 POINT THERAPEUTICS, INC.
         140 Locke Drive                                 75 Kneeland Street
Marlborough, Massachusetts 01752                     Boston, Massachusetts 02111


                                                   February 11, 2002
Dear HMSR and Point Stockholders:

        The respective boards of directors of HMSR Inc. and Point Therapeutics, Inc. have agreed on a merger. Point will be the surviving corporation in the merger and will become a wholly-owned subsidiary of HMSR. At the effective time of the merger, each outstanding share of common stock of Point automatically will be converted into the right to receive a number of shares of HMSR common stock derived pursuant to a formula set forth in the merger agreement. After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, each share of Point common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments described in this Joint Proxy Statement/Prospectus. See "Questions and Answers about the Proposed HMSR/Point Merger" beginning on page viii.

        Upon consummation of the merger, it is expected that shares of HMSR common stock will continue to be traded on the OTC Bulletin Board under the symbol "HMSR".

        The merger cannot be completed unless the Point stockholders approve the merger agreement and, in order to facilitate the merger, the HMSR stockholders approve the amendment to the HMSR Certificate of Incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc. We have each scheduled a meeting of our respective stockholders to vote on these important matters. The dates, times and places of the meetings are set forth in the accompanying notices of meeting. Your vote in person or by proxy at the respective special meetings of stockholders is very important.

        See "Risk Factors" beginning on page 9 for a discussion of issues which should be considered by stockholders with respect to the merger and the amendment to HMSR's certificate of incorporation.

        This Joint Proxy Statement/Prospectus provides detailed information about the proposed merger and the proposed amendment to HMSR's certificate of incorporation. Stockholders are encouraged to read this entire Joint Proxy Statement/Prospectus carefully.

  /s/  John F. McGuire, III        /s/  Donald R. Kiepert, Jr.
---------------------------      -----------------------------
John F. McGuire, III             Donald R. Kiepert, Jr.
Executive Officer                Chairman, President and Chief Executive Officer
HMSR Inc.                        Point Therapeutics, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of HMSR common stock to be issued in connection with the merger or determined if this Joint Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This Joint Proxy Statement/Prospectus is dated February 11, 2002, and is first being mailed to stockholders on or about February 11, 2002.

                                    HMSR INC.
                         (formerly named HemaSure Inc.)
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 490-9500

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                                   February 11, 2002

To the stockholders of HMSR Inc.:

        Notice is hereby given that a Special Meeting of the Stockholders of HMSR Inc., a Delaware corporation, which we refer to as "HMSR" will be held on March 15, 2002 at 10:00 a.m. local time, at the Marriott Newton, Newton, MA, to consider and act upon the following matters:

1. To consider and vote upon a proposal to amend HMSR's certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc.; and

2. To transact such other business that may properly come before the special meeting.

        Only holders of record of shares of HMSR common stock at the close of business on February 8, 2002 are entitled to notice of and to vote at the special meeting or any adjournment(s) or postponement(s) thereof.

        Under Delaware law, the affirmative vote of the holders of shares representing at least a majority of the outstanding shares of HMSR common stock entitled to vote and present in person or by proxy is required to approve the amendment to the certificate of incorporation. Notwithstanding the authorization of the amendment to HMSR's certificate of incorporation by HMSR's stockholders, HMSR's board of directors may abandon the amendment to the certificate of incorporation without further action by HMSR's stockholders in accordance with
Section 242(c) of the General Corporation Law of the State of Delaware.

        We hope that you will attend the special meeting. Whether or not you plan to attend the special meeting, please sign, complete and return the enclosed proxy card in the postage-paid envelope provided to ensure that your shares are represented at the special meeting. If you attend the special meeting, you may vote in person if you wish, whether or not you have executed and returned your proxy card. You may revoke your proxy at any time before it is voted. Please review the Joint Proxy Statement/Prospectus accompanying this notice for more information regarding the proposal to amend the certificate of incorporation in addition to information regarding consummation of the merger to which each of the foregoing proposals relate.

        All stockholders are cordially invited to attend the Special Meeting.

                                      By Order of the Board of Directors,

                                      /s/ John F. McGuire, III,
                                      -------------------------
                                      Executive Officer

Marlborough, Massachusetts
February 11, 2002

          The Board of Directors of HMSR recommends that you vote "FOR" amendment of HMSR's Certificate of Incorporation.

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                            POINT THERAPEUTICS, INC.
                               75 Kneeland Street
                           Boston, Massachusetts 02111
                                 (617) 636-0680

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                                   February 11, 2002


To the stockholders of Point Therapeutics, Inc.:

        Notice is hereby given that a Special Meeting of the Stockholders of Point Therapeutics, Inc., a Massachusetts corporation, which we refer to as "Point," will be held on March 15, 2002 at 10:00 a.m. local time, at the law offices of Ropes & Gray, One International Place, Boston, Massachusetts. The purpose of the meeting is for you:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 15, 2001 (the "Merger Agreement"), among HMSR Inc., a Delaware corporation ("HMSR"), PT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HMSR formed solely for the purpose of consummating the merger with Point ("PT Acquisition"), and Point. Pursuant to the Merger Agreement, PT Acquisition will be merged with and into Point. Point will be the surviving corporation in the merger and will become a wholly-owned subsidiary of HMSR. Prior to the merger, each outstanding share of Point preferred stock will have been automatically converted into shares of Point common stock pursuant to an agreement with certain holders of shares of Point preferred stock.

        After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, each share of Point common stock outstanding immediately prior to the effective time of the merger (including all shares of Point common stock issued upon the conversion of all outstanding shares of Point preferred stock prior to the effective time) will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments. Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined below) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

        A copy of the Merger Agreement is attached as Appendix A and is described in the accompanying proxy statement.

2. To transact such other business that may properly come before the special meeting.

        Only holders of record of shares of Point common stock, Series A convertible preferred stock and Series B convertible preferred stock at the close of business on February 8, 2002 are entitled to notice of and to vote at the special meeting or any adjournment(s) or postponement(s) thereof. Under Massachusetts law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Point common stock, voting as a separate class, and

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the holders of at least two-thirds of the outstanding shares of Point Series A convertible preferred stock and Series B convertible preferred stock, voting together as a single class, is required to approve the merger agreement.

        A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice. Please review the proxy statement accompanying this notice for more information regarding the proposal to approve the Merger Agreement.

        Whether or not you are able to attend the special meeting, please sign, complete and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Please do not send in any share certificates at this time. If you attend the special meeting, you may vote in person if you wish, whether or not you have executed and returned your proxy card. You may revoke your proxy at any time before it is voted.

        The merger has not been approved or disapproved by the Securities and Exchange Commission, nor has the Commission passed upon the fairness or merits of the merger or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

        You have the right to dissent from the merger and to receive payment of the "fair value" of your shares. To do so, you must comply with the procedures set forth in Sections 85 through 98 of the Massachusetts Business Corporation Law. See "Appraisal Rights of Dissenting Stockholders" in the proxy statement that accompanies this notice and the full text of Sections 85 through 98 of the Massachusetts Business Corporation Law, which is attached as Appendix B and is described in the accompanying proxy statement.

        All stockholders are cordially invited to attend the Special Meeting.

                                      By Order of the Board of Directors,

                                      /s/ Peter B. Finn
                                      -----------------
                                      Clerk

Boston, Massachusetts
February 11, 2002


               The Board of Directors of Point recommends that you
                  vote "FOR" approval of the Merger Agreement.

                         WHERE TO FIND MORE INFORMATION

        HMSR files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). HMSR and Point stockholders may read and copy this information at the Securities and Exchange Commission's public reference room, located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. HMSR and Point stockholders may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. HMSR's filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

        Historical financial statements of Point which are required to be included in this registration statement are included herein commencing on Page F-1 under the caption, "Index to Financial Statements of Point."

        HMSR filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), to register with the Securities and Exchange Commission the shares of HMSR common stock issuable in connection with the merger. This Joint Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of HMSR, in addition to being a proxy statement of HMSR for a special meeting of its stockholders and a proxy statement of Point for a special meeting of its stockholders. As allowed by Securities and Exchange Commission rules, this Joint Proxy Statement/Prospectus does not contain all of the information HMSR and Point stockholders can find in the registration statement or the exhibits to the registration statement. HMSR and Point stockholders may obtain copies of the Form S-4, and any amendment of the Form S-4, in the manner described above.

        The Securities and Exchange Commission allows HMSR to "incorporate by reference" certain information into this Joint Proxy Statement/Prospectus, which means that HMSR may disclose important information to stockholders about its business and finances by referring stockholders to another document filed separately with the Securities and Exchange Commission. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that HMSR has previously filed with the Securities and Exchange Commission. These documents contain important information that stockholders should read about HMSR and its business and finances.

o Annual Report on Form 10-K/A2 of HMSR Inc. (formerly named HemaSure Inc.) for the year ended December 31, 2000, filed with the Securities and Exchange Commission on January 18, 2002 (File No. 000-23776).

o Annual Report on Form 10-K/A1 of HMSR Inc. for the year ended December 31, 2000, filed with the Securities and Exchange Commission on April 10, 2001 (File No. 000-23776).

o Annual Report on Form 10-K of HMSR Inc. for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 26, 2001 (File No. 0-19410).

o Quarterly Report on Form 10-Q of HMSR Inc. for the quarterly period ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 (File No. 0-23776).

o Current Report on Form 8-K of HMSR Inc., filed with the Securities and Exchange Commission on June 6, 2001 in connection with the asset disposition to Whatman BioScience Inc. (File No. 0-19410).

o Schedule 14A Definitive Proxy Statement of HMSR Inc., filed with the Securities and Exchange Commission on September 5, 2001.

o Schedule 14A Definitive Proxy Statement of HMSR Inc., filed with the Securities and Exchange Commission on April 27, 2001.

o Current Report on Form 8-K of HMSR Inc., filed with the Securities and Exchange Commission on November 15, 2001 (File No. 0-19410).

o Current Report on Form 8-K/A of HMSR Inc., filed with the Securities and Exchange Commission on November 21, 2001 (File No. 0-19410).

        HMSR also is incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the date of the Special Meetings of stockholders of HMSR and Point. The information incorporated by reference is considered to be part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included in this Joint Proxy Statement/ Prospectus.

        Documents incorporated by reference are available from HMSR without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Joint Proxy Statement/ Prospectus. HMSR or Point stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from HMSR at the following address:

                           James B. Murphy
                           Executive Officer
                           HMSR Inc.
                           140 Locke Drive
                           Marlborough, Massachusetts 01752
                           (508) 490-9500

        If a HMSR or Point stockholder would like to request documents from HMSR, please do so by March 5, 2002 to receive them before the HMSR special meeting or Point special meeting, as applicable.

        HMSR and Point stockholders should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the matters submitted to each HMSR and Point stockholder. Neither HMSR nor Point has authorized anyone to provide any HMSR or Point stockholder with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated February 11, 2002. No stockholder of either HMSR or Point should assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than this date, and neither the mailing of this Joint Proxy Statement/Prospectus to HMSR or Point stockholders nor the delivery of shares of HMSR common stock in connection with the merger will create any implication to the contrary. If any HMSR or Point stockholder is in a jurisdiction where offers to exchange or sell, or solicitation of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if a HMSR or Point stockholder is a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to such HMSR or Point stockholder.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


Questions and Answers about the Proposed HMSR/Point Merger.................viii

Prospectus Summary............................................................1

Risk Factors..................................................................9

Selected Consolidated Historical and Pro Forma Financial Data................17

Cautionary Statement Regarding Forward Looking Statements....................23

The Point Special Meeting....................................................24

The HMSR Special Meeting.....................................................26

The Merger...................................................................29

The Merger Agreement.........................................................41

Unaudited Pro Forma Condensed Combined Financial Statements..................53

Information Regarding Point..................................................59

Information Regarding HMSR...................................................72

Management's Discussion and Analysis of Financial Condition and
 Results of Operations of Point..............................................76

Comparison of Stockholders' Rights...........................................79

Legal Matters................................................................85

Experts......................................................................85

Index to Financial Statements...............................................F-1

Appendix A     Agreement and Plan of Merger
Appendix B     Massachusetts Business Corporation Law Sections 85-98
Appendix C     Fairness Opinion
Appendix D     Form of Proposed Amendment to Certificate of Incorporation of
               HMSR Inc.
Appendix E     Proxy Card of HMSR Inc.
Appendix F     Proxy Card of Point Therapeutics, Inc.

           QUESTIONS AND ANSWERS ABOUT THE PROPOSED HMSR/POINT MERGER

Q:      Why are HMSR and Point proposing the merger?

A: HMSR's board of directors believes that the merger is fair to, and in the best interest of, HMSR's stockholders. In reaching its decision, the HMSR board of directors considered, among others, the following information and potential material factors:

        o       the financial and other terms of the merger;

        o the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are fair and reasonable;

        o the presentation of L.E.K. Consulting (HMSR's financial advisor) and the opinion of L.E.K. Consulting to the effect that, subject to certain matters set out in its opinion, the exchange ratio in the merger is fair from a financial point of view to the stockholders of HMSR;

        o the belief that the proposed merger has the potential to create greater value than the disbursement of the majority of the cash assets of the company at some time in the future after complying with state laws and procedures applicable to dissolutions;

        o the size and potential growth of the market for hematopoietic disorders and the belief that Point's drug candidate, PT-100, currently undergoing Phase I/II clinical trials for treatment of neutropenia, a hematopoietic disorder, presents an attractive potential treatment option;

        o the perceived strength of Point's technology and feasibility of its regulatory strategy; and

        o the perceived strength of Point's management team and its ability to manage clinical trials.

        Point's board of directors likewise believes that the merger is fair to, and in the best interest of, Point's stockholders. In reaching its decision, Point's board of directors considered, among others, the following information and potential material factors:

        o the proposed merger would substantially increase Point's capital resources by providing Point with immediate access to HMSR's existing cash assets which management believes will enable Point to fund clinical trials and other product development activities through 2003;

        o the exchange ratio pursuant to the merger agreement is favorable, from a financial point of view, to the stockholders of Point;

        o the proposed merger would increase the potential for enhanced liquidity by providing Point stockholders with shares in an entity that are publicly traded on the OTC Bulletin Board and would provide Point with the ability to access the public capital markets for future equity issuances;

        o the proposed merger would provide greater financial stability and improved long-term prospects for Point, which will improve its ability to attract and retain talented employees;

        o the intent that the transaction qualify as a tax-free reorganization so that no taxable gain or loss will be recognized by Point's stockholders in the exchange of their shares for HMSR common stock;

        o the proposed merger would result in current Point stockholders owning a majority of the outstanding shares of common stock of HMSR; and

        o because HMSR has no current business operations, the combined entity would be able to continue the current business of Point without the need to integrate the business with other operations.

Q:      What will happen to Point in the merger?

A: Point will become a wholly-owned subsidiary of HMSR. Point will change its name to Point Therapeutics Massachusetts, Inc.

Q:      What will happen to HMSR in the merger?

A: HMSR will change its name to Point Therapeutics, Inc. All directors and officers of Point immediately prior to the merger will become the directors and executive officers at the effective time of the merger. See "Interests of Certain Persons in the Merger."

Q:      What will stockholders of HMSR receive in the merger?

A: Stockholders of HMSR will retain the same number of shares in HMSR as they had prior to the merger, but will be diluted down to an aggregate interest of approximately 23% (subject to certain adjustments) in HMSR, on a fully diluted basis. HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

Q:      What will stockholders of Point receive in the merger?

A: Each share of Point common stock outstanding immediately prior to the effective time of the merger (including all shares of Point common stock issued upon the conversion of all outstanding shares of Point preferred stock prior to the effective time) will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments. The right to receive 3.73773 shares of HMSR common stock for each share of Point common stock, subject to adjustments, is referred to as the "exchange ratio." Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined below) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully-diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities.

        As of September 30, 2001, the Net Available Cash of HMSR was approximately $15.5 million, and HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

Q:      What will happen to Point preferred stockholders prior to the merger?

A: Prior to the merger, each outstanding share of Point preferred stock will have been automatically converted into one share of Point common stock pursuant to an agreement between Point and the holders of at least two-thirds of the shares of Point preferred stock.

Q: What will option holders and warrant holders of Point receive in the merger?

A: Each outstanding option and warrant to purchase Point common stock will be assumed by HMSR and may be exercised only for such number of shares of HMSR common stock (omitting any fractional shares) determined by multiplying the number of shares of Point common stock subject to each outstanding option or warrant by the exchange ratio(at an exercise price adjusted to reflect the change in the number of shares that may be purchased).

Q:      When will the merger be consummated?

A: HMSR and Point and their respective professional advisors are working diligently to complete the merger as quickly as possible. If the merger agreement is approved by the Point stockholders and if stockholders of HMSR vote to approve the amendment of the certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock; and to change HMSR's name to Point Therapeutics, Inc., and if all other conditions to closing of the merger are met or waived, the merger is expected to be completed during the first quarter of calendar year 2002.

Q: What should stockholders of Point do to approve the merger and what should stockholders of HMSR do to approve the amendment to the certificate of incorporation of HMSR?

A: After carefully reading and considering the information contained in this Joint Proxy Statement/Prospectus, stockholders should sign, complete and mail their respective proxy cards in the enclosed postage-prepaid envelope as soon as possible so that their shares will be voted at each respective special meeting of stockholders. The Board of Directors of Point recommends voting for approval of the merger agreement. The board of directors of HMSR recommends voting for approval and adoption of the amendment to the certificate of incorporation of HMSR to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc.

Q:      What if a stockholder of Point does not vote for or against the merger?

A: If a Point stockholder fails to respond, it will have the same effect as a vote against approval of the merger agreement. If a Point stockholder signs and mails a proxy without indicating how such stockholder desires to vote, such stockholder's proxy will be counted as a vote in favor of approval of the merger agreement. If a Point stockholder signs and mails a proxy indicating that such stockholder abstains from voting, such stockholder's proxy will have the same effect as a vote against approval of the merger agreement. The merger cannot be consummated without requisite approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of Point common stock, voting as a separate class, and the holders of at least two-thirds of the outstanding shares of Point Series A convertible preferred stock and Series B convertible preferred stock, voting together as a single class.

Q: What if a stockholder of HMSR does not vote for or against the amendment to the certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc.?

A: If a HMSR stockholder signs and completes a proxy without indicating how such stockholder desires to vote, such stockholder's proxy will be counted as a vote in favor of the amendment to the certificate of incorporation. If a HMSR stockholder signs and completes a proxy indicating that such stockholder abstains from voting, or fails to respond, such stockholder's proxy will have the same effect as a vote against approval of this matter. The merger can not be consummated unless the amendment to the certificate of incorporation is approved by holders of a majority of the outstanding shares of common stock of HMSR.

Q:      Can stockholders change their vote?

A: Yes. Stockholders of record can change their vote at any time prior to the applicable meeting by mailing a later-dated signed and completed proxy card or by attending their stockholders meeting and voting in person by ballot.

Q: How do stockholders of HMSR vote if their shares of HMSR common stock are held by a bank or broker?

A: Stockholders of HMSR whose shares of common stock are held by a bank, broker or other fiduciary must contact the fiduciary to vote on their behalf. If a HMSR stockholder whose shares are held by a bank, broker or other fiduciary does not instruct the fiduciary on how to vote such stockholder's shares, the fiduciary will not vote such shares, which will have the same effect as a vote against the approval of the matters voted upon by the HMSR stockholders.

Q: What happens if the HMSR stockholders do not vote to approve the amendment to the certificate of incorporation?

A: If the amendment to HMSR's certificate of incorporation is not approved by the requisite vote of HMSR's stockholders, the merger will not be consummated and HMSR would forfeit a fee of $500,000 which was paid by HMSR to Point in connection with entering into the merger agreement. If the merger does not occur, HMSR will consider other business alternatives, including, but not limited to, other business combinations and a liquidation of HMSR's assets. Given that any proceeds from any such liquidation and any other cash on hand would be first used to pay HMSR's creditors and outstanding payables, and given certain legal requirements that HMSR maintain certain cash on hand for certain mandated time periods, there is no assurance as to when, if ever, any proceeds from a liquidation would be distributed to HMSR's stockholders.

Q: What happens if the Point stockholders do not vote to approve the merger agreement?

A: If the merger agreement is not approved by the requisite vote of Point's stockholders, the merger will not be consummated and Point would be required to return the $500,000 which was paid by HMSR to Point in connection with entering into the merger agreement as well as an additional payment of $500,000 to HMSR.

                               Prospectus Summary

        This Prospectus Summary has been prepared to assist HMSR and Point stockholders in their review of this document. Highlighted in this summary is information which HMSR and Point believe is important for HMSR and Point stockholders' review. However, all of the information that may be important to HMSR and/or Point stockholders is not included. HMSR and Point stockholders should carefully read this entire document including the specific risks described in the "Risk Factors" section beginning on page 9 and the other documents to which HMSR and Point refer. For more information about the two companies, see "Where you can find more information" on the inside front cover of this Prospectus.

The Companies

        Point Therapeutics, Inc.

        Point is developing small molecule drugs for the treatment of certain hematopoietic disorders and for the treatment of cancer. PT-100, Point's lead product candidate, has the potential to treat a number of different hematopoietic disorders, such as neutropenia (an abnormally low level of a type of white blood cell called a neutrophil) and anemia (an abnormally low level of red blood cells).

        Hematopoietic disorders are medical conditions characterized by an abnormally high or low level of mature blood cells. The different types of mature blood cells include neutrophils (a type of white blood cell), red blood cells, T and B cells (types of white blood cells) and platelets, each of which plays an important role in the body. For example, neutrophils are the body's first defense against infection. A person with an abnormally low level of neutrophils, or neutropenia, is at an increased risk of developing an infection.

        Various diseases and disease treatments can suppress the body's production of blood cells, causing hematopoietic disorders. For example, chemotherapy, which is one treatment option for individuals with cancer, targets cell types that grow rapidly, such as tumor cells, and destroys them. However, as an unwanted side effect of chemotherapy, neutrophils and other types of blood cells that grow rapidly may also be damaged or destroyed. This can cause the cancer patient receiving chemotherapy to develop neutropenia, anemia and other hematopoietic disorders. Suppression of blood cell production and destruction of mature blood cells could also arise in other diseases such as AIDS.

        Point believes that PT-100 potentially has the ability to treat hematopoietic disorders involving abnormally low levels of blood cells. The treatment of neutropenia is the first clinical application for PT-100 being tested by Point in clinical trials. PT-100 is currently in a Phase I/II clinical study for the treatment of neutropenia in cancer patients as an adjunct to chemotherapy. Point believes that PT-100 might also be developed for the treatment of neutropenia in patients with AIDS or other diseases that can cause neutropenia.

        In addition to serving as a potential treatment for neutropenia, Point has obtained results from preclinical research in animal models indicating that PT-100 potentially has the ability to treat acute anemia. Acute anemia is a condition of an abnormally low number of red blood cells. For example, cancer patients sometimes develop acute anemia after undergoing chemotherapy because of the chemotherapeutic agent's adverse effects on red blood cell production. Similarly, Point believes that PT-100 could potentially serve as a treatment for patients with AIDS suffering from acute anemia caused by bone marrow deficiencies that affect blood cell production. To date, Point has not initiated human clinical testing of PT-100 in treating these conditions.

        If Point is able to obtain FDA approval to market PT-100 for the treatment of neutropenia in cancer patients undergoing chemotherapy, Point believes that PT-100 could have clinical and competitive advantages over currently available products.

        In particular, Point has observed in its preclinical testing and in its initial safety studies in healthy human volunteers that at certain doses, PT-100, administered orally, caused increases in neutrophils. If Point demonstrates that PT-100 is orally effective in further clinical studies for the treatment of neutropenia, PT-100 would have the clinical advantage of being able to be administered to patients in tablet form, as opposed to injection or other means of drug administration that must be used by all products currently being marketed for the treatment of neutropenia. See "Information Regarding Point--Overview."

        Another possible advantage of PT-100 over currently available products could be the cost and ease of manufacturing the product. Most of the products currently available for the treatment of neutropenia are large, complex proteins. In contrast, PT-100 is a member of a class of chemical compounds known as boronated dipeptides, a small molecule which is chemically synthesized. Synthetic small molecule products are generally less expensive to manufacture than large protein-based treatments. For this reason, Point believes that its costs of production for a treatment regimen of PT-100 would be less than the costs of producing large protein-based treatments for neutropenia.

        In addition to potentially serving as a treatment for different hematopoietic disorders, PT-100 has been observed by Point in animal testing to have an ability to inhibit the growth of different types of tumors. The tumor responses in animals observed by Point have ranged from tumor growth inhibition for certain types of tumors to full regression of other tumors. Point currently plans to complete its preclinical research on the anti-tumor effects of PT-100 in 2002 and then to file an Investigational New Drug application with the FDA in order to initiate a clinical program to test the safety and efficacy of PT-100 for a specific anti-tumor indication.

        To date, Point has not submitted PT-100 or any other product to the FDA for marketing approval. Due to risks and uncertainties inherent in clinical testing and the regulatory process, Point is not able to estimate at this time when PT-100 may be submitted to the FDA for marketing approval or be commercially available for any application, if at all.

        Point, located in Boston, Massachusetts, is a Massachusetts corporation and was formed in 1996 under the name Immune Therapeutics, Inc. The company changed its name to Point Therapeutics Inc. in 1997.

        HMSR Inc.

        Currently, HMSR is an inactive public company with $16.2 million in cash and cash equivalents as of September 30, 2001 and no operating activities.

        From 1994 to May 2001, HMSR developed and supplied innovative blood filtration technologies designed to help meet today's increasing demand for a safer, more reliable blood supply. HMSR's blood filtration technologies were designed to reduce virus-carrying white blood cells (leukocytes) in donated blood to nominal levels, a process known as leukoreduction.

        In April 2000, HMSR was notified that the American Red Cross, HMSR's largest customer, was suspending use of HMSR's r\LS System pending the outcome of an investigation of a small number of non-critical adverse reactions in patients who had received a transfusion of blood filtered with the r\LS. In September 2000, HMSR was notified that the American Red Cross terminated its supply contract for the r\LS System based on the extended period of time taken to prove product improvements resolved these reactions. In August 2001, HMSR and the American Red Cross signed a termination and release agreement in connection with the supply contract between the two parties. The agreement provided for HMSR to pay the American Red Cross $600,000 and the release of any and all claims that either party may have against the other, with certain exceptions.

        In March 2001, HMSR signed a termination and release agreement with Gambro BCT, effective November 2000, which ended the distribution and development agreement. In consideration for HMSR's inventory (net book value at December 31, 2000 of $332,000) of products bearing Gambro's company name, and by way of complete resolution of all issues outstanding between HMSR and Gambro, Gambro agreed to return 1,011,692 shares of common stock with a fair market value at closing of $332,000.

        The termination of the purchase contract by the American Red Cross and the distribution and development agreement with Gambro had an adverse impact on HMSR's ability to generate revenues from the sale of HMSR's r\LS product and on HMSR's supply contracts with manufacturers of key components to the r\LS.

        On May 29, 2001, HMSR sold substantially all of its non-cash assets to Whatman BioScience Inc., a Massachusetts corporation and a subsidiary of Whatman plc, an English corporation, pursuant to the terms of an Asset Purchase Agreement by and among HMSR, Whatman and Whatman plc, dated as of February 3, 2001 and amended on April 2, 2001. The sale and the name change were approved at the special meeting of stockholders of HMSR held on May 21, 2001. On June 6, 2001, HMSR announced that stockholders of HMSR had voted in favor of the sale of the non-cash assets to Whatman and that it had changed its name from HemaSure Inc. to HMSR Inc.

        Under the terms of the Asset Purchase Agreement, Whatman acquired substantially all of the non-cash assets of HMSR for consideration consisting of:

        (i) a $10 million cash payment, which was paid to HMSR on May 29, 2001;

        (ii) a reimbursement amount, which was paid to HMSR on August 8, 2001 ($5 million) and on September 12, 2001 ($1.9 million) in the aggregate amount of approximately $6,944,000, which effectively covered the net change in cash from the ongoing operations of HMSR's business from November 1, 2000 through May 29, 2001; and

        (iii) a potential royalty payment in the amount of 4% on sales by Whatman or its affiliates of filtration products using HMSR's technology.

        The royalty payments are subject to a maximum, aggregate amount of $12 million and are subject to certain reductions set forth in that certain Royalty Agreement, dated as of May 29, 2001, by and among HMSR, Whatman and Whatman plc, including any damages and certain settlement amounts paid by Whatman related to HMSR's patent litigation with Pall Corporation.

        In connection with the Whatman transaction, HMSR retained certain liabilities, including without limitation, (i) any liabilities under any benefit plan of HMSR, (ii) tax liabilities incurred which relate to periods prior to the closing of the Whatman transaction, (iii) accounts payable arising prior to the closing of the Whatman transaction, (iv) any liabilities of HMSR owed to HMSR's security holders in their capacity as security holders of HMSR, and (v) any liabilities of HMSR owed to Gambro Inc. or Sepracor, Inc. arising or resulting from their respective contractual relationships with HMSR.

        Due to the sale of substantially all of HMSR's non-cash assets to Whatman, HMSR has no continuing operations other than administrative matters which include costs and expenses to maintain the legal existence of the company and to investigate various strategic business combinations and other transactions with a view toward maximizing stockholder value. These costs and expenses include such items as consulting expenses, general legal costs, corporate audit and tax fees and general employee costs to assist in the orderly transition of HMSR's business in connection with the transactions contemplated by a merger.

        The Special Meetings

        HMSR's special meeting of stockholders will be held on March 15, 2002 at 10:00 a.m., local time, at the Marriott Newton, Newton, Massachusetts. At the HMSR special meeting, HMSR stockholders will be asked to consider and vote upon a proposal in connection with the merger to approve and adopt an amendment to the certificate of incorporation of HMSR to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc. HMSR stockholders also may vote upon such other matters as may be properly brought before the HMSR special meeting or any adjournment or postponement of the special meeting. If the amendment is approved, immediately prior to the effective time of the merger, HMSR will combine its shares by way of a 1-for-10 reverse stock split of its shares of common stock and immediately upon the effective time will change its name to Point Therapeutics, Inc. Notwithstanding the authorization of the amendment to HMSR's certificate of incorporation by HMSR's stockholders, HMSR's board of directors may abandon the amendment to the certificate of incorporation without further action by HMSR's stockholders in accordance with Section 242(c) of the General Corporation Law of the State of Delaware. For further information, see "The HMSR Special Meeting."

        Only HMSR stockholders of record at the close of business on the record date, February 8, 2002, are entitled to vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of HMSR common stock are required to adopt and approve the amendment to the certificate of incorporation. At the close of business on the record date, there were 18,891,897 shares of HMSR's common stock entitled to vote at the HMSR special meeting. At the close of business on the record date, less than 1% of HMSR's common stock was held by directors and executive officers of HMSR and its affiliates.

        Point's special meeting of stockholders will be held on March 15, 2002 at 10:00 a.m., local time, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts. At the Point special meeting, Point stockholders will be asked to consider and vote upon a proposal to approve the merger agreement. Point stockholders also may vote upon such other matters as may be properly brought before the Point special meeting or any adjournment or postponement of the special meeting. For further information, see "The Point Special Meeting."

        Only Point stockholders of record at the close of business on the record date, February 8, 2002, are entitled to vote at the special meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Point common stock, voting as a separate class, and holders of at least two-thirds of the outstanding shares of Point Series A convertible preferred stock and Series B convertible preferred stock, voting together as a single class, are required to approve the merger agreement. At the close of business on the record date, there were 1,387,400 shares of Point's common stock and 387,500 shares of Point's preferred stock outstanding and entitled to vote at the Point special meeting. At the close of business on the record date, approximately __% of Point's common stock and no shares of Point's preferred stock were held by directors and executive officers of Point and their affiliates.

The Merger and the Reverse Split

        The merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. HMSR and Point stockholders are encouraged to read the merger agreement because it is the legal document that governs the merger. If the Point stockholders approve the merger agreement and all other conditions to the merger are satisfied or waived, PT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HMSR formed for the purpose of consummating the merger with Point, will merge with and into Point. Point will constitute the surviving corporation and 100% of the issued and outstanding shares of capital stock of Point will be owned by HMSR. Point will change its name to Point Therapeutics Massachusetts, Inc. and HMSR will change its name to Point Therapeutics, Inc.

        After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, each share of Point common stock outstanding immediately prior to the effective time of the merger (including all shares of Point common stock issued upon the conversion of all outstanding shares of Point preferred stock prior to the effective time) will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments. Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined in the merger agreement) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities.

        HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive
4.19356 shares of HMSR common stock at the effective time of the merger, and the ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21% respectively.

        Treatment of Outstanding Options

        The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase Point common stock granted under Point's 1997 stock option plan, whether vested or unvested, will be assumed by HMSR and may be exercised only for shares of HMSR common stock on the same terms and conditions as were in effect prior to the effective time including, without limitation, any applicable vesting periods. The number of shares of HMSR common stock subject to each stock option will be the number of whole shares of HMSR common stock (omitting any fractional share) determined by multiplying the number of shares of Point common stock subject to each stock option immediately prior to the effective time of the merger (not taking into account whether or not such option was in fact exercisable) by the exchange ratio. The per share exercise price under each stock option will be adjusted by dividing the per share exercise price under each stock option by the exchange ratio and rounding up to the nearest cent.

        After the effective time of the merger, HMSR will deliver to each holder of an outstanding Point stock option a notice setting forth the stock-option holder's rights, and such stock option will continue in effect on the same terms and conditions.

        Treatment of Outstanding Warrants

        The merger agreement provides that, at the effective time of the merger, each outstanding warrant to purchase shares of Point common stock will be deemed assumed by HMSR and may be exercised only for shares of HMSR common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The number of shares of HMSR common stock subject to each warrant will be the number of whole shares of HMSR common stock (omitting any fractional shares) determined by multiplying the number of shares of Point common stock subject to each such warrant immediately prior to the effective time of the merger (not taking into consideration whether or not such warrant was in fact exercisable) by the exchange ratio. The per share exercise price of each warrant will be adjusted by dividing the per share exercise price under each such warrant by the exchange ratio and rounding up to the nearest cent.

        The merger agreement also provides that as a condition to the consummation of the merger, each holder of a Point warrant will have consented to the form and substance of the warrants to be issued by HMSR for each warrant of Point assumed by HMSR pursuant to the merger agreement.

        After the effective time of the merger, HMSR will deliver to each holder of an outstanding Point warrant a notice setting forth the warrant holder's rights, and such warrant will continue in effect on the same terms and conditions.

        Treatment of Preferred Stock Outstanding Prior to Effective Time of the Merger

        It is a condition to the consummation of the merger that each share of Point preferred stock be converted into Point common stock prior to the effective time of the merger. Under Point's articles of organization, shares of Point preferred stock may be converted into Point common stock, at any time, at the election of the holder. In addition, if at any time holders of at least two-thirds of the outstanding shares of Point preferred stock have been converted by the holders into shares of Point common stock, the remaining outstanding shares of Point preferred stock are automatically converted into shares of Point common stock. In connection with the merger, Point has entered into an agreement with the holders of outstanding shares of Point preferred stock constituting more than two-thirds of the outstanding shares of Point preferred stock pursuant to which the holders have agreed to convert all of their shares of Point preferred stock into Point common stock immediately prior to the effective time of the merger. By operation of the provisions of Point's articles of organization, this agreement will result in the automatic conversion of all outstanding shares of Point preferred stock into shares of Point common stock immediately prior to the effective time of the merger. Accordingly, it is expected that no shares of Point preferred stock will be outstanding as of the effective time of the merger.

        Stockholders' Vote Required

        In order to consummate the merger (i) holders of at least a majority of the outstanding shares of common stock of HMSR must vote to amend the certificate of incorporation of HMSR to effect the 1-for-10 reverse split of HMSR common stock and to change HMSR's name to Point Therapeutics, Inc., and
(ii) holders of at least two-thirds of the outstanding shares of Point common stock, voting as a separate class, and at least two-thirds of the outstanding shares of Point Series A convertible preferred stock and Series B convertible preferred stock, voting together as a single class, must vote to approve the merger agreement.

        Appraisal Rights of Dissenting Stockholders

        Massachusetts law entitles stockholders of Point who do not vote in favor of a merger to demand a judicial appraisal of the fair value of their shares. If a Point stockholder does not vote in favor of the merger and follows the procedures set forth beginning on page 37, such Point stockholder may be a dissenting holder. Failure to follow such procedures precisely will result in a loss of dissenters' rights. See the full text of Sections 85 through 98 of the Massachusetts Business Corporation Law, which is attached as Appendix B.

        Opinion of HMSR's Financial Advisor

        L.E.K. Consulting LLC delivered its opinion to the HMSR board of directors on November 15, 2001 that, as of that date (which was the date the merger agreement was executed among HMSR, Point and PT Acquisition Corp.), the "exchange ratio" in the merger is fair from a financial point of view to the stockholders of HMSR. Assuming no additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point prior to closing the merger, the exchange ratio referred to in the last sentence and applied in the merger calls for each share of common stock of Point to be converted into the right to receive 37.3773 shares of common stock of HMSR in the merger subject to certain adjustments (without taking into account the 1-for-10 reverse split). The exchange ratio is based on assumed, pre-closing valuations of $23 million and $77 million for HMSR and Point, respectively, and is subject to adjustment for the benefit of Point stockholders to the extent HMSR's Net Available Cash, as defined below, at closing is less than $16.5 million. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities. HMSR's Net Available Cash as of September 30, 2001 was approximately $15.5 million. At the effective time of the merger, HMSR currently estimates that its Net Available Cash will be approximately $14 million. If the Net Available Cash of HMSR prior to the merger is equal to $14 million, the exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger. If the exchange ratio is 4.19356, the current Point stockholders, option holders and warrant holders will own, in the aggregate and on a fully diluted basis, approximately 79% of the shares of HMSR common stock outstanding at the effective time of the merger and the current HMSR stockholders, option holders and warrant holders will own, in the aggregate and on a fully diluted basis, approximately 21% of the shares of HMSR common stock outstanding at the effective time of the merger.

        In addition, the exchange ratio will be adjusted further if, for example, HMSR issues additional shares of common stock or options prior to closing the merger, in which case each share of common stock of Point will convert to a greater number of shares of HMSR in order to receive equivalent value.

        The full text of the written opinion of L.E.K. Consulting is attached to this Joint Proxy Statement/Prospectus as Appendix C. HMSR urges you to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation as to how any Point stockholders should vote with respect to the merger or how HMSR stockholders should vote with respect to the amendment to the certificate of incorporation.

        Conditions to the Merger

        The consummation of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

        o       the Point stockholders must approve the merger agreement;


        o the HMSR stockholders must approve the amendment to the certificate of incorporation to effect the reverse split of HMSR's common stock and to change HMSR's name to Point Therapeutics, Inc.;

        o the registration statement of which this Joint Proxy Statement/Prospectus is a part must have been declared effective by the Securities and Exchange Commission and must not be subject to any stop order or proceeding seeking a stop order;

        o no law, injunction or order preventing the completion of the merger must be in effect;

        o HMSR's Final Net Available Cash (as defined in the Merger Agreement) shall equal or exceed $8 million;

        o HMSR and Point shall have received a written opinion from their respective tax counsel that the merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code for federal income tax purposes;

        o each outstanding share of Point's preferred stock shall have been converted into shares of Point's common stock immediately prior to the effective time of the merger;

        o each holder of a Point warrant shall have consented to the form and substance of the warrants to be issued by HMSR for each warrant of Point assumed by HMSR pursuant to the merger agreement;

        o holders of not more than 5% of the aggregate number of shares of Point common stock and Point preferred stock outstanding immediately prior to the closing of the merger shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth under the Massachusetts Business Corporation Law with respect to such shares.

        Termination

        The respective boards of directors of HMSR and Point can terminate the merger agreement by mutual agreement at any time before consummating the merger, even if Point stockholders have approved the merger and HMSR stockholders have approved the amendment to the certificate of incorporation. The merger agreement can be terminated:

        o by HMSR or Point if HMSR, Point and PT Acquisition Corp. do not consummate the merger on or before the earlier of (i) 120 days after the filing of the registration statement of which this Joint Proxy Statement/Prospectus is a part with the Securities and Exchange Commission or (ii) March 15, 2002, provided that
                (a) the failure to complete the merger is not the result of the failure of the terminating party to fulfill its obligations under the merger agreement, and (b) the termination date may be extended under certain circumstances as provided in the merger agreement. See "The Merger Agreement--HMSR's Option to Extend Termination Date";

        o by HMSR or Point if a government or legal restraint does not permit completion of the merger;

        o by HMSR if Point stockholders do not approve the merger agreement at Point's special meeting;

        o by Point if HMSR stockholders do not approve the amendment to HMSR's certificate of incorporation to effect the reverse split with respect to HMSR's common stock and to change HMSR's name to Point Therapeutics, Inc.;

        o by Point or HMSR if the other party's representations and warranties are untrue when made or if the other party breaches its covenants in the merger agreement, unless the breaching party exercises best efforts to cure such breach and such breaching party continues to use such best efforts.

        In addition, subject to certain conditions set forth in the merger agreement and HMSR's payment to Point of transaction fees, in the aggregate, of $1,150,000, HMSR can terminate the merger agreement without consummating the merger if HMSR's board of directors authorizes HMSR to enter into a definitive agreement with respect to a Superior Parent Proposal (as defined in the merger agreement) regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transaction other than the merger described in this Joint Merger Proxy/Prospectus.

        Termination Fees

        Upon signing the merger agreement, HMSR paid Point a lock-up fee of $500,000, which HMSR will forfeit and Point will have no obligation to repay to HMSR unless the merger agreement is terminated under certain circumstances set forth below. See "The Merger Agreement--Termination Fees--Point Lock-Up Fee."

        Point has agreed to repay HMSR a fee of $250,000 if the merger agreement is terminated by Point or HMSR because a court or governmental, regulatory or administrative agency or commission has issued a non-appealable final order, decree or ruling or taking any other action which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger unless the court proceeding was initiated by a stockholder of HMSR or Point.

        Pursuant to the merger agreement, Point has agreed to return HMSR's $500,000 lock-up fee and pay HMSR an additional $500,000 if the merger agreement is terminated (i) based on the expiration of the Termination Date which is caused by Point's failure to fulfill any of its obligations under the merger agreement, including any extensions thereof as contemplated by the merger agreement, (ii) because of a court order as described in the previous paragraph which is initiated by a stockholder of Point, or (iii) based on Point's breach of any covenant or agreement set forth in the merger agreement (subject to Point's right to cure under certain circumstances).

        The merger agreement also provides that if the merger agreement is terminated by HMSR because HMSR's board of directors authorized HMSR to enter into a definitive agreement with respect to a "Superior Parent Proposal", as defined in the merger agreement, HMSR shall forfeit to Point the lock-up fee of $500,000 and shall pay to Point an additional fee of $650,000.

        Regulatory Matters

        Neither HMSR nor Point is required to make a pre-transaction filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger. Neither HMSR nor Point is aware of any other governmental approvals or actions that are required to complete the merger other than compliance with federal securities laws, Delaware corporate law and Massachusetts corporate law.

        No Solicitation

        Point has agreed that it will not consummate or execute an agreement to consummate any merger, sale of material assets, sale of shares of capital stock (including by way of tender offer) or similar transactions involving Point other than the merger. In addition, Point has agreed that it will not directly or indirectly, through any officer, director, employee, representative or agent of Point, solicit, initiate or encourage the initiation or continuation of any inquiries or proposals regarding, or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any transactions of the nature described in the preceding sentence that, if consummated, would be in lieu of the merger.

        Point, however, is permitted in certain instances to solicit, initiate and encourage the initiation of preliminary, non-binding inquiries and proposals as well as engage in preliminary, non-binding negotiations or discussions with respect to any transaction described above provided that the transaction, if consummated, would not be in lieu of the merger. Point must promptly notify HMSR if it receives proposals for any such alternative merger or sale transactions.

        Upon signing the merger agreement, Point agreed to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than HMSR or PT Acquisition Corp.) conducted before the date of the merger agreement with respect to any transaction that would be in lieu of the merger. See "Merger Agreement--No Solicitation--No Solicitation by Point."

        HMSR has agreed that it will not solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of material assets, sale of shares of capital stock (including by way of tender offer) or similar transaction involving HMSR or any subsidiary of HMSR with any one or more third parties other than the merger. HMSR also agreed to cease and cause to be terminated any existing discussions or negotiations with any persons (other than Point) conducted before November 15, 2001 with respect to any competing proposal to the merger transaction described in this Joint Proxy Statement/Prospectus. See "Merger Agreement--No Solicitation--No Solicitation by HMSR."

        Pursuant to the merger agreement, HMSR's board of directors may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Point, its approval or recommendation of the merger or the amendment of HMSR's certification of incorporation unless HMSR's board of directors determines, in good faith, in accordance with its non-solicitation obligations under the merger agreement, that such alternate acquisition proposal is superior to the merger described in this Joint Proxy Statement/Prospectus and determines, in good faith and upon the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to HMSR's stockholders under applicable law.

                                  Risk Factors

        In addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, (i) Point stockholders should carefully consider the following factors in voting on whether to approve the merger agreement and, therefore, Point stockholders' related investment in HMSR common stock, and (ii) HMSR stockholders should carefully consider the following factors in voting on whether to adopt and approve the amendment to the certificate of incorporation. The risks described below are intended to highlight risks that are specific to HMSR or Point and are not the only ones faced by stockholders of HMSR and Point. Additional risks and uncertainties, such as those which generally apply to Point's industry, also may impair Point's business operations. HMSR and Point stockholders should also refer to the other information set forth in this Joint Proxy Statement/Prospectus, including the discussions set forth in "Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" "Information Regarding HMSR" and "Information Regarding Point," as well as the HMSR financial statements and the related notes, Point financial statements and related notes and "Unaudited Pro Forma Condensed Combined Financial Statements."

Risks relating to the proposed merger

        After the merger, the value of shares of HMSR common stock that Point stockholders receive in the merger will fluctuate based on the market price of HMSR common stock as quoted on the OTC Bulletin Board

        On January 11, 2002, the closing price of a share of HMSR common stock on the OTC Bulletin Board was approximately $0.40 per share. No adjustment to the exchange ratio will be made for changes in the market price or value of either HMSR's or Point's shares of common stock and neither Point nor HMSR can terminate the merger agreement solely because of changes in the market price or value of either company's common stock prior to the effective time of the merger. After the merger, the value of the HMSR shares that Point stockholders receive in the merger will be determined by the market price of such shares as quoted on the OTC Bulletin Board. This market price could be substantially less than the assumed value of HMSR common stock for purposes of calculating the exchange ratio. The price of HMSR common stock historically has been volatile, and neither Point nor HMSR can assure stockholders what the market price of the shares of HMSR common stock will be at the time of the merger or at any time after the merger.

        Officers and directors of Point have potential conflicts of interest in the merger

        Certain of Point's officers and directors have interests in the merger that are different from, or in addition to, interests of stockholders of Point. These interests include the fact that all directors and officers of Point will become directors and officers of HMSR immediately upon consummation of the merger. See "The Merger--Interests of Certain Persons in the Merger."

        After the merger, stockholders of Point will have different rights that may be less advantageous than their current rights

        Upon consummation of the merger, Point stockholders will become stockholders of HMSR. Differences in Point's articles of organization and bylaws and HMSR's certificate of incorporation and bylaws will result in changes in the rights of Point stockholders when Point stockholders become stockholders of HMSR. See "Comparison of Stockholders' Rights." Point stockholders may conclude that their rights under HMSR's certificate of incorporation and bylaws are more limited than their current rights under Point's articles of organization and bylaws.

        Further reductions in HMSR's Net Available Cash will require HMSR to issue more shares of its common stock for each share of common stock of Point prior to the merger

        Assuming no additional issuances of common stock and after taking into account the 1-for-10 reverse split with respect to HMSR common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point, each share of common stock of Point immediately prior to the effective time of the merger will be converted into a right to receive 3.73773 shares of common stock of HMSR upon consummation of the merger. The exchange ratio is subject to adjustment for the benefit of Point stockholders. HMSR's Net Available Cash as of September 30, 2001 was approximately $15.5 million and will further decrease as HMSR continues to incur expenses prior to the effective time of the merger. Therefore, the exchange ratio will be adjusted prior to the effective time of the merger to the benefit of Point stockholders and to the detriment of HMSR stockholders. HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. If the Net Available Cash of HMSR prior to the merger is equal to $14 million, the exchange ratio (assuming no changes in the number of shares of Point common stock and

HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger.

Risks relating to the combined entity

        If Point fails to obtain the capital necessary to fund its operations, Point will be unable to successfully develop or commercialize PT-100

        Point expects the increase in working capital obtained in the merger will fund its operations until the end of 2003 and therefore additional funding will be required in the future to finance its operations. Point does not know whether additional funding will be available when needed, or that, if available, Point will be able to obtain funding on satisfactory terms. Point has spent approximately $5.9 million since inception and expects its capital outlays and operating expenditures to increase over the next several years as Point expands its infrastructure and preclinical and clinical trial activities. Point may raise these funds through public or private equity offerings, debt financings or corporate alliance and licensing arrangements.

        Point's future capital requirements depend on many factors, including the progress of its research and development efforts, the scope and results of preclinical research and clinical studies of PT-100, the cost and timing of regulatory approvals of PT-100, technological advances, the reevaluation of the commercial potential of PT-100 in light of developments in Point's industry or market, the status of competitive products, the establishment of a sales force and the development of manufacturing capacity. Unexpected events or other factors beyond Point's control could also impact its capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Point."

        To the extent Point raises additional capital by issuing equity securities, all stockholders may experience substantial dilution. Point may be required to relinquish rights to its technologies or PT-100, or grant licenses on terms that are not favorable to Point, in order to raise additional funds through alliance, joint venture and licensing arrangements. If adequate funds are not available, Point will be required to delay, reduce the scope of or eliminate one or more of its development programs.

        Point's product candidate, PT-100, is in the early stages of human clinical testing and Point is unable to estimate when it will become commercially available, if at all

        Point's product candidate, PT-100, is currently undergoing evaluation in early-stage clinical trials for the treatment of neutropenia. Additional human clinical trials will be required before Point can submit any application for approval to sell, manufacture and distribute PT-100 for the treatment of neutropenia. For any other applications, additional animal and laboratory testing along with human clinical trials will need to be completed before Point can submit any application for approval to sell, manufacture and distribute PT-100. PT-100 has not received regulatory approval for commercial sale and Point is unable to estimate when it will become commercially available, if at all.

        To obtain regulatory approval for the commercial sale of PT-100 for its intended therapeutic applications, Point must demonstrate through pre-clinical testing and carefully controlled and well-designed clinical trials that PT-100 is safe and effective in humans for the proposed therapeutic indications. Conducting clinical trials is a lengthy, expensive and highly uncertain process. Point is not able to estimate at this time when it will complete clinical trials for PT-100 for the treatment of neutropenia in chemotherapy patients, and clinical trials for additional indications have not yet been initiated. The length of time to complete clinical trials varies according to the type, complexity, novelty and intended use of the product candidate. Point's clinical trials may be suspended at any time if the Food and Drug Administration or Point believes the participating patients are exposed to unacceptable health risks. Point may encounter other problems in its studies that will cause the Food and Drug Administration or Point to delay or suspend the studies. Point's ability to timely commence and complete clinical trials of PT-100 may be adversely affected by many factors, including one or more of the following:

o ineffectiveness of PT-100, or perceptions by physicians or the FDA that PT-100 is not effective for a particular indication;

o inability to manufacture sufficient quantities of PT-100 for use in clinical trials in compliance with strictly enforced regulatory requirements;

o failure of the FDA to allow Point's clinical trials to commence or proceed;

o       slower than expected rate of eligible patient recruitment in the trials;

o       inability to adequately follow or evaluate patients after treatment;

o unforeseen safety issues such as patients in clinical trials suffering adverse health consequences related to PT-100;

o       government or regulatory delays;

o       problems with clinical trial design;

o       failure to comply with FDA regulations for good clinical practices; or

o       any material compromise of data integrity.

        The results Point has obtained to date in its clinical trials are preliminary and the studies are currently ongoing. Point cannot predict or guarantee that the results of further testing, including later-stage controlled human clinical testing, will be successful or will result in FDA approval. If Point's trials are not successful, or are perceived as not successful by the FDA or physicians, Point's business, financial condition, results of operations and prospects will be harmed. If Point obtains FDA approval for PT-100 for one or more therapeutic indications, Point may then elect to perform further clinical studies intended to broaden the labeling indications. If such studies do not support expanding the labeling indications, Point's ability to promote and market such products will be limited.

        Point has a history of losses, and Point expects to continue to incur losses and may not achieve or maintain profitability

        As of September 30, 2001, Point had an accumulated deficit of approximately $7.7 million. The extent of Point's future losses and the timing of profitability are highly uncertain, and Point may never achieve profitable operations. To date, Point has no products that have generated any sales revenue and likely will not until PT-100 or any other product of Point becomes commercially available, if ever. See "Information Regarding Point." Point expects to incur losses at least until it begins commercial sales of Point's first approved product, if any. Point expects that its operating expenses will increase and accelerate as its research and development, preclinical, and clinical operations expand, even if Point succeeds in developing one or more commercial products. Point's ability to achieve product revenue and profitability is dependent on its capability, alone or with partners, to successfully complete the development of PT-100, conduct clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell PT-100. Point cannot provide assurance that it will generate product revenues or achieve profitability.

        If Tufts University School of Medicine terminates Point's license, Point could experience delays or be unable to complete the development and commercialization of its potential products

        Point licenses key technology including the rights to PT-100, its lead product, from Tufts University School of Medicine. The underlying licenses for this technology terminate on the later of the date of the last-to-expire patents, or 15 years from the date of initial commercial sale of the licensed product. Termination of these licenses prior to or upon expiration of the term could force Point to delay or discontinue its development and commercialization programs. Pursuant to the terms of the license, Tufts University School of Medicine has the right to terminate the license prior to expiration of the term upon a material breach of the license by Point, Point's ceasing to do business or becoming insolvent or Point's failure to sell a licensed product in the U.S. market by May 2009. Point has no assurance that it would be able to license substitute technology in the future. Point's inability to do so could impair Point's ability to conduct its business because it may lack the technology, the necessary rights to such technology, or the finances required, in each case, to develop and commercialize its potential products.

        If Point fails to obtain regulatory approval for PT-100 in a timely manner, Point's operating results and its business may be adversely affected

        Point must obtain regulatory approval before marketing or selling PT-100 in any major world pharmaceutical market for any therapeutic application for PT-100. Due to risks and uncertainties inherent in clinical testing and the regulatory process, Point is not able to estimate when PT-100 may be commercially available for any application, if at all.

In the U.S., Point must obtain FDA approval for PT-100 and each indication that Point intends to commercialize. The FDA approval process is typically lengthy and expensive, and such approval is never certain and entails a high degree of risk. Products marketed, manufactured or distributed abroad are also subject to foreign government regulation. PT-100 has not received regulatory approval to be commercially marketed and sold for any therapeutic indication. If Point fails to obtain regulatory approval, it will be unable to market and sell PT-100. Point cannot predict with certainty if or when it might submit PT-100 for regulatory approval for any therapeutic indication. Once Point submits PT-100 for review, it cannot assure you that the FDA or other regulatory agencies will grant approvals on a timely basis or at all. If regulatory approval for any therapeutic application for PT-100 is delayed, Point's business, financial condition or results of operations would be materially adversely affected.

        Because Point depends on third parties to conduct human clinical studies, Point may encounter delays in product development and commercialization

        Point has relatively few employees and does not have the resources or experience to design and conduct human clinical trials on its own. Point must therefore contract with third parties to perform the clinical trials needed for Point to submit PT-100 to the FDA for marketing approval. Accordingly, Point may lose some control over the cost of and time required to conduct these studies. In addition, these third parties might not conduct Point's clinical trials in accordance with regulatory requirements. Currently, Point is dependent on a single contractor for conducting clinical trials of PT-100, although Point believes alternative contractors are available for conducting clinical trials of PT-100 on terms acceptable to Point. The failure of this contractor to carry out its contractual duties could delay or prevent the successful development and commercialization of PT-100.

        Point may fail to adequately protect or enforce its intellectual property rights, and Point's products and processes may infringe the intellectual property rights of others

        As with any pharmaceutical or biotechnology company, Point's patent and other proprietary rights are subject to uncertainty and risk. Point's success will depend in part on its ability to obtain and enforce patent protection for Point's products in the U.S. and in other countries. Point has been issued 2 U.S. and corresponding foreign patents and has been granted a Notice of Allowance for a third patent. Point's patents are related to its hematopoietic program and composition of matter covering its small molecules. Point has also filed patent applications in the United States and in foreign countries relating to hematopoietic stimulation and anti-tumor agents. It is possible that no patents will be issued on any of Point's patent applications, and it is possible that the claims issued will not be sufficiently broad to protect Point's technology or that the patents will not provide protection against competitive products or otherwise be commercially valuable.

        Point's commercial success will also depend in part on Point's ability to commercialize PT-100 without infringing patents or other proprietary rights of others. Any patents issued to or licensed by Point could be challenged, invalidated, infringed, circumvented or held unenforceable. PT-100 may infringe current or future patents or other proprietary rights of others. To date, Point has not received any communications from third parties nor is Point aware of any claims that PT-100 or any of Point's other activities infringe upon the patent rights of any third party. However, Point cannot assure you that other companies or individuals have not or will not independently develop substantially equivalent proprietary rights or that other parties have not or will not be issued patents that may prevent the sale of Point's products or require licensing and the payment of significant fees or royalties in order for Point to be able to carry on its business.

        Litigation or other legal proceedings could result in substantial costs to Point and may be necessary to enforce any of Point's patents or other proprietary rights or to determine the scope and validity or enforceability of other parties' proprietary rights. The defense and enforcement of patent and intellectual property claims are both costly and time consuming, even if the legal outcome is favorable to Point. Any adverse legal outcome could subject Point to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require Point to cease manufacturing or selling its future products.

        Point's employees, consultants and advisors are required to enter into written confidentiality agreements that prohibit the disclosure or use of confidential information. Point also has entered into written confidentiality agreements that are intended to protect its confidential information delivered to third parties for research and other purposes. However, these agreements could be breached and Point may not have adequate remedies for any breach, or Point's trade secrets and proprietary information could otherwise become known or be independently discovered by others.

        If Point's competitors reach the market sooner or develop products and technologies that are more effective or have reduced side effects, Point's commercial opportunity will be reduced or eliminated

        The pharmaceutical and biotechnology industries are intensely competitive. There are existing products on the market that are used for the treatment of patients with the same indications that Point has targeted including Amgen Inc.'s NEUPOGEN(TM) and ARANESP(TM) and Johnson & Johnson's PROCRIT(TM). Because PT-100 is still in the early stages of development, Point does not have the sales, marketing, manufacturing or distribution capabilities necessary to compete with well established companies. If PT-100 is approved by the FDA for one or more therapeutic applications, Point plans to enter into collaboration agreements with one or more established companies in order to compete in the marketplace. There can be no assurances that Point will be able to successfully enter into any such collaborations with third parties or that any such collaborations will be entered into on terms satisfactory to Point.

        There are also many public and private pharmaceutical companies, biotechnology companies, public and private universities, governmental agencies and research organizations actively engaged in drug discovery and research and development of products for the treatment of patients with the same indications that Point has targeted. Many of these organizations have financial, technical, regulatory, patenting, manufacturing and marketing resources that are far greater than Point's. If a competitor were to successfully develop or acquire rights to a similar or more effective treatment of patients with the same indications targeted by Point or one that has reduced side effects or offers significantly lower costs of treatment, or were to successfully enter the market in advance of Point with a similar or superior therapy, Point's business, financial condition or results of operations could be materially adversely affected.

        Point cannot provide assurances that research and development by others will not render Point's technology or PT-100 obsolete or non-competitive or result in treatments superior to any therapy or drug developed by Point, or that any drug or therapy developed by Point will be preferred to any existing or newly developed technologies.

        Point's manufacturing strategy presents a number of risks

        Point does not currently have its own manufacturing facilities. Point expects in the future to depend on outside contractors for the manufacture of PT-100. Completion of Point's clinical trials and the commercialization of PT-100 will require access to, or development of, manufacturing capabilities Point has entered into short-term arrangements with third parties with respect to the manufacture of the quantities necessary for preclinical and early-stage clinical development. As Point approaches later-stage clinical development and commercialization of a product candidate, however, Point's intention is to enter into longer-term arrangements with multiple manufacturing sources. Point may not be able to enter into additional third-party manufacturing arrangements on acceptable terms, if at all. An outside contractor may give greater priority to other products or for other reasons may fail to manufacture or deliver the required supply of PT-100 in a cost-effective or timely manner. Point's current and future manufacturers are and will be subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies for compliance with strictly enforced good manufacturing practice regulations and similar state and foreign standards, and Point does not have control over its third-party manufacturers' compliance with these regulations and standards.

        Any of these factors could delay clinical trials or commercialization of PT-100, interfere with sales, entail higher costs or result in Point being unable to effectively sell Point's products. To the extent that Point is reliant on a sole source of supply of a drug, any interruption in that supply could prevent Point from effectively developing, testing and commercializing the drug.

        Point's ability to generate revenues will be diminished if PT-100 is not accepted in the marketplace, if Point fails to obtain acceptable prices or if adequate reimbursement is not available for PT-100 from third-party payors

        There are competing products to PT-100 already in the market for the treatment of neutropenia and acute anemia, including Amgen Inc.'s NEUPOGEN (TM) and Johnson & Johnson's PROCRIT (TM). See "Information Regarding Point-- Competition." Even if approved for sale and distribution for one or more therapeutic indications, PT-100 might not achieve market acceptance for such indications or remain on the market. PT-100 may be rejected by the marketplace due to many factors, including cost and the perceived risks versus the benefits of PT-100. Physicians, patients, payors or the medical community in general may be unwilling to accept, prescribe, utilize, recommend or reimburse for PT-100 for such indications.

        Point's ability to commercialize its drugs may be limited due to the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in many markets outside the U.S., the pricing and profitability of prescription pharmaceuticals are subject to government control. In the U.S., Point expects that there will continue to be federal and state proposals to implement additional government control. Also, increasing emphasis on managed care in the U.S. and the possibility of government regulation of prescription drug prices will likely continue to put additional pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that Point might otherwise achieve for PT-100 in the future. Further, cost control initiatives could adversely affect Point's ability to commercialize PT-100 and its ability to realize profits and revenues from this commercialization.

        Point's ability to commercialize pharmaceutical products, alone or with distributors or others, may depend in part on the extent to which reimbursement for the products will be available from:

o       government and health administration authorities;

o       private health insurers; and

o       other third-party payors.

        Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products Point discovers and develops, alone or with its strategic alliance partners. If government and other third-party payors do not provide adequate coverage and reimbursement levels for PT-100, the market acceptance of these products may be reduced.

        Point uses hazardous chemicals and radioactive and biological materials in its business; any disputes relating to improper use, handling, storage or disposal of these materials could be time consuming and costly

        Point's research and development operations involve the use of certain hazardous materials, including certain chemicals and radioactive and biological materials. The hazardous materials used most frequently by Point in its operations include sodium chromate containing chromium-51 (51 Cr), nucleotides containing phosphorus-32 (32 P) and phenol. Point's operations also produce hazardous waste products. Point is subject to the risk of accidental contamination or discharge or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. Point could be subject to damages, fines and penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and Point's liability could exceed its total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair Point's business. To date, Point's compliance costs with respect to environmental laws and regulations have been minimal.

        Point may be sued for product or operational liability

        Point may be held liable if any of its products or operations cause injury or death or are found otherwise unsuitable during product testing, manufacturing, marketing or sale. Point currently maintains general liability and product liability insurance related to its clinical trials consistent with industry standards which Point believes is adequate to insure Point against such potential losses. When necessary for Point's products, Point intends to obtain additional product liability insurance. Insurance coverage may be prohibitively expensive, may not fully cover Point's potential liabilities or may not be available in the future. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of Point's products. If Point is sued for any injury caused by its products, the litigation could consume substantial time and attention of Point's management and its liability could exceed Point's total assets.

        If Point loses its key personnel or is unable to attract or retain additional personnel, Point may be unable to develop PT-100 or achieve commercialization objectives

        Point is highly dependent on Donald R. Kiepert, Jr., its Chairman, President and Chief Executive Officer, Richard N. Small, its Senior Vice President, Chief Financial Officer and Treasurer, and Lawrence L. Nussbaum, its Chief Medical Officer, as well as other principal members of Point's management and scientific staff. Point does not maintain key-man liability insurance to protect itself against the loss of any of these personnel. The loss of any of these personnel may have a disruptive effect on its operations until Point replaces the lost personnel, and may have a material adverse effect on Point's product development and commercialization efforts if Point is not able to attract qualified replacements.

        Point's success depends on its continued ability to attract, retain and motivate highly qualified management and scientific personnel and on Point's ability to develop and maintain relationships with leading academic institutions and scientists. Competition for personnel and medical and research collaborations is intense. In particular, Point's product development programs depend on Point's ability to attract and retain highly skilled scientists and clinical development and regulatory affairs personnel. In addition, Point will need to hire additional personnel and develop additional collaborations as it continues to expand its research and development activities. To date, Point has been able to attract and retain key personnel when needed, such as the hiring of Dr. Nussbaum as its Chief Medical Officer in October of 2001 to oversee Point's clinical trials. Point is not aware of any key employee who plans to retire or terminate his or her employment with the company in the near future. Point's former Chief Scientific Officer, Dr. Barbara Wallner, terminated her employment with Point effective December 31, 2001. However, Dr. Wallner and Point have entered into a consulting agreement under which Dr. Wallner agreed to provide consulting services to Point on a part-time basis for a one-year period as well as serve on Point's Scientific Advisory Board. Despite Point's ability in the past in attracting and retaining key personnel, Point cannot provide assurances that it will be able to continue to attract, retain or motivate personnel or develop or maintain such outside relationships in the future.

        Recent events unrelated to the operating performance and progress of Point may have a materially adverse effect on Point's business

        On September 11, 2001, terrorist attacks destroyed the World Trade Center in New York and damaged the Pentagon in Washington, D.C. In response to the possibility of additional terrorist attacks, several laws have been passed and/or proposed that may impose new regulatory requirements on Point's business operations. The federal USA Patriot Act, signed into law on October 26, 2001, regulates the possession of certain biological agents and toxins. The law imposes restrictions on the quantity of biological agents or toxins that a company may possess and generally prohibits possession of biological agents or toxins by illegal aliens, unlawful users of a controlled substance, anyone under indictment for or who has been convicted of a crime punishable by imprisonment for over one year and any person who is a national from a country considered by the U.S. Secretary of State to support terrorism (currently, Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria). Legislation has also been proposed in the U.S. Congress that would impose even tighter federal controls on entities possessing certain biological agents, including mandatory government registration, site inspections, and employee background checks. Regulations promulgated under any of these laws, in addition to possible legislation at the state level, may impose administrative, employment and compliance burdens on Point that would have a materially adverse effect on Point's business and operations because Point's business involves handling biological substances.

Risks relating to owning HMSR common stock

        HMSR may not prevail in pending lawsuits and may, as a consequence, lose certain royalty payments

        HMSR is a defendant in a lawsuit brought by Pall Corporation ("Pall") regarding HMSR's LeukoNet System, which is no longer made or sold by HMSR (the "Pall Litigation"). In a complaint filed in November 1996, Pall alleged that the manufacture, use and/or sale of the LeukoNet System infringed upon two patents held by Pall. Pall dropped its allegations concerning infringement of one of the patents and alleges only that the LeukoNet System infringed Pall's U.S. Patent No. 4,952,572 (the "`572 Patent").

        The damages and remedies sought by Pall include (i) judgment that HMSR infringed the `436 and `770 patents; (ii) an injunction against such infringement; (iii) damages of an unspecified amount based upon infringement described above; (iv) a finding that the infringement was willful and the trebling of such damages; (v) an award of costs and attorney's fees; (vi) an injunction against HMSR's tortiously interfering with Pall's prospective economic advantage and from unfairly competing with Pall; (vii) judgment for an accounting of damages based on tortious interference and unfair competition; and
(viii) for such other relief the court deems just and proper.

        Under the terms of the Purchase Agreement entered into by and among HMSR and Whatman, Whatman assumed any and all obligations and liabilities of HMSR related to the Pall Litigation. However, any damages and certain settlement amounts incurred by Whatman in connection with the Pall Litigation may be offset by Whatman against any royalties owed by Whatman to HMSR pursuant to the terms of the Royalty Agreement described in Note 2 to HMSR's Historical Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus, and thus may reduce the amount of royalties that HMSR may collect under the terms of the Royalty Agreement. See "Information Regarding HMSR--Litigation."

        HMSR is currently an inactive public company but has contingent liabilities relating to its historical discontinued operations that could give rise to liability risks in the future

        Prior to the sale of substantially all of HMSR's non-cash assets to Whatman in May of 2001, HMSR was engaged in the business of developing and supplying blood filtration devices. Although Whatman contractually assumed and agreed to indemnify and hold harmless HMSR from and against most liabilities and obligations arising out of the conduct of HMSR's blood filtration business, HMSR retained certain known and unknown risks that were not contractually assumed by Whatman including. without limitation, (i) any liabilities under any benefit plan of HMSR, (ii) tax liabilities incurred which relate to periods prior to the closing of the Whatman transaction, (iii) accounts payable arising prior to the closing of the Whatman transaction, (iv) any liabilities of HMSR which were owed to HMSR's security holders in their capacity as such, and (v) liabilities of HMSR which were owed to Gambro Inc. or Sepracor, Inc. arising or resulting from their respective contractual relationships with HMSR. If for any reason Whatman is not able to satisfy the assumed liabilities, if any, related to the Pall litigation or other assumed liabilities, such outcome would have a material and adverse effect on HMSR's financial condition. Accordingly, there can be no assurances that claims arising out of HMSR's historical business and operations would not be asserted against HMSR in the future and, if asserted, there can be no assurances that HMSR would prevail.

        Stocks traded on the OTC Bulletin Board are subject to market risks in addition to those market risks applicable to exchange-traded and Nasdaq Stock Market traded stocks

        Shares of common stock of HMSR are traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, HMSR common stock.

        For the three-month period ended January 11, 2002, the average daily trading volume for shares of HMSR common stock ranged from zero to 426,500 shares traded per day and the average daily trading volume during such three-month period was only approximately 20,811 shares traded per day. Accordingly, investors in HMSR who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

        HMSR's stock price could be volatile

        The price of HMSR common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.16 to a high of $19.81 in the two-year period ended December 31, 2001. If the merger is consummated, factors such as the announcements of technological innovations or new products by the surviving corporation or its competitors, governmental regulation, health care legislation, developments in patent or other proprietary rights of the surviving corporation or its competitors, including litigation, fluctuations in operating results and market conditions for health care and life sciences stocks in general could have a significant impact on the future price of HMSR's common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies.

        Sales of a number of shares eligible for public sale could cause our stock price to decline

        Certain holders of HMSR securities, including Sepracor, Gambro Inc. and Novo Nordisk A/S, are entitled to registration rights with respect to an aggregate of 12,526,064 shares of common stock, including 2,367,000 shares of common stock underlying the warrants issued to Sepracor. Sales of substantial amounts of these shares in the public market or the prospect of sales of these shares could adversely affect the market price of HMSR common stock. See "Information about HMSR."

        The Reverse Split may not have the desired effect on HMSR's stock price

        The purpose of the Reverse Split is to combine the issued and outstanding shares of HMSR's common stock into a lesser number of shares to enhance the liquidity and marketability of HMSR's shares of common stock by attempting to increase the trading price per share and to attract investors and analysts who would otherwise be reluctant to deal in a lower-priced stock. Despite the potential enhancement in liquidity, a Reverse Split may adversely affect the liquidity of the shares of HMSR common stock because of the reduced number of shares of HMSR common stock which will be issued and outstanding as a result of the Reverse Split. In addition, the Reverse Split may leave certain HMSR stockholders with one or more "odd lots" which are stock holdings in an amount of less than 100 shares of common stock. These odd lots may be more difficult to sell than shares in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the Reverse Split. No assurance can be given that the Reverse Split will enhance the liquidity and marketability of HMSR's shares of common stock.

          Selected Consolidated Historical and Pro Forma Financial Data

Selected Historical Financial Data of Point

        We are providing the following Point selected historical financial information to aid Point and HMSR stockholders in their analysis of the financial aspects of the merger. The following information is only a summary and should be read together with Point's audited and unaudited financial statements, the related notes and the discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Point" included in this Joint Proxy Statement/Prospectus. Point derived its statement of operations data for the fiscal years ended December 31, 2000, 1999 and 1998 and its balance sheet data as of December 31, 2000 and 1999 from its audited financial statements, which are included in this Joint Proxy Statement/Prospectus. Those financial statements were audited by Ernst & Young LLP, independent auditors. Point derived its statement of operations data for the fiscal years ended 1997 and 1996 and its balance sheet data as of December 31, 1998, 1997 and 1996 from audited financial statements not included herein. Point derived its statement of operations data for the nine-month period ended September 30, 2001 and 2000 and its balance sheet data as of September 30, 2001 from Point's unaudited financial statements, which are included in this Joint Proxy Statement/Prospectus. In the opinion of Point's management, those unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the information when read along with the audited financial statements and the related notes. Point's operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results Point may achieve for the entire year ending December 31, 2001.



                                         Nine Months Ended                                  Year Ended
                                            September 30,                                  December 31,
                                     -------------------------    ------------------------------------------------------------------
                                        2001           2000          2000         1999          1998         1997           1996
                                     ------------  -----------    ---------    ----------   -----------  ------------   -----------
                                     (unaudited)    (unaudited)                (in thousands, except per share data)
Statement of Operations
    Data:
Total revenues.......................$       --     $    5,233    $   5,233    $   1,867    $      300    $        --    $       --
Total operating expenses.............     3,770          2,386        3,150        3,133         3,216          2,382            60
Net income (loss)....................    (3,579)         3,040        2,342       (1,162)       (2,914)        (2,330)          (60)
Net income (loss) per share:
    Basic:...........................$    (2.59)    $     2.21    $    1.70    $   (0.97)   $    (2.61)   $     (2.49)   $    (0.33)
    Diluted:.........................$    (2.59)    $     2.17    $    1.60    $   (0.97)   $    (2.61)   $     (2.49)   $    (0.33)
Shares used in computing net
    income (loss) per share:
    Basic:...........................     1,381          1,375        1,375        1,196         1,118            937           180
    Diluted:.........................     1,381          1,399        1,462        1,196         1,118            937           180


                                                      As of
                                                     September                                As of
                                                        30,                                December 31,
                                                    ----------    ------------------------------------------------------------------
                                                       2001         2000         1999         1998          1997           1996
                                                    ----------    ---------    ---------   -----------   ------------   ------------
                                                    (unaudited)                           (in thousands)
Balance Sheet Data:
Cash and cash equivalents...........................$    6,525    $   4,478    $   2,338    $    1,385    $     1,606    $       16
Working capital (deficit)...........................     5,830        4,037        1,347           513          1,303           (40)
Total assets........................................     6,619        4,551        2,435         1,474          1,662            16
Long-term debt and capital lease obligations........        61           64           67            70             73             -
Total stockholders' equity (deficit)................     5,852        4,039          680        (1,409)         1,259           (40)

Selected Historical Financial Data of HMSR

        We are providing the following selected historical consolidated financial information of HMSR to aid Point stockholders in their analysis of the financial aspects of the merger. The following information is only a summary and should be read together with HMSR's audited and unaudited consolidated financial statements, the related notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in HMSR's Annual Report on Form 10-K/A2 for its fiscal year ended December 31, 2000 and HMSR's Quarterly Report on Form 10-Q for its quarterly period ended September 30, 2001, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

        HMSR derived its consolidated statement of operations data, after reclassifying the operations between continuing (primarily general and administration expenses) and discontinued (primarily HMSR's filtration business), for the fiscal years ended December 31, 2000, 1999 and 1998 and its consolidated balance sheet data as of December 31, 2000 and 1999 from its audited consolidated financial statements, which are incorporated by reference in this Joint Proxy Statement/Prospectus to HMSR's Annual Report on Form 10-K/A2 for the year ended December 31, 2000. Those consolidated financial statements were audited by PricewaterhouseCoopers LLP, independent accountants.

        HMSR derived its consolidated statement of operations data for the nine-month period ended September 30, 2001 and its consolidated balance sheet data as of September 30, 2001 from its unaudited consolidated financial statements, which are incorporated by reference in this Joint Proxy Statement/Prospectus to HMSR's Quarterly Report on Form 10-Q for the three and nine-month periods ended September 30, 2001. In the opinion of HMSR's management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited consolidated financial statements and the related notes. HMSR's operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results HMSR may achieve for the entire year ending December 31, 2001.



                                         Nine Months Ended                                  Year Ended
                                            September 30,                                  December 31,
                                     -------------------------    ------------------------------------------------------------------
                                        2001           2000          2000         1999          1998         1997           1996
                                     ------------  -----------    ---------    ----------   -----------  ------------   ------------
                                     (unaudited)    (unaudited)                (in thousands, except per share data)
Consolidated Statement of
    Operations Data:
Total revenues from continuing
     operations......................$        -     $        -    $       -    $       -    $        -    $         -   $         -
Total operating expenses from
     continuing operations...........     1,267            711          805          657           690            663           557
Net income (loss) from continuing
     operations......................    (1,020)          (966)        (926)      (1,949)         (893)        (1,487)          817
Net income (loss) per share from
     continuing operations:
      Basic:.........................$    (0.05)    $    (0.05)   $   (0.05)   $   (0.14)   $    (0.10)   $     (0.18)   $     0.10
      Diluted:.......................$    (0.05)    $    (0.05)   $   (0.05)   $   (0.14)   $    (0.10)   $     (0.18)   $     0.09
Shares used in computing net income
     (loss) per share from continuing
     operations:
      Basic:.........................    19,129         18,802       19,046       13,766         9,025          8,127         8,069
      Diluted:.......................    19,129         18,802       19,046       13,766         9,025          8,127         8,729



                                                        As of                               As of
                                                    September 30,                         December 31,
                                                    ------------- ------------------------------------------------------------------
                                                        2001        2000         1999         1998          1997           1996
                                                    ------------- ---------    ---------   -----------   ------------   ------------
                                                     (unaudited)                           (in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents...........................$   16,182    $   3,215    $   5,243    $    1,827    $     1,274    $    5,355
Working capital (deficit) ..........................    15,639        7,716         (148)           37          6,071        14,844
Total assets........................................    16,361       12,118        7,445         5,655         10,607        20,560
Long-term debt and capital lease obligations........       -            -            -           5,141          9,048         9,212
Total stockholders' equity (deficit)................    15,648       11,115        1,227        (2,832)        (1,467)        7,929


Comparative Per Share Data

        Summarized below is certain (1) comparative per share data of HMSR and Point on a historical basis and (2) combined per share data on an unaudited pro forma basis after giving effect to the merger as if the merger occurred on January 1, 2000 and assuming that 4.19356 shares of HMSR common stock, assuming a 1-for-10 reverse stock split of HMSR's common stock, were issued in exchange for each share of Point common stock outstanding.

        Point and HMSR stockholders should read this data along with the historical consolidated financial statements and the related notes of HMSR incorporated by reference into this Joint Proxy Statement/Prospectus and of Point that are included elsewhere in this Joint Proxy Statement/Prospectus commencing on page F-1. The pro forma per share data is presented for illustrative purposes only. This unaudited pro forma combined per share data does not necessarily indicate the operating results that would have been achieved had the merger been in effect as of the beginning of the periods presented, or the results of operations or financial position that will be experienced in the future.



-------------------------------------------------------------------------------------------------------
                                                         Year Ended                Nine Months Ended
                                                     December 31, 2000            September 30, 2001

-------------------------------------------------------------------------------------------------------
Point--Historical
-------------------------------------------------------------------------------------------------------

       Basic net income (loss) per share                 $       1.70                  $      (2.59)
-------------------------------------------------------------------------------------------------------

       Diluted net income (loss) per share               $       1.60                  $      (2.59)
-------------------------------------------------------------------------------------------------------

Book value per common share (1)                          $       1.48                  $      (4.72)
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------

HMSR--Historical
-------------------------------------------------------------------------------------------------------

From continuing operations:
-------------------------------------------------------------------------------------------------------

       Basic net loss per share                          $      (0.05)                 $      (0.05)
-------------------------------------------------------------------------------------------------------

       Diluted net loss per share                        $      (0.05)                 $      (0.05)
-------------------------------------------------------------------------------------------------------

Book value per common share (1)                          $       0.56                  $       0.83
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------

Pro Forma Combined
-------------------------------------------------------------------------------------------------------

       Basic net income (loss) per share                 $       0.15                  $      (0.49)
-------------------------------------------------------------------------------------------------------

       Diluted net income (loss) per share               $       0.14                  $      (0.49)
-------------------------------------------------------------------------------------------------------

Book value per common share (2)                                     -                  $       2.28
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------

Point Equivalent Pro Forma Combined (3)
-------------------------------------------------------------------------------------------------------

       Basic net income (loss) per share                 $       0.62                  $      (2.06)
-------------------------------------------------------------------------------------------------------

       Diluted net loss per share                        $       0.59                  $      (2.06)
-------------------------------------------------------------------------------------------------------

Book value per common share                                         -                  $       9.56
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------


(1) The historical book value per common share is computed by dividing stockholders' equity attributable to common stock (total stockholders' equity, less aggregate liquidation preferences of preferred stock) by the number of shares of common stock outstanding at the end of the period.

(2) The pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma shares of common stock outstanding at the end of the period.

(3) Equivalent pro forma combined per share and book value amounts are calculated by multiplying the exchange ratio of 4.19356 by the pro forma combined per share and book amount.

Unaudited Selected Pro Forma Condensed Combined Financial Information

        The following unaudited selected pro forma condensed combined financial information describes the pro forma effect of the proposed HMSR/Point merger on the:

        o unaudited statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 of HMSR and Point; and

        o unaudited balance sheet as of September 30, 2001 of HMSR and Point.

        The purpose of this pro forma financial information is to demonstrate how the combined financial statements of these businesses might have appeared if the merger had been completed at the beginning of the periods presented.

        In addition to the pending merger between PT Acquisition Corp. and Point, on May 29, 2001, HMSR disposed of substantially all of its non-cash assets to Whatman BioScience Inc. (the "Whatman Disposition"). The unaudited selected pro forma condensed combined financial information reflects the Whatman Disposition as if it occurred prior to January 1, 2000.

        The pro forma financial information has been prepared using the reverse acquisition method of accounting in accordance with Staff Accounting Bulletin No. 41 Topic 2A2. Because the former Point stockholders will own a majority of the outstanding common shares of the merger company and HMSR is a non-operating company with only cash and cash equivalents as assets, HMSR is considered the acquiree in the transaction but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of Point capital stock for the net monetary assets of HMSR. Because this transaction is in substance a recapitalization of Point and not a business combination, no valuation of acquired assets was performed and no goodwill was recorded. See "Unaudited Pro forma Condensed Combined Financial Statements."

        Because the pro forma financial information is based upon the financial condition and operating results of HMSR and Point during periods when the businesses were under separate management and control, the information presented may not be indicative of the results that would have actually occurred had the merger been consummated as of the respective periods presented, nor is it indicative of future financial or operating results. HMSR and Point expect to incur reorganization expenses as a result of the merger. The unaudited selected pro forma condensed combined financial information should be read along with:

(i) the historical financial statements of HMSR and the related notes, incorporated by reference in this Joint Proxy Statement/Prospectus;

(ii) the historical financial statements of Point and the related notes, included elsewhere in this Joint Proxy Statement/Prospectus; and

(iii) the unaudited pro forma condensed combined financial statements and the related notes, included elsewhere in this Joint Proxy Statement/Prospectus.


                                        As of September 30, 2001
                                                                                                            Point/HMSR
                                                               Point           HMSR          Pro Forma       Pro Forma
                                                             Historical     Historical      Adjustments      Combined
                                                            ------------   ------------    -------------   -------------
                                                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents .......................            $   6,525      $   16,182      $       --      $   22,707
Working capital .................................                5,830          15,639              --          21,469
Total assets ....................................                6,619          16,361              --          22,980
Long-term debt and capital lease obligations.....                   61              --              --              61
Total stockholders' equity ......................                5,852          15,648              --          21,500


                                                                    For the Nine Months ended September 30, 2001
                                                                                                            Point/HMSR
                                                               Point           HMSR          Pro Forma       Pro Forma
                                                             Historical     Historical      Adjustments      Combined
                                                            ------------   ------------    -------------   -------------
                                                                       (in thousands, except per share data)

Statement of Operations Data:
Total revenues ..................................            $      --      $       --      $       --      $       --
Total operating expenses ........................                3,770           1,267              --           5,037
Net loss from continuing operations .............               (3,579)         (1,020)             --          (4,599)
Net loss per share shareholders from
  continuing operations:
     Basic ......................................            $   (2.59)     $    (0.05)     $       --      $    (0.49)
     Diluted ....................................            $   (2.59)     $    (0.05)     $       --      $    (0.49)
Shares used in computing net loss per share
  from continuing operations:
     Basic ......................................                1,381          19,129              --           9,356
     Diluted ....................................                1,381          19,129              --           9,356




                                                                       For the Year Ended December 31, 2000
                                                                                                            Point/HMSR
                                                               Point           HMSR          Pro Forma       Pro Forma
                                                             Historical     Historical      Adjustments      Combined
                                                            ------------   ------------    -------------   -------------
                                                                       (in thousands, except per share data)

Statement of Operations Data:
Total revenues ..................................            $   5,233      $       --      $       --      $    5,233
Total operating expenses ........................                3,150             805              --           3,955
Net income (loss) from continuing operations ....                2,342            (926)             --           1,416
Net income (loss) per share from continuing
  operations:
     Basic ......................................            $    1.70      $    (0.05)     $       --      $     0.15
     Diluted ....................................            $    1.60      $    (0.05)     $       --      $     0.14
Shares used in computing net income (loss)
  per share from continuing operations:
     Basic ......................................                1,375          19,046              --           9,348
     Diluted ....................................                1,462          19,046              --           9,825

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This Joint Proxy Statement/Prospectus contains and incorporates by reference forward-looking statements about HMSR, Point and the combined company, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding

o       the regulatory approval process;
o       product development;
o       technology advances;
o       future results and timetable with respect to clinical testing;
o       capital spending;
o       the timetable for consummating the merger;
o       the exchange ratio to be applied in connection with the merger;
o       revenue potential; and
o       future customer needs.

        These statements may be made expressly in this document or may be incorporated by reference to other documents that HMSR has filed with the Securities and Exchange Commission. Forward-looking statements may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans" or similar expressions as they relate to HMSR, Point or their management or by the fact that their truth or accuracy cannot be fully discerned without reference to future events.

        HMSR and Point each believe that their respective expectations are based on reasonable assumptions. HMSR and Point stockholders should understand, however, that these forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond HMSR's, Point's and the combined company's control, that may cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. These factors include the specific risk factors identified and discussed under the caption "Risk Factors" commencing on page 9 of this Joint Proxy Statement/Prospectus, as well as:

o economic and industry conditions including adverse changes in industry or economic conditions generally or in the markets served by Point, product prices, capital expenditures requirements and volatility in the stock market;

o operating factors including changes in operating conditions and costs, interest rates and access to capital markets;

o political and governmental factors including political developments, changes in law and regulations and political stability in relevant areas of the world; and

o competitive factors and technology advances including the actions of competitors.

        No stockholder of Point or HMSR should place undue reliance on any forward-looking statements. These statements speak only as of the date of this Joint Proxy Statement/Prospectus or, in the case of documents incorporated by reference, the date of the referenced document.

        The risk factors and cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that any person acting on behalf of either HMSR, Point or the surviving corporation may issue. Except as otherwise required by federal securities laws, neither HMSR nor Point undertakes any obligation to publicly update or revise any forward-looking statements or the risk factors described in this Joint Proxy Statement/Prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Joint Proxy Statement/Prospectus.

                            THE POINT SPECIAL MEETING

General

        This Joint Proxy Statement/Prospectus is being mailed on or about February 11, 2002 to holders of record of Point common stock and Point preferred stock as of the close of business on February 8, 2002 and constitutes notice of the Point special meeting in conformity with the requirements of the Massachusetts Business Corporation Law. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Point board for use at the special meeting and at any adjournments of the special meeting. The special meeting will be held on March 15, 2002 at 10:00 a.m., local time, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts.

Matters to be Considered at the Point Special Meeting

        The purpose of the special meeting of Point's stockholders is to consider and vote upon a proposal to approve the merger agreement. Point stockholders may also consider and vote upon such other matters as may be properly brought before the Point special meeting, including any adjournment or postponement of the special meeting. The merger will not occur unless the holders of at least two-thirds of the outstanding shares of Point common stock, voting as a separate class, and holders of at least two-thirds of the outstanding shares of Point Series A convertible preferred stock and Series B convertible preferred stock, voting together as a single class, vote in favor of the proposal to approve the merger agreement.

        Point's board of directors has approved the merger agreement, the merger and the transactions contemplated thereby.

        Board Recommendation

        The Point board of directors believes that the approval of the merger agreement is in the best interests of Point and its stockholders and therefore recommends a vote FOR this proposal.

Record Date and Outstanding Shares

        Only holders of record of Point common stock and Point preferred stock at the close of business on the record date, February 8, 2002 , are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 1,387,400 shares of Point common stock outstanding held by approximately 50 holders of record and 387,500 shares of Point preferred stock outstanding held by 3 holders of record. Each holder of record of Point common stock and Point preferred stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. As of the record date, Point's directors and executive officers and their affiliates held approximately 35.2% of the outstanding shares of Point common stock and no shares of Point preferred stock.

Quorum; Required Votes; Abstentions

        At the special meeting, a quorum for purposes of the proposal to approve the merger agreement shall consist of two-thirds of all shares of Point common stock issued and outstanding as of the record date and two-thirds of all shares of Point preferred stock issued and outstanding as of the record date.

        Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Point common stock, voting as a separate class, and holders of at least two-thirds of the outstanding shares of Point Series A convertible preferred stock and Series B convertible preferred stock, voting together as a single class. All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If Point stockholders do not specify a choice, their respective shares represented by a signed proxy will be voted "FOR" the approval of the merger agreement. The failure to submit a vote by proxy card or in person at the special meeting and an abstention will have the same effect as a vote "AGAINST" the approval of the merger agreement.

Proxies; Solicitation of Proxies

        To vote by proxy, Point stockholders should complete their proxy card and mail it in the enclosed postage prepaid envelope.

        Point does not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

        The cost of the solicitation of proxies from holders of Point common stock and Point preferred stock and all related costs will be borne by Point. Original solicitation of proxies by mail may be supplemented by telephone, telecopy, e-mail or personal solicitation by directors, officers or other regular employees of Point. No additional compensation will be paid to directors, officers or other regular employees for these services.

        Point stockholders should not send in any Point stock certificates with their proxy card. The exchange agent will mail a transmittal letter to Point stockholders containing instructions for the surrender of Point stock certificates as soon as practicable after completion of the merger.

Revocability of Proxies

        Each Point stockholder may revoke and change his or its vote at any time prior to the special meeting by:

(i)     notifying Point in writing at 75 Kneeland Street, Boston MA 02111, Attn:
Investor Relations, that you would like to revoke your proxy;

(ii) submitting another proxy with a later date by mail, to the Clerk of Point; or

(iii) appearing in person and voting by ballot at the special meeting (merely attending the special meeting will not revoke your previously granted proxy and change your vote; you must cast a vote at the special meeting).

        If shares of a Point stockholder are held in the name of a bank, broker or other fiduciary, such Point stockholder may change his, her or its vote by submitting voting instructions to that person.

                            THE HMSR SPECIAL MEETING

General

        This Joint Proxy Statement/Prospectus is being mailed on or about February 11, 2002 to holders of record of HMSR common stock as of the close of business on February 8, 2002 (the "Record Date") and constitutes notice of the HMSR special meeting in conformity with the requirements of the General Corporation Law of the State of Delaware. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the HMSR board of directors for use at the special meeting and at any adjournments of the special meeting. The special meeting will be held on March 15, 2002 at 10:00 a.m., local time, at the Marriott Newton, Newton, Massachusetts.

Matters to be Considered at the HMSR Special Meeting

        The purpose of the special meeting of HMSR's stockholders is to consider and vote upon a proposal to approve and adopt the amendment to the certificate of incorporation of HMSR in connection with the merger to effect a 1-for-10 reverse split of HMSR's common stock and to change HMSR's name to Point Therapeutics, Inc. Holders of HMSR common stock may also consider and vote upon such other matters as may be properly brought before the HMSR special meeting, including any adjournments of the special meeting. Neither of the matters to be voted upon may be approved unless the holders of at least a majority of HMSR's outstanding common stock as of the record date vote in favor of such proposal. The merger will not be consummated unless HMSR's stockholders approve the amendment to the certificate of incorporation at the special meeting or any adjournments thereof. Notwithstanding the authorization of the amendment to HMSR's certificate of incorporation by HMSR's stockholders, HMSR's board of directors may abandon the amendment to the certificate of incorporation without further action by HMSR's stockholders in accordance with Section 242(c) of the General Corporation Law of the State of Delaware.

        HMSR's board of directors has approved and has recommended that the stockholders of HMSR approve an amendment to the Certificate of Incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc. A copy of the proposed amendment is attached to this Joint Proxy Statement/Prospectus as Appendix D.

        HMSR has authorized 35,000,000 shares of common stock. Of such shares, as of November 19, 2001, HMSR had a total of 18,891,897 shares of common stock outstanding, warrants to purchase 2,367,000 shares of common stock pursuant to two warrant agreements with Sepracor, options to purchase 1,745,500 shares of common stock were outstanding under HMSR's stock option plans and 2,500,000 shares of common stock reserved for future issuance under its stock option plans. HMSR will continue to have authorized 35,000,000 shares of common stock after consummation of the Reverse Split (as defined below) and the merger.

        If the amendment is approved, the additional authorized shares of common stock would be available for issuance to the stockholders of Point in connection with the merger or in the future for corporate purposes, including, without limitation, financings, acquisitions, strategic alliances, stock splits, stock dividends and management incentive and employee benefit plans, as the board of directors may deem advisable, without the necessity of further stockholder action.

        Assuming no additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point and assuming HMSR's Net Available Cash prior to the merger is equal to $14 million, the issuance of additional shares of common stock in connection with the merger will have the effect of diluting HMSR's current stockholders to an aggregate of approximately 21% interest in HMSR on a fully diluted basis if the merger is consummated. This level of dilution to the HMSR stockholders will therefore result in the disposition of a controlling interest in HMSR.

        If the amendment is approved, immediately prior to the effective time of the merger, HMSR will combine its shares by way of a 1-for-10 reverse stock split of its shares (the "Reverse Split"). The purpose of the Reverse Split is to increase the liquidity and marketability of HMSR's shares of common stock by attempting to increase the trading price per share and to attract investors and analysts who would otherwise be reluctant to deal in a lower-priced stock. Fractional shares resulting from the Reverse Split will be redeemed for cash. Following the Reverse Split, a letter of transmittal will be mailed to stockholders containing instructions relating to the surrender of certificates representing outstanding shares of HMSR common stock in exchange for certificates representing post Reverse Split shares. Shares should not be surrendered until the letter of transmittal is received. Because the Reverse Split will occur immediately prior to the effective time of the merger, only HMSR stockholders will be affected by the Reverse Split. See also "The Merger Agreement--Procedure for Exchange of Certificates."

        Further, if the amendment is approved and the merger is consummated, HMSR's name will be changed to Point Therapeutics, Inc. The name change is consistent with Point, an operating company prior to the effective time of the merger, acquiring a controlling interest in HMSR, an inactive public company prior to the effective time of the merger. The name change also is part of Point's overall marketing strategy and is deemed by management of Point to be a valuable mechanism to broadly convey Point's identity and products in the marketplace.

        Board Recommendation

        The board of directors of HMSR believes that the approval of the amendment in the Certificate of Incorporation effecting the reverse split and changing HMSR's name to Point Therapeutics, Inc., in each case, is in the best interests of HMSR and its stockholders and therefore recommends a vote FOR this proposal.

Record Date and Outstanding Shares

        Only holders of record of HMSR common stock at the close of business on the record date, February 8, 2002 (the "Record Date"), are entitled to notice of, and to vote at, the special meeting. At the close of business on the Record Date, there were 18,891,897 shares of HMSR common stock outstanding held by approximately 142 holders of record. Each holder of record of HMSR common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. As of the record date, HMSR's directors, executive officers and affiliates held less than 1% of the outstanding shares of HMSR common stock. These directors and executive officers have indicated their intention to vote, or cause to be voted, the shares beneficially owned by them in favor of the approval and adoption of the amendment to the certificate of incorporation.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        Under HMSR's bylaws, the holders of a majority of the shares of common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the special meeting. HMSR stockholders holding shares of common stock who are present in person or represented by proxy (including stockholders who abstain from voting their shares or who do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. The affirmative vote of a majority of the outstanding shares of HMSR common stock is required to amend HMSR's certificate of incorporation.

        Stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Proxies; Solicitation of Proxies

        To vote by proxy, HMSR stockholders should complete their proxy card and mail it in the enclosed postage prepaid envelope. If HMSR shares are held in an account at a brokerage firm or bank, the relevant HMSR stockholder must direct them on how to vote their respective shares. HMSR stockholders' broker or bank will vote their respective shares only if such HMSR stockholders provide directions on how to vote by following the directions provided to each such HMSR stockholder by his or its broker or bank. Without such directions, no broker or bank will vote such shares, which will have the same effect as a vote against approval of the matters voted upon by the HMSR stockholders.

        The board of directors of HMSR does not know of any other matters which may come before the special meeting, however, if any other matters are properly presented at the special meeting, it is the intention of the persons named in the accompanying proxy card included in this Joint Proxy Statement/Prospectus as Appendix E hereto to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies for the HMSR special meeting will be borne by HMSR. In addition to solicitations by mail, HMSR's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and HMSR will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Revocability of Proxies

        Any proxy may be revoked by a stockholder at any time before it is exercised by:

(i)     delivery of written revocation to the Secretary of HMSR;

(ii) submitting another proxy with a later date by mail to the Secretary of HMSR; or

(iii) appearing in person and voting by ballot at the special meeting (merely attending the special meeting will not revoke a HMSR stockholder's previously-granted proxy and change his or its vote; the HMSR stockholder must cast a vote at the special meeting).

                                   THE MERGER

General

        This section of the Joint Proxy Statement/Prospectus describes material aspects of the proposed merger. While HMSR and Point believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to a Point or HMSR stockholder. Point and HMSR stockholders should therefore carefully read this entire Joint Proxy Statement/Prospectus and the other documents we refer to including the merger agreement attached as Appendix A, and incorporated by reference for a more complete understanding of the merger.

Background of the Merger

o In November 2000, the HMSR board of directors met to consider its options with respect to strategic alternatives with a view toward maximizing stockholder value. The board of directors discussed and agreed to further analyze all available options including, without limitation, liquidating HMSR and then returning the proceeds to the HMSR stockholders or combining HMSR's assets with those of another business and potentially increase the value of the company for existing stockholders. Subject to further review and analysis, the HMSR board of directors recognized that the liquidation option may include complications and delays often associated with dissolving a public company. The HMSR board of directors further recognized the potential advantages associated with a business combination between HMSR and a promising growth company from the perspective of maximizing stockholder value.

o       In early December 2000, a special committee, comprised of Mr. Justin
        E. Doheny and Mr. John F. McGuire, III, representing HMSR's board of directors, engaged L.E.K. Consulting LLC ("L.E.K. Consulting") to explore strategic alternatives.

o In late December 2000, the HMSR committee established its selection criteria for evaluating potential merger candidates. The result was that the committee intended to identify a company that had a strong business plan, was broadly in the medical technology industry and had talented management.

o During January and February 2001, the HMSR committee, in conjunction with L.E.K. Consulting, developed a company searching and screening process to identify and review potential merger candidates. A wide variety of sources were used to perform an extensive search.

o On February 27, 2001, L.E.K. Consulting and Point signed and exchanged confidentiality agreements.

o From February through May 2001, L.E.K. Consulting and the HMSR committee reviewed selected companies. These reviews included in-person meetings, telephone conferences, and analyses of company business plans and financial material. By May 2001, L.E.K. Consulting and the HMSR committee reviewed and analyzed in excess of 200 companies. All 200 companies had been screened at a top-level against the established criteria and a subset of approximately 23 companies, including Point, had been subjected to more detailed review.

o Each of the 23 companies selected for a more detailed review were private companies which were active in the healthcare technology field but which did not have significant revenues, if any.

o On May 29, 2001, HMSR sold substantially all of its non-cash assets to Whatman BioScience Inc., a Massachusetts corporation and a subsidiary of Whatman plc, an English corporation, pursuant to the terms of an Asset Purchase Agreement by and among HMSR, Whatman and Whatman plc, dated as of February 3, 2001 and amended on April 2, 2001.

o In May 2001 and June 2001, prior to performing more detailed due diligence on Point, HMSR had discussions with, and submitted a preliminary, non-binding term sheet to, a private company in the medical technology industry (the "Target") to consummate a proposed merger pursuant to which the stockholders of HMSR would receive a 20% interest, in the aggregate, in the surviving entity, subject to numerous conditions, including the completion of satisfactory due diligence. This proposed merger transaction ultimately was rejected by HMSR's board of directors due to questions raised in HMSR's due diligence process regarding the merits of the Target's medical technology.

o On July 17, 2001 the HMSR board of directors decided to engage L.E.K. Consulting to conduct an extensive strategic due diligence and valuation of Point.

o Point was selected for extensive strategic due diligence and valuation because the HMSR committee determined that Point fit within the selection criteria for evaluating potential merger candidates which the committee established in December 2000. In concluding that Point had met the selection criteria, the HMSR committee noted that Point was active in the healthcare technologies field, had a compelling business plan, including the potential for revenues and had a strong management team.

o On August 6, 2001, Point's management team gave a presentation regarding its product portfolio and commercialization strategy to the L.E.K. Consulting team.

o On August 7, 2001, Point's scientific management gave a presentation regarding the preclinical and clinical data on its product portfolio to Dr. James Griffin, Director, Leukemia Program at the Dana-Farber Cancer Institute. Dr. Griffin had been retained by the HMSR board of directors to provide an assessment of Point's scientific strategy.

o On August 27, 2001, Stewart Mueller, of Sepracor Inc., an affiliate of HMSR, who had been requested by the HMSR board of directors to provide an assessment of Point's regulatory strategy, met with Point's Chief Scientific Officer to review regulatory filings.

o On August 29, 2001, Point circulated a preliminary, non-binding term sheet and letter of intent to L.E.K. Consulting and HMSR.

o On August 30, 2001, L.E.K. Consulting met with Point's management to review L.E.K. Consulting's valuation of Point and to discuss Point's proposed letter of intent and term sheet.

o       On September 5, 2001, a conference call was held between Richard
        Small, Chief Financial Officer of Point, James B. Murphy, Executive Officer of HMSR, and L.E.K. Consulting to discuss the royalty agreement between HMSR and Whatman BioScience Inc.

o On September 9, 2001, a meeting was held via tele-conference among members of the board of directors of HMSR, counsel to HMSR and L.E.K. Consulting to discuss the term sheet and structure a response to the transactions outlined by Point in the proposed term sheet.

o On September 10, 2001, Point and L.E.K. Consulting met to discuss the term sheet, including the structure of the merger and financial terms.

o On September 11, 2001, a meeting was held via tele-conference among the members of the board of directors of HMSR, counsel to HMSR and L.E.K. Consulting to discuss, generally, a potential transaction and, specifically, the term sheet. Subsequently, a conference call was held between L.E.K. Consulting and the HMSR board of directors to discuss specific questions on the proposed term sheet.

o On September 12, 2001, a conference call was held with Point and their counsel and HMSR's external advisor and counsel, and L.E.K. Consulting to discuss the timeline for completing the proposed merger, including the sequence and timing of events for the Joint Proxy Solicitation.

o On September 14, 2001, at a special meeting of the Point board of directors, management of Point made a presentation to the board regarding the terms of the proposed merger with HMSR. The board instructed the management of Point to continue discussions on the merger and to proceed with due diligence on HMSR.

o On September 17, 2001, the letter of intent was signed by John F. McGuire, acting on behalf of the HSMR board of directors and by the Chief Executive Officer of Point (the "Letter of Intent").

o On September 25, 2001, representatives from Point visited HMSR's Marlborough headquarters to begin Point's due diligence review of HMSR. In September and October 2001, Point's management and legal advisors conducted a due diligence review of HMSR.

o On October 22, 2001, at a special meeting of the Point board of directors, the board considered and discussed the terms of the proposed merger and the preliminary results of Point's due diligence. At the conclusion of the meeting, the Point board approved and adopted the merger agreement and recommended that the merger agreement be presented to the stockholders of Point for approval.

o On November 7, 2001, a definitive merger agreement was approved by the special committee of the HMSR board of directors, which was authorized by HMSR's board of directors to consider for approval the merger agreement and transactions contemplated thereby, subject to negotiation and completion of definitive documentation.

o On November 15, 2001, L.E.K. Consulting rendered its fairness opinion to the board of directors of HMSR that the ratio of shares of common stock of HMSR to be received by holders of each share of common stock of Point immediately prior to the effective time of the merger is fair from a financial point of view to the stockholders of HMSR.

o       On November 15, 2001, the Merger Agreement was executed and delivered.

        Throughout the process of negotiating the merger, HMSR and Point did not materially revise or alter the structure or financial terms of the merger originally set forth in the Letter of Intent. The financial terms of the merger were established in large part by first establishing the relative value of HMSR and Point on a discounted cash flow basis and then establishing the relative ownership of HMSR stockholders in the surviving corporation. The exchange ratio to be applied in connection with the merger was revised slightly, from time to time, throughout the process of negotiations to reflect a fair treatment of outstanding options and warrants of each of HMSR and Point and other minor considerations.

HMSR's Reasons for the Merger

        HMSR's board of directors believed that a combination of HMSR and Point would create an opportunity for HMSR stockholders to enhance the value of their shares by combining HMSR, an inactive company, with a promising growth company while maintaining the liquidity in their shares. Other opportunities included, without limitation, the liquidation and dissolution of HMSR which the board of directors considered less advantageous with respect to maximizing stockholder value because of the fees and expenses, time delays and complexity involved with dissolving a public company.

        In the course of reaching its decision to approve the merger and the merger agreement, HMSR's board of directors consulted with HMSR's management and considered the following material factors:

        In the course of reaching its decision to approve the merger and the merger agreement, HMSR's board of directors conducted an overall analysis of a variety of factors and consulted with HMSR's management and HMSR's financial and legal advisors and considered the following material factors: (i) the financial and other terms of the merger; (ii) the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are fair and reasonable; (iii) the presentation of L.E.K. Consulting and the opinion of L.E.K. Consulting to the effect that, subject to certain matters set out in its opinion, the terms of the merger agreement were fair, from a financial point of view, to HMSR; (iv) the proposed merger has the potential to create greater value than the disbursement of the majority of the cash assets of HMSR at some time in the future after complying with state laws and procedures applicable to dissolutions; (v) the size and potential growth of the market for hematopoietic disorders and the belief that Point's drug candidate, PT-100, currently undergoing Phase I/II clinical trials for treatment of neutropenia, a hematopoietic disorder, presents a novel and attractive potential treatment option; (vi) the strength of Point's technology and feasibility of its regulatory strategy; and (vii) the strength of the management team and the company's ability to manage clinical trials.

        In considering the financial and other terms of the merger, HMSR's board of directors considered the potential future revenues of the surviving corporation if the merger is consummated based on merits of Point's drug candidate, PT-100 and other products currently being developed by Point and the percentage of the surviving corporation that HMSR's stockholders would own following the merger. HMSR's board of directors also considered as a positive factor the structure of the transaction as a tax-free reorganization for United States federal income tax purposes.

        In considering the other terms of the merger agreement, HMSR's board of directors concluded, based in part on the advice of its legal, financial and other advisors (including, without limitation, the analyses, presentation and opinion of L.E.K. Consulting), that the terms of the merger agreement were fair and reasonable (subject, in the case of L.E.K.

Consulting, to the matters set forth in its opinion) and, if consummated, the board's belief that the merger would be likely to enhance stockholder value.

        HMSR's board of directors also considered a number of risks relating to the merger, including the possibility that PT-100 may not receive regulatory approval in a timely manner, the risk that PT-100 may fail to be effective in connection with any application, the risk that Point may not obtain in the future the capital necessary to fund its operations and the risk that the merger would not be consummated. HMSR's board of directors believed that these risks were outweighed by the potential benefits to be realized from the merger.

        The HMSR board of directors believes that the merger is fair to, and in the best interest of, HMSR's stockholders, and with one director, Timothy J. Barberich, excluded because he is a director of Point, the board of directors unanimously recommends that HMSR's stockholders approve HMSR's certificate of incorporation to effect the reverse split of shares of HMSR common stock and to change HMSR's name to Point Therapeutics, Inc., in each case, in order to facilitate consummation of the merger.

Point's Reasons for the Merger

        In reaching its conclusion to approve the merger agreement, Point's board of directors consulted with management of Point, as well as its legal advisors, and considered a number of factors, as described below:

        o the proposed merger would substantially increase Point's capital resources by providing Point with immediate access to HMSR's existing cash assets which management believes will enable Point to fund clinical trials and other product development activities through 2003;

        o the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the stockholders of Point;

        o the proposed merger would increase the potential for enhanced liquidity by providing Point stockholders with shares in an entity that are publicly traded on the OTC Bulletin Board and would potentially provide Point with the ability to access the public capital markets for future equity issuances;

        o the proposed merger would provide greater financial stability and improved long-term prospects for Point which will improve its ability to attract and retain talented employees;

        o the intent that the transaction qualifies as a tax-free reorganization so that no taxable gain or loss will be recognized by Point's stockholders on the exchange of their shares of Point common stock for HMSR common stock;

        o the proposed merger would result in current Point stockholders owning more than a majority of the outstanding shares of common stock of HMSR; and

        o because HMSR has no current business operations, the combined entity would be able to continue the current business of Point without the need to integrate the business with other operations.

        Point's board of directors also considered a number of potential risks relating to the merger, including risks relating to a fixed exchange ratio (subject to certain adjustments) despite potential changes in relative stock prices or values, risks relating to potential unknown liabilities of HMSR relating to its discontinued operations, and the risk that the merger would not be consummated. Point's board of directors believed that these risks were outweighed by the potential benefits to be realized from the merger.

        The foregoing discussion of the information and factors considered by Point's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Point's board of directors in approving the merger. In view of the wide variety of information and factors considered, Point's board of directors did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. For a discussion of the interests of members of Point's management and board of directors in the merger, see "Interests of Certain Persons in the Merger" below. Point's board of directors recognized such interests and determined that such interests neither supported nor detracted from the fairness of the merger to Point's stockholders.


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


Fairness Opinion of L.E.K. Consulting

        L.E.K. Consulting has acted as HMSR's financial advisor in connection with the merger. HMSR selected L.E.K. Consulting as its financial advisor based on its experience, expertise and reputation. L.E.K. Consulting is a strategy consulting firm which provides services including business strategy development, mergers and acquisitions advisory services and shareholder value consulting.

        In connection with L.E.K. Consulting's engagement, HMSR requested L.E.K. Consulting to evaluate the fairness, from a financial point of view, to the stockholders of HMSR of the exchange ratio in the merger. On November 7, 2001, L.E.K. Consulting rendered to HMSR's board of directors an oral opinion, which L.E.K. Consulting subsequently confirmed by delivery of a written opinion dated November 15, 2001, that, as of that date, which was the date the merger agreement was executed between HMSR, Point and PT Acquisition Corp., the exchange ratio and adjustments pursuant to Section 1.14 of the merger agreement is fair from a financial point of view to the stockholders of HMSR.

        After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, the exchange ratio applied in the merger calls for each share of common stock of Point to be converted into the right to receive 3.73773 shares of common stock of HMSR in the merger, subject to adjustment for issuances of common stock, preferred stock, options or warrants by HMSR or Point prior to closing the merger transaction. Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined below) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities.

        HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive
4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

        The full text of the written opinion of L.E.K. Consulting is attached to this Joint Proxy Statement/Prospectus as Appendix C. HMSR stockholders are urged to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation as to how any Point stockholders should vote with respect to the merger or HMSR stockholders should vote with respect to the amendment to the certificate of incorporation. The following is a summary of the written opinion and the methodology that L.E.K. Consulting used to render its fairness opinion.

        Although L.E.K. Consulting evaluated the fairness of the exchange ratio to the HMSR stockholders from a financial point of view, the exchange ratio itself was determined by HMSR and Point through arms-length negotiations. The special committee of HMSR's board of directors, which HMSR's board of directors authorized to explore strategic opportunities to maximize shareholder value, did not provide specific instructions to, or place any limitations on, L.E.K. Consulting with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

        For purposes of its opinion, L.E.K. Consulting:

o reviewed the final draft of the merger agreement, dated November 15, 2001;

o reviewed certain limited financial information, including financial forecasts and financial statements of Point furnished to L.E.K. Consulting by senior management of Point;

o conducted certain limited discussions with members of senior management of Point concerning financial condition, businesses, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects, of Point and their views as to the future financial performance of Point following the merger;

o conducted discussions with clinicians that practice medicine in a variety of appropriate specialties;

o considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which it deemed relevant; and

o reviewed such other market studies and analyses and performed such other investigations and took into account such other matters as it deemed appropriate.

        The following is a brief summary of the material financial analyses which L.E.K. Consulting deemed appropriate for this type of transaction and that were performed by L.E.K. Consulting in connection with rendering its opinion.

        L.E.K. Consulting performed two discounted cash flow analyses in order to derive ranges of values for Point based on the present value of expected future cash flows of Point. The analyses examined different commercialization scenarios for PT-100. The first discounted cash flow analysis evaluated the value of Point under an outlicensing scenario in the U.S. after Phase I/II. The second discounted cash flow analysis evaluated the value of Point under a co-promotion scenario in the U.S. after Phase III. The discounted cash flow analyses were determined by adding the present value of the projected free cash flows generated by Point, the present value of Point's estimated terminal value, and Point Therapeutics' cash at September 30, 2001. The cash flows were adjusted for the probability of clinical success using industry standard measures at each phase of clinical trials. The cash flows and terminal value were discounted to present value using a 15% discount rate. These discounted cash flow analyses implied that an exchange ratio of 37.3773 shares of common stock of HMSR for each share of common stock of Point was fair to HMSR's stockholders, subject to the adjustments set forth in the merger agreement. L.E.K. Consulting did not conduct an analysis of comparable transactions because it believed that the discounted cash flow analyses performed constitute a more reliable methodology than considering comparable transactions to value Point.

        L.E.K. Consulting has, from time to time, acted as strategic advisor to Sepracor Inc., providing portfolio evaluation and prioritization, commercialization strategy, and due diligence support services. In addition, Timothy Barberich, Chairman and CEO of Sepracor and Chairman of the Board and board member of HMSR, is also a member of L.E.K. Consulting's advisory board. L.E.K. Consulting's advisory board meets twice a year and is composed of executives and academics whose business experience and value based management expertise extends L.E.K.'s intellectual capital and marketing focus. The advisory board does not have any fiduciary or management responsibilities nor does it direct or participate in analyses performed by L.E.K. Consulting. As an advisory board member, Timothy Barberich receives a fixed annual fee of $10,000 which he has elected to direct as a gift to the Dana Farber Cancer Institute. Mr. Barberich did not participate in any respect in the procedures performed by L.E.K. Consulting or in the advice rendered thereby including, without limitation, with respect to L.E.K.'s rendering a fairness opinion, and, as an advisory board member, Mr. Barberich did not vote on any matter related to the merger or the transactions contemplated thereby.

        Pursuant to the terms of its engagement letter with HMSR, HMSR has agreed to pay L.E.K. Consulting a fee of $1,175,000. Of this amount, as of December 12, 2001, $996,500 was paid and $178,500 is outstanding. HMSR has agreed to reimburse L.E.K. Consulting for its reasonable expenses and to indemnify L.E.K. Consulting against certain liabilities arising out of the engagement. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analysis set out above, without considering the analysis as a whole, would, in the view of L.E.K. Consulting, create an incomplete and misleading picture of the processes underlying the analysis considered in rendering its opinion. L.E.K. Consulting did not form a judgment as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, L.E.K. Consulting considered the results of its separate analysis and did not attribute particular weight to any one analysis or factor.

        In performing its analyses, L.E.K. Consulting made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HMSR and Point. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by the analyses. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.


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


Accounting Treatment

        HMSR will record the merger using the reverse acquisition method of accounting in accordance with Staff Accounting Bulletin No. 41 Topic 2A2. This means that since HMSR is a non-operating company with only cash and cash equivalents as assets, HMSR is considered the acquiree in the transaction but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of Point capital stock for the net monetary assets of HMSR. Since this transaction is in substance a recapitalization of Point and not a business combination , no valuation of acquired assets was performed and no goodwill was recorded. See "Unaudited Pro Forma Condensed Combined Financial Statements."

Interests of Certain Persons in the Merger

        HMSR

        Certain members of HMSR's management and board of directors and other insiders of HMSR may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of HMSR generally. The board of directors was aware of these interests when it considered the merger and the committee of the board of directors understood these interests when it approved the merger and the merger agreement. In considering the recommendation of the board of directors in respect of the merger agreement and the transactions contemplated thereby, the stockholders of HMSR should be aware of these interests which may present actual or potential conflicts of interest with respect to the merger.

        Mr. Timothy Barberich is a director and chairman of the board of HMSR, a director of Point, and a director, Chairman and CEO of Sepracor, Inc., which beneficially owned 31.5% of HMSR's common stock as of December 12, 2001. As of November 15, 2001, Mr. Barberich beneficially owned 1% of HMSR's outstanding common stock and less than 1% of Point's outstanding common stock. Mr. Barberich's interests were disclosed to and considered by HMSR's board in connection with its consideration of the merger. Mr. Barberich was not a member of the special committee of the board of directors of HMSR which voted to approve the merger and the merger agreement.

        The merger agreement provides that for six years after the merger, HMSR will indemnify and hold harmless the present and former officers and directors of HMSR against all costs and expenses in connection with any claim or investigation arising out of or pertaining to the transaction contemplated by the merger agreement or otherwise with respect to any acts or omissions in their capacities as officers and directors occurring at or prior to the effective time, to the same extent provided under HMSR's charter.

        The merger agreement also provides that, for a period of six years after the merger, HMSR will maintain in effect, if available, officers' and directors' liability insurance covering each present and former officer and director of HMSR currently covered by HMSR's officers' and directors' liability insurance policy. HMSR, however, will not be obligated to pay annual premiums in excess of 175% of the amount that HMSR currently pays for such coverage. If the premium for the above coverage would exceed this amount, then HMSR would be obligated only to purchase a policy with the greatest coverage available for that amount.

        Point

        In considering the recommendation of the Point board of directors in favor of the merger, stockholders of Point should be aware that certain directors and executive officers of Point may be deemed to have certain interests in the merger that are different from, or in addition to, the interests of stockholders of Point generally.

        Point's Directors
        -----------------

        Pursuant to the terms of the merger agreement, all current directors of Point will remain directors of Point, as the surviving corporation, after the merger and will become the directors of HMSR at the effective time of the merger.

        Timothy J. Barberich, a director of Point, is also a director and chairman of HMSR and is a director, Chairman and Chief Executive Officer of Sepracor, Inc. Sepracor, Inc. owned 31.5% of the common stock of HMSR as of December 12, 2001. As of November 15, 2001, Mr. Barberich beneficially owned 1% of HMSR's outstanding common stock and less than 1% of Point's outstanding common stock. Mr. Barberich's interests were disclosed to and considered by Point's board of directors in connection with its consideration of the merger. Mr. Barberich abstained from voting on the merger and the merger agreement at the meetings of the Point board of directors because of these interests.


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


        Daniel T. Roble, a director of Point, is a partner of the law firm of Ropes & Gray. Ropes & Gray has provided Point with legal services in the past and in connection with the proposed merger and will provide Point with an opinion with respect to certain matters related to Point.

        Donald R. Kiepert, Jr., a director of Point, is Chairman, President and Chief Executive Officer of Point and, pursuant to the terms of the merger agreement, will remain in the same offices of Point, as the surviving corporation, after the merger and will become Chairman, President and Chief Executive Officer of HMSR at the effective time of the merger.

        Point's Executive Officers
        --------------------------

        Pursuant to the terms of the merger agreement, all executive officers of Point immediately prior to the merger will remain executive officers of Point, as the surviving corporation, after the merger and will become the executive officers of HMSR at the effective time of the merger.

        Stock Options
        -------------

        The stock options held by Donald R. Kiepert, Jr., Richard N. Small and Barbara P. Wallner, Ph.D. have provisions in the applicable stock option agreements that could be construed to accelerate the vesting period of such options upon the consummation of the merger. In connection with the merger, Mr. Kiepert and Mr. Small have each entered into a letter agreement with Point whereby each party agrees that the consummation of the merger will not be considered to be an event triggering acceleration of any of the options granted to said individual by Point. Dr. Wallner's options were accelerated pursuant to her severance agreement. See "Information Regarding Point--Employment and Consulting Agreements."

Stock Ownership Following the Merger

        As of November 19, 2001, HMSR had 18,891,897 shares of common stock issued and outstanding. Based upon (i) 1,387,400 shares of Point common stock issued and outstanding as of November 15, 2001, (ii) 387,500 shares of Point preferred stock which will be converted on a 1:1 basis into shares of Point common stock immediately prior to the closing of the merger, (iii) the 1-for-10 reverse split of shares of HMSR common stock that is proposed to be effected immediately prior to the effective time of the merger, and (iv) the 3.73773 to 1 exchange ratio (subject to certain adjustments described below), HMSR will issue an aggregate of 6,634,097 shares of HMSR common stock to holders of Point common stock following the merger.

        After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, each share of Point common stock outstanding immediately prior to the effective time of the merger (including all shares of Point common stock issued upon conversion of Point preferred stock prior to the effective time) will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments. Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined in the merger agreement) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities.

        HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive
4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

Regulatory Matters

        HMSR and Point have determined that the merger is not subject to the pre-transaction reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire.

        Although no pre-transaction filing pursuant to the HSR Act is required, the Antitrust Division of the Department of Justice or the Federal Trade Commission may nevertheless challenge the merger on antitrust grounds at any time before or after the completion of the merger. Accordingly, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws of the United States as either agency deems necessary or desirable in the public interest, or other persons could take action under the federal antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the federal or applicable state antitrust laws as it deems necessary or desirable in the public interest. Neither HMSR nor Point can assure stockholders of either such company that a challenge to the merger will not be made or that, if a challenge is made, that HMSR and Point will prevail.

        Neither HMSR nor Point is aware of any other governmental approvals or actions that are required to consummate the merger other than compliance with federal securities laws, Delaware corporate law and Massachusetts corporate law. Should any approval or action be required, HMSR and Point currently plan to seek the approval or take the necessary action.

Appraisal Rights of Dissenting Stockholders

        Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws, which is commonly referred to as the Massachusetts appraisal statute, entitle any holder of Point stock, who files a written objection to the proposal to approve the merger and merger agreement before the vote at the Point stockholder meeting and who does not vote in favor of that proposal, to demand in writing that Point pay that holder, in cash, the fair value of such shares exclusive of any element of value arising from the expectation or accomplishment of the merger. Point stockholders who follow the procedures set out in the Massachusetts appraisal statute for any of their Point shares will be entitled to have a court appraise those shares and receive that fair value, together with interest, if the merger closes.

        The following is a summary of certain features of the Massachusetts appraisal statute. It is qualified by reference to the full text of the statute, a copy of which is attached as Appendix B.

        A stockholder who intends to exercise appraisal rights must deliver to Point, before the vote of Point's stockholders on the merger and merger agreement, a written objection to the merger and merger agreement, stating that the stockholder intends to demand payment for shares held by the stockholder if the merger is consummated. The written objection should be addressed to Point Therapeutics, Inc., 75 Kneeland Street, Boston, Massachusetts 02110, Attention:
Clerk. A vote against the merger proposal, not coupled with a timely written objection, will not serve to perfect appraisal rights. The written objection must be in addition to and separate from any proxy or vote against the proposal.

        Point stockholders should execute any demand for appraisal in the stockholder's name as it appears on the stockholders' stock certificates. If the stockholder owns shares in a fiduciary capacity, such as a trustee, guardian or custodian, the stockholder should execute the demand in that capacity. If more than one person owns the shares (for example, a joint tenancy or tenancy in common), all the joint owners should execute the demand.

        A record holder, such as a broker who holds shares of Point common stock as a nominee for beneficial owners, must exercise appraisal rights on behalf of those beneficial owners. Any person having a beneficial interest in any Point shares held of record in the name of another person (for example, a broker or nominee) must act promptly to cause the record holder to take the steps summarized here, in a timely manner, in order to perfect the beneficial owner's appraisal rights. The written demand should set forth the number of shares covered by the demand. Unless a demand specifies a lesser number of shares, Point will treat the demand as applying to all the shares held in the name of the record holder.

        Stockholders who wish to exercise appraisal rights may not vote in favor of the proposal to approve the merger and the merger agreement. A stockholder who votes in favor of that proposal will not be entitled to exercise appraisal rights. The submission of a signed blank proxy card will serve to waive appraisal rights. However, failure to return a proxy card or vote (or abstaining from voting) will not waive appraisal rights.

        Within ten days after the merger is consummated, Point will notify each record holder of shares of Point stock who has purported to comply with the Massachusetts appraisal statute and whose shares were not voted in favor of the merger and the merger agreement that the merger closed. That notice will not be deemed to confer any rights. In other words, if the Point stockholder has not properly perfected appraisal rights, the notice will not change that. Point or its agent will send


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


the notice by registered or certified mail, addressed to the Point stockholder at the stockholder's last known address as it appears on the records of Point's transfer agent immediately before the merger. Within 20 days after that notice is mailed, the Point stockholder must demand an appraisal in writing. Failure to make such a demand, within that period, will serve to waive appraisal rights.

        Once a Point stockholder submits a demand for appraisal, the stockholder may withdraw the demand only with Point's approval. If the demand is effectively withdrawn, then, absent an agreement between the stockholder and Point to the contrary, the stockholder would receive HMSR common stock and any cash in lieu of a fractional share payable to stockholders who did not exercise appraisal rights.

        A Point stockholder who perfects appraisal rights and reaches agreement with Point on the fair value of the stockholder's shares will receive that value, with interest, by check. If such stockholder and Point do not reach agreement on fair value within 30 days after the end of the 20-day period during which stockholders must make their demands for appraisal, either Point or the relevant stockholder may bring an action, within four months after the end of those 30 days, to have the fair value determined through judicial proceedings in the Massachusetts Superior Court for Suffolk County. Neither HMSR nor Point will have any obligation, and currently do not have any intention, to elect to cause the fair value of the shares of dissenting stockholders to be determined through judicial proceedings.

        Although Massachusetts courts have broad discretion in determining the fair value of stock of dissenting stockholders, they generally have used a weighted average of the market, earnings and asset values for the stock. The Massachusetts Supreme Judicial Court has held that this method is an appropriate, but not required, method for determining the fair value of stock of dissenting stockholders. The trial judge may determine the appropriate valuation method to apply. The Massachusetts appraisal statute requires that Point pay a fair rate of interest on any award determined by the court. Interest accrues from the date the Point board approved the merger.

        For federal income tax purposes, Point stockholders who receive cash for their shares of Point stock after exercising appraisal rights will realize taxable gain or loss. See "Material United States Federal Income Tax Consequences."

Federal Securities Law Consequences

        The shares of HMSR common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of HMSR common stock issued to any person who is deemed to be an "affiliate" of Point on the date of the special meeting or of HMSR following completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Point or HMSR, as applicable, and may include executive officers, directors and significant stockholders of Point or HMSR, as applicable. Affiliates of Point and HMSR may not sell their shares of HMSR common stock acquired in connection with the merger except pursuant to:

o an effective registration statement under the Securities Act covering the resale of those shares;

o Rule 145 (or, for Point stockholders who become affiliates of HMSR, Rule 144) under the Securities Act; or

o       any other applicable exemption under the Securities Act.

        The merger agreement provides that Point will use its reasonable efforts to obtain from each of its affiliates (for purposes of Rule 145 of the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any HMSR common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

        HMSR's registration statement of which this Joint Proxy
Statement/Prospectus forms a part does not cover the resale of shares of HMSR common stock to be received by Point affiliates in the merger.

Material United States Federal Income Tax Consequences

        General
        -------

        The following summary discusses the material United States federal income tax consequences of the merger. This summary is not a complete description of all the tax consequences of the merger and does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, corporate shareholders that are collapsible corporations, non-United States persons, shareholders who acquired shares of Point common stock by exercising options or in another manner as compensation, holders of options, warrants or similar rights to acquire Point stock, shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, or shareholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction.

        This  summary  is  based  upon the  Internal  Revenue  Code,  applicable
Treasury regulations, published administrative rulings and court decisions all as of the date of this summary. All of these items are subject to change either prospectively or retroactively, and any change could affect the continuing validity of the tax consequences described below. No information is provided in this summary about the tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction. This summary discusses only the federal income tax consequences of the merger and does not discuss the tax consequences of any other transaction that may occur before, after or at the same time as the merger, whether or not any of these transactions are undertaken as part of with the merger.

        This summary is based on opinions of Ropes & Gray, counsel to Point, and Paul, Hastings, Janofsky & Walker LLP, counsel to HMSR, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions are based on various representations and assumptions, including the assumption that certain representations made by HMSR, Point, and Merger Sub are true and accurate. Shareholders of Point should be aware that the tax opinions have no official status of any kind and are not binding on the IRS or the courts, and contrary positions may be successfully asserted by the IRS or adopted by a court. No ruling from the IRS concerning the federal income tax consequences of the merger will be requested. The tax consequences described in this discussion are not binding on the IRS or the courts and contrary positions may be successfully asserted by the IRS or adopted by a court.

        Point stockholders should consult their own tax advisors about the particular tax consequences to them of the merger, including the applicability and effect of any foreign, state, local or other tax laws.

        Federal Income Tax Consequences to Point Stockholders
        -----------------------------------------------------

        Treatment of Merger as a Tax-Free Reorganization. Based on the opinions of Ropes & Gray, counsel to Point, and Paul, Hastings, Janofsky & Walker LLP, counsel to HMSR, that the merger qualifies as a tax-free reorganization, the merger will result in the following federal tax consequences:

        o A Point stockholder will not recognize gain or loss on the exchange of Point stock solely for HMSR stock. A Point stockholder who receives cash proceeds instead of a fractional share interest in HMSR stock will recognize gain or loss equal to the difference between those proceeds and the tax basis allocated to the fractional share interest. This gain or loss will constitute capital gain or loss if the shareholder's Point stock is held as a capital asset at the effective time of the merger.

        o The aggregate tax basis of the HMSR stock, including any fractional share of HMSR stock not actually received and any shares of HMSR stock held in escrow, received by a Point stockholder who exchanges Point stock for HMSR stock will be the same as the shareholder's aggregate tax basis in the Point stock surrendered in exchange for HMSR common stock.

        o The holding period of the HMSR stock received by an Point stockholder will include the period during which the shares of Point stock surrendered in exchange for HMSR common stock were held so long as the Point stock is held by the shareholder as a capital asset at the effective time of the merger.

        o Point stockholders who exercise dissenters' rights and who receive payment for their Point stock in cash will recognize gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the shares surrendered. This is true if the payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend within the meaning of the Internal Revenue Code.

        A sale of Point stock as part of an exercise of dissenters' rights will not be essentially equivalent to a dividend if the shareholder exercising dissenters' rights owns no shares of HMSR stock or Point stock, either actually or through constructive ownership within the meaning of the Internal Revenue Code, immediately after the merger. If a shareholder's sale for cash of Point stock as part of an exercise of dissenters' rights is essentially equivalent to a dividend, then the shareholder may recognize ordinary income for federal income tax purposes in an amount equal to the entire amount of cash received.

        Treatment of Merger as a Taxable Sale of Point Stock. If the merger does not qualify as a tax-free reorganization, a Point stockholder will be treated as having sold Point stock to HMSR in exchange for HMSR stock. Each Point stockholder would recognize gain or loss at the effective time of the merger equal to the difference between the stockholder's adjusted tax basis in the Point stock and the fair market value of the HMSR stock received in exchange for the Point stock.

        The gain or loss recognized by Point stockholders would be capital gain or loss if the Point stock was held as a capital asset in the hands of the shareholder, and would be long-term capital gain or loss if the stockholder has held Point stock for more than one year. Long-term gain is in general subject to a maximum federal income tax rate of 20% for noncorporate taxpayers. A Point stockholder's aggregate basis in the HMSR stock received would equal the fair market value at the effective time of the merger of the HMSR stock received. The holding period for the HMSR stock would begin the day after the effective time of the merger.

        Federal Income Tax Consequences to HMSR Stockholders. There should be no significant federal income tax consequences to a holder of HMSR capital stock as a result of the merger whether or not it qualifies as a tax-free reorganization. There should be no significant federal income tax consequences to a holder of HMSR capital stock from the Reverse Split.

        This discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax (including estate tax) or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge each stockholder of Point to consult his or her tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to that stockholder of the merger.

                              THE MERGER AGREEMENT

General

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the merger agreement. Statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the merger agreement are qualified in their entirety by reference to the more detailed information set forth in the merger agreement.

The Merger

        Following the approval of the merger agreement by Point's stockholders and the approval and adoption of the amendment to HMSR's certificate of incorporation, and the satisfaction or waiver of the other conditions to the merger, PT Acquisition Corp., a wholly-owned subsidiary of HMSR formed solely for the purpose of consummating the merger with Point, will merge with and into Point. As a result of the merger, PT Acquisition Corp. will cease to exist, Point will become a wholly-owned subsidiary of HMSR and the existing stockholders of Point will become stockholders of HMSR. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State and with the Secretary of State of the Commonwealth of Massachusetts or at any later time as may be specified in the certificate of merger. The filing of a certificate of merger will occur as soon as practicable, but no later than two business days, after satisfaction or waiver of the conditions to complete the merger, unless HMSR and Point agree otherwise. Neither HMSR nor Point can assure Point or HMSR stockholders, however, that the conditions to the merger will be satisfied or waived or that the merger agreement will not be terminated. See "--Conditions of the Merger" and "--Termination."

        At the effective time of the merger:

                o the certificate of incorporation and bylaws of Point will become the certificate of incorporation and bylaws of the surviving corporation;

                o the officers and directors of Point will become the officers and directors of the surviving corporation; and

                o the name of Point, as the surviving corporation, will become Point Therapeutics Massachusetts, Inc.

        In addition, the merger agreement contains certain covenants and agreements, including covenants such that:

                o       the name of HMSR will become Point Therapeutics, Inc.;
                        and

                o the officers and directors of HMSR will resign and the officers and directors of Point will become the officers and directors of HMSR.

Consideration to be Received in the Merger

        After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, each share of Point common stock outstanding immediately prior to the effective time of the merger (including all shares of Point common stock issued upon conversion of Point preferred stock prior to the effective time) will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments. Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined in the merger agreement) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities.

        HMSR currently estimates that its Net Available Cash immediately prior to the merger will be approximately $14 million. Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

Treatment of Outstanding Options

        The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase Point common stock granted under Point's 1997 stock option plan, whether vested or unvested, will be assumed by HMSR and may be exercised only for shares of HMSR common stock on the same terms and conditions as were in effect prior to the effective time including, without limitation, any applicable vesting periods. The number of shares of HMSR common stock subject to each stock option will be the number of whole shares of HMSR common stock (omitting any fractional share) determined by multiplying the number of shares of Point common stock subject to each stock option immediately prior to the effective time of the merger (not taking into account whether or not such option was in fact exercisable) by the exchange ratio. The per share exercise price under each stock option shall be adjusted by dividing the per share exercise price under each stock option by the exchange ratio and rounding up to the nearest cent.

        After the effective time of the merger, HMSR will deliver to each holder of an outstanding stock option a notice setting forth the stock-option holder's rights, and such stock option will continue in effect on the same terms and conditions.

Treatment of 0utstanding Warrants

        The merger agreement provides that, at the effective time of the merger, each outstanding warrant to purchase shares of Point common stock shall be deemed assumed by HMSR and may be exercised only for shares of HMSR common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The number of shares of HMSR common stock subject to each warrant will be the number of whole shares of HMSR common stock (omitting any fractional shares) determined by multiplying the number of shares of Point common stock subject to each such warrant immediately prior to the effective time of the merger (not taking into consideration whether or not such warrant was in fact exercisable) by the exchange ratio. The per share exercise price of each warrant will be adjusted by dividing the per share exercise price under each such warrant by the exchange ratio and rounding up to the nearest cent.

        The merger agreement also provides that as a condition to the consummation of the merger, each holder of a Point warrant will have consented to the form and substance of the warrants to be issued by HMSR for each warrant of Point assumed by HMSR pursuant to the merger agreement.

        After the effective time of the merger, HMSR will deliver to each holder of an outstanding Point warrant a notice setting forth the warrant holder's rights, and such warrant will continue in effect on the same terms and conditions.

        As of December 12, 2001, Point has outstanding warrants to purchase 46,871 shares of Point common stock at an exercise price of $12.06 per share. Upon completion of the merger, these warrants will represent the right to purchase approximately 175,190 shares of HMSR common stock at a weighted average exercise price of approximately $3.23 per share.

Treatment of Preferred Stock Outstanding Prior to Effective Time of the Merger

        It is a condition to the consummation of the merger that all Point preferred stock be converted into Point common stock prior to the effective time of the merger. Under Point's articles of organization, shares of Point preferred stock may be converted into Point common stock, at any time, at the election of the holder. In addition, if at any time holders of at least two-thirds of the outstanding shares of Point preferred stock have been converted by the holders into shares of Point common stock, the remaining outstanding shares of Point preferred stock are automatically converted into shares of Point common stock. In connection with the merger, Point has entered into an agreement with the holders of outstanding shares of Point preferred stock constituting more than two-thirds of the outstanding shares of Point preferred stock pursuant to which the holders have agreed to convert all of their shares of Point preferred stock into Point common stock immediately prior to the effective time of the merger. By operation of the provisions of Point's articles of organization, this agreement will result in the automatic conversion of all outstanding shares of Point preferred stock into shares of Point common stock immediately prior to the effective time of the merger. Accordingly, it is expected that no shares of Point preferred stock will be outstanding as of the effective time of the merger.

        The Point preferred stock converts into a number of shares of Point common stock determined by the conversion ratio set forth in Point's articles of organization, as amended. The conversion ratio for the Point preferred stock was initially set at 1:1 subject to adjustment due to stock splits and certain dilutive stock issuances. As of the date of the registration statement of which this Joint Proxy Statement/Prospectus is a part, the conversion ratio for the Point preferred stock is 1:1. Accordingly, holders of Point preferred stock will receive one share of Point common stock for each share of Point preferred stock converted.

        The Point preferred stock has certain preferences relative to the Point common stock with respect to the distribution of assets upon the liquidation or winding up of Point, as well as certain protective voting provisions. The rights, preferences and other characteristics of the Point preferred stock are more fully set forth elsewhere in this Joint Proxy Statement/Prospectus. See "Comparison of Stockholders' Rights" and "Point Audited Financial Statements --
Note 9."

No Fractional Shares

        HMSR will not issue fractional shares of HMSR common stock in connection with the merger. Instead, each holder of Point common stock that would otherwise be entitled to a fraction of a HMSR share upon surrender of such Point stockholder's stock certificate for exchange will be paid upon such surrender an amount in cash, without interest, equal to the product of such fraction and the average of the last sale price per share of a share of HMSR common stock on the OTC Bulletin Board for the thirty (30) consecutive days on which the OTC Bulletin Board is open for quotation immediately preceding the date upon which the effective time of the merger occurs.

Procedures for Exchange of Certificates

        As soon as reasonably practicable after the merger, HMSR will instruct the exchange agent to mail to each holder of record of Point common stock (i) a letter of transmittal and (ii) instructions to effect the surrender of the Point common stock certificates in exchange for certificates evidencing HMSR common stock. Upon surrender of a Point common stock certificate for cancellation to the exchange agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of a Point common stock certificate shall be entitled to receive in exchange therefor:

o certificates evidencing that number of whole shares of HMSR common stock which the holder has the right to receive;

o any dividends or other distributions to which the holder is entitled pursuant to the merger agreement; and

o cash for any fractional shares and the Point common stock certificate so surrendered shall forthwith be canceled.

        In addition, as contemplated by the merger agreement, immediately prior to the effective time of the merger, HMSR will effect the Reverse Split of its shares of common stock. Each holder of HMSR common stock immediately prior to the effective time of the merger will be affected by the Reverse Split, and reference to the Reverse Split and the mechanics for exchanging shares of HMSR common stock in connection therewith will be included in the letter of transmittal and instructions described in the preceding paragraph. See also "The HMSR Special Meeting--Approval of Amendment of Certificate of Incorporation."

Representations and Warranties

        The merger agreement contains customary representations and warranties by Point, HMSR and PT Acquisition Corp. relating to, among other things:

o each of Point's, HMSR's and PT Acquisition Corp.'s ability to enter into and consummate the merger agreement without violation of, or conflict with, their respective organizational documents, contracts or laws;

o documents filed by HMSR with the Securities and Exchange Commission and the accuracy of information contained in those documents;

o absence of certain material changes or events with respect to Point or HMSR since September 30, 2001 and June 1, 2001, respectively;

o absence of material undisclosed liabilities or obligations of Point or HMSR;

o       absence of any unlawful contributions or payments by Point or HMSR;

o       intellectual property of Point and HMSR;

o       material contracts of Point and HMSR;

o       insurance policies of Point and HMSR;

o       each of Point's and HMSR's litigation matters;

o each of Point's and HMSR's tax filings and the accuracy of information contained in those filings;

o the accuracy of the information provided by Point and HMSR in this Joint Proxy Statement/Prospectus and the registration statement of which it is a part;

o HMSR's engagement of and payment of fees to brokers in connection with the merger agreement;

o matters relating to Point's and HMSR's benefit plans and their compliance with the Employee Retirement Income Security Act of 1974;

o each of Point's and HMSR's compliance with required permits and applicable laws;

o voting requirements of each of Point's and HMSR's stockholders to approve the merger and the merger agreement; and

o       affiliate transactions of each of Point and HMSR.

None of the representations or warranties survive the closing of the merger.

Covenants and Agreements

        Conduct of Business of Point and HMSR Pending the Merger
        --------------------------------------------------------

        The merger agreement provides that, until the effective time of the merger or termination of the merger agreement and unless HMSR otherwise consents in writing, Point will conduct its business in the ordinary course consistent with past practices and will use all reasonable efforts consistent with past practices and policies to preserve substantially intact its business organization, to keep available the services of its officers, employees and consultants and to preserve its present relationships with customers and with other persons and entities with whom it has business relationships.

        HMSR likewise agrees that, until the effective time of the merger or termination of the merger agreement and unless Point otherwise consents in writing, HMSR will not conduct any business other than actions taken by HMSR or its subsidiaries in contemplation of the merger and actions necessary to maintain the corporate existence of HMSR and to keep the SEC filings of HMSR current. HMSR has agreed to use all reasonable efforts to preserve substantially intact the property and assets of HMSR and its subsidiaries and keep available all services of the present officers, employees and consultants of HMSR and its subsidiaries.

        Except as otherwise contemplated by the merger agreement, each of Point and HMSR also have agreed that, prior to the consummation of the merger, it will not do any of the following without the other party's consent:

o amend or otherwise change its certificate or articles of incorporation or by-laws;

o issue or sell capital stock and related securities or grant stock options except (1) the issuance of shares of common stock pursuant to outstanding stock options, and (2) that Point may grant options for the purchase of a maximum of 50,000 shares of Point common stock to certain individuals disclosed in a schedule attached to the merger agreement;

o effect a stock split, combination, or reclassification of its securities;

o       declare or pay dividends;

o repurchase or redeem its stock, except from former employees, directors and consultants pursuant to agreements already in existence;

o grant severance or termination pay to any employee unless in connection with agreements already in existence or where consistent with such party's past practice and policy;

o sell, pledge, encumber or dispose of assets except for sales by Point in the ordinary course of business, consistent with past practice, dispositions by Point of worthless assets, or sales by Point of immaterial assets, subject to a cap of $50,000 and except for dispositions of cash or cash equivalents of HMSR to the extent necessary to pay merger transaction expenses and maintain its corporate existence and current operations;

o acquire any corporation, partnership or other business organization other than those listed in schedules attached to the merger agreement;

o incur indebtedness (other than indebtedness of Point incurred in the ordinary course of business in an aggregate amount not exceeding $50,000 and other than intercompany indebtedness of HMSR and its subsidiaries);

o       make any loans or advances;

o enter into or amend any material contract except as listed on schedules attached to the merger agreement;

o authorize any capital expenditures or purchase any fixed assets (in the case of Point, the aggregate amount of such capital expenditures or fixed assets will not exceed $50,000 except for items set forth on a schedule to the merger agreement);

o increase compensation payable to its officers or employees, except (i) for employees of Point who are not officers in the ordinary course of business in accordance with past practice, (ii) as may be required by law and (iii) for Point, in connection with amendments to executive employment agreements as described on a schedule attached to the merger agreement;

o       make changes in its accounting policies;

o make material tax elections inconsistent with past practice or settle any tax liability;

o pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice; or

o adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization.

        In addition, Point has agreed not to:

o consummate or execute an agreement to consummate any Point Extraordinary Transaction (as defined below); or

o directly or indirectly, thorough any officer, director, employee, representative or agent of Point, solicit, initiate or encourage the initiation or continuation of any inquiries or proposals regarding, or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any Point Extraordinary Transaction that, if consummated, would constitute an Alternative Point Extraordinary Transaction (as defined below).

See "--No Solicitation."

        Notwithstanding the foregoing, Point is expressly permitted to solicit, initiate and encourage the initiation of, preliminary, non-binding negotiations or discussions concerning, or provide any non-public information to any person relating to, any Point Extraordinary Transaction that is not an Alternative Point Extraordinary Transaction.

        HMSR has agreed not to:

o solicit, initiate or encourage the initiation of any inquiries or proposals regarding any HMSR Acquisition Proposal (as defined below);

o engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any HMSR Acquisition Proposal; or

o       agree to, approve or recommend any HMSR Acquisition Proposal.

        See "--No Solicitation."

        Notwithstanding the foregoing, if HMSR receives a bona fide, written HMSR Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of HMSR's non-solicitation obligations in the merger agreement, HMSR may furnish information with respect to it and its subsidiaries to the person that made such HMSR Acquisition Proposal, and participate in discussions and negotiations regarding such HMSR Acquisition Proposal; provided, however, that HMSR can furnish such information and participate in such discussions and negotiations only if (a) HMSR gives Point advance notice as soon as reasonably practicable of its intention to take any such action, (b) the board of directors of HMSR determines in good faith (upon advice of outside legal counsel) that it is required to do so in order to discharge its fiduciary duties, and (c) the board of directors of HMSR concludes, after consulting with its financial advisors, in good faith that such HMSR Acquisition Proposal provides a reasonable probability of offering terms more favorable to HMSR and holders of HMSR's common stock from a financial point of view than the merger described in this Joint Proxy Statement/Prospectus, taking into account such factors that are deemed relevant by the board of directors of HMSR.

        Other Covenants
        ---------------

        The merger agreement contains certain other covenants and agreements, including (a) agreements relating to preparation and distribution of the registration statement of which this Joint Proxy Statement/Prospectus forms a part, (b) the holding of the Point special meeting of stockholders to approve the merger agreement, (c) the holding of the HMSR special meeting of stockholders to approve the amendment to the certificate of incorporation of HMSR to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc., (d) public announcements and (e) cooperation regarding certain consents and filings with governmental and other agencies and organizations.

Conditions to the Merger

        Conditions to Obligations of Each Party to Effect the Merger
        ------------------------------------------------------------

        The consummation of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

o       the Point stockholders must approve the merger agreement;

o the HMSR stockholders must approve the amendment to the certificate of incorporation to effect a 1-for-10 reverse split of HMSR's common stock and to change HMSR's name to Point Therapeutics, Inc.;

o       the registration statement of which this Joint Proxy
        Statement/Prospectus is a part must have been declared effective by the Securities and Exchange Commission and must not be subject to any stop order or proceeding seeking a stop order;

o no law, injunction or order preventing the completion of the merger must be in effect;

o       HMSR's Net Available Cash shall equal or exceed $8 million;

o each of HMSR and Point shall have received a written opinion from their respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code for federal income tax purposes;

o each outstanding share of Point's preferred stock shall have been converted into shares of Point's common stock immediately prior to the effective time; and

o each holder of a Point warrant shall have consented to the form and substance of the warrants to be issued by HMSR for each warrant of Point assumed by HMSR pursuant to the merger agreement.

        Conditions to Obligations of HMSR and PT Acquisition Corp. to Effect the Merger
        ------------------------------------------------------------------------

        The consummation of the merger by HMSR and PT Acquisition Corp. depends upon the satisfaction or waiver of a number of conditions, including, among others:

o the fairness opinion of L.E.K. Consulting shall not have been withdrawn, amended or modified in any material respect; and

o Point shall not have suffered material adverse change in its assets, liabilities, prospects, financial condition or operations, provided, however, that the following shall not be deemed to cause a material adverse change:

        o Point's receipt or learning of negative or adverse clinical or other data in any clinical trials relating to the safety, efficacy or other performance of PT-100 or any other drug, compound, technology, process or product of Point;

        o negative or adverse results in pre-clinical research and development activities involving PT-100 or any of its analogues;

        o occurrence of a discovery, development, commercialization or marketing of any drug, compound, technology, process or product of any other person that competes with or could compete with PT-100 or any other Point product; or

        o a change in any facts or circumstances relating to the United States economy generally or the biotechnology or pharmaceutical industries.

o Holders of not more than 5% of the aggregate number of shares of Point common stock and Point preferred stock (on an as converted basis) outstanding immediately prior to the closing of the merger shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth under the Massachusetts Business Corporation Law with respect to such shares.

        Conditions to Obligations of Point to Effect the Merger
        -------------------------------------------------------

        The consummation of the merger by Point depends upon the satisfaction or waiver of a number of conditions, including, among others:

o HMSR's certificate of incorporation shall have been amended by the filing of an amendment substantially in the form set forth as Exhibit 6.3(f) of the merger agreement, subject to HMSR's and Point's mutual agreement upon the terms of the HMSR reverse split with respect to HMSR shares of common stock prior to filing the registration statement of which this Joint Proxy/Prospectus is a part;

o HMSR's products liability insurance policy shall be in full force and effect;

o HMSR's directors' and officers' liability insurance policy shall be in full force and effect;

o HMSR shall have obtained a six-year extension of insurance coverage under the HMSR directors' and officers' liability insurance policy for acts occurring prior to the effective time of the merger. Such insurance coverage shall be on substantially the same terms and conditions as under the current HMSR directors' and officers' liability insurance policy, the premiums for which shall not be required to exceed more than 175% of the annual premium currently paid by HMSR for such coverage;

o HMSR shall not have suffered a material adverse change in its assets, liabilities or financial condition that materially and adversely affects the ability of HMSR to consummate the transactions contemplated by the merger agreement; and

o the current directors and officers of HMSR shall have resigned and the current directors and officers of Point shall have been named directors and officers of HMSR.

Indemnification and Insurance

        The merger agreement provides that, after HMSR and Point consummate the merger, HMSR shall, to the fullest extent permitted under applicable law or under its certificate of incorporation as in effect immediately upon consummation of the merger, indemnify and hold harmless each present and former director or officer of HMSR against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by the merger agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to consummation of the merger, to the same extent as provided in its certificate of incorporation for a period of six years after the effective time of the merger.

        Subject to certain limited exceptions set forth in the merger agreement, for a period of six years after the effective time of the merger, HMSR will maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by HMSR's directors' and officers' liability insurance policy on comparable terms to those currently in effect; provided, however, that HMSR will not be required to spend more than 175% of the annual premium currently paid by HMSR for such coverage and provided, further, that if the premium for such coverage exceeds such amount, HMSR will purchase a policy with the greatest coverage available for such 175% of the annual premium.

Termination

        Termination by Mutual Agreement
        -------------------------------

        HMSR and Point can jointly terminate the merger agreement at any time before consummating the merger, even if the stockholders of Point have approved the merger. Either of HMSR or Point can also terminate the merger agreement if:

o HMSR and Point do not consummate the merger on or before the earlier of (i) 120 days after the filing of the registration statement of which this Joint Proxy/Prospectus is a part with the Securities and Exchange Commission or (ii) March 15, 2002 (the "Termination Date"), provided that (a) the failure to complete the merger is not the result of the failure of the terminating party to fulfill its obligations under the merger agreement and (b) the Termination Date may be extended under certain circumstances as provided in the merger agreement. See "--HMSR's Option to Extend Termination Date" below.

o a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger (except that this right is not available if the party to the merger agreement which would like to exercise the right to terminate has not complied with its obligations to use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders and to make all filings required in connection with the authorization, execution and delivery of the merger agreement, in each case, as promptly as practicable, and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action).

        Termination by HMSR
        -------------------

        HMSR can terminate the merger agreement if:

o any representation or warranty of Point set forth in the merger agreement shall be untrue when made, or

o Point breaches any covenant or agreement set forth in the merger agreement, such that the closing conditions regarding (i) the truth and accuracy in all material respects of Point's representations and warranties and (ii) performance and compliance in all material respects with all of Point's agreements and covenants (either (i) or (ii) above being a "Point Terminating Breach"), in each case, would not be satisfied;

provided, however, that HMSR will not have the right to terminate in connection with the foregoing breaches if and to the extent that such breach is curable by Point through exercise of its best efforts and for as long as Point continues to exercise such best efforts;

o the merger and other transactions contemplated by the merger agreement fail to receive the requisite vote for approval at the Point special meeting of stockholders or any adjournments or postponement thereof; or

o subject to HMSR's payment to Point of a Break-Up Fee (described below), HMSR's board of directors authorizes HMSR to enter into a definitive agreement with respect to a "Superior Parent Proposal" as defined in the merger agreement (an "Alternate Transaction").

        Termination by Point
        --------------------

        Point can terminate the merger agreement if:

o any representation or warranty of HMSR or PT Acquisition Corp. set forth in the merger agreement shall be untrue when made; or

o HMSR or PT Acquisition Corp. breaches any covenant or agreement set forth in the merger agreement, such that the closing conditions regarding (i) the truth and accuracy in all material respects of HMSR's representations and warranties and (ii) performance and compliance in all material respects with all of HMSR's agreements and covenants (each of (i) or (ii) being an "HMSR Terminating Breach"), in each case, would not be satisfied;

provided, however, that Point will not have the right to terminate in connection with the foregoing breaches if and to the extent that such breach is curable by HMSR or PT Acquisition Corp., as applicable, through exercise of its best efforts and for as long as HMSR or PT Acquisition Corp., as applicable, continues to exercise such best efforts; or

o HMSR stockholders do not approve the amendment to HMSR's certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and change HMSR's name to Point Therapeutics, Inc.

HMSR's Option to Extend Termination Date

        At any time during the period beginning ten days before the Termination Date and ending on the Termination Date, HMSR may, at its sole option, elect to extend the Termination Date for an additional 14 days (the "Extension Option") by notifying Point in writing and paying Point a fee of $250,000 (the "Extension Fee"). HMSR's exercise of the Extension Option is subject to the following conditions:

o the merger agreement is in full force and effect on the date upon which HMSR exercises the Extension Option;

o HMSR is exercising the Extension Option solely for purposes of attempting to obtain the requisite approval of the HMSR stockholders of the amendment of the HMSR certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc.;

o HMSR is not in breach of the merger agreement on the date upon which HMSR exercises the Extension Option;

o neither Point nor HMSR has given notice of termination pursuant to any applicable provision under the merger agreement. See "--Termination" above; and

o the Extension Fee shall have been paid by HMSR and received by Point on or before the Termination Date.

        The merger agreement further provides that if HMSR exercises the Extension Option in accordance with the foregoing provisions, the Termination Date will be extended to the date which is 14 days after the then-current Termination Date. The merger agreement further provides that (i) the Extension Date can be extended by HMSR only one time and (ii) exercise of the Extension Option shall not constitute a waiver or cure of any breach by HMSR of any representation, warranty or agreement in the merger agreement.

HMSR's Right to Participate in Future Equity Financing

        In the event that HMSR does not exercise the Extension Option and the merger is not consummated by the Termination Date, under certain circumstances HMSR will have the right to participate in any equity financing engaged in by Point that is expected by Point to close (or become subject to a written term sheet or binding agreement) on or before the date that is 60 days after the Termination Date (a "Point Financing"). At the closing of the Point Financing, HMSR will have the right to purchase up to the number of shares equal to the aggregate number of shares being purchased by the other investors participating in such financing on the same terms and conditions offered to the other investors. Notwithstanding the foregoing, (i) Point shall have the right to terminate any Point Financing and (ii) HMSR shall not have the right to participate in any Point Financing in the event that a vote of the stockholders of HMSR is taken and such stockholders fail to approve the amendment to HMSR's certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc.

Termination Fees

        Point Lock-Up Fee
        -----------------

        Upon execution of the merger agreement, HMSR paid Point a fee of $500,000 (the "Point Lock-Up Fee"). Pursuant to the merger agreement, HMSR will forfeit the Point Lock-Up Fee and Point will not have any obligation to repay such amount to HMSR if:

(i) HMSR or Point terminates based on the passing of the Termination Date, including any extensions thereof as contemplated by the merger agreement (a "Merger Agreement Expiration"), other than by reason of a failure by Point to fulfill any of its obligations under the merger agreement such that such failure causes or results in the failure of the merger to occur on or before the Termination Date;

(ii) HMSR or Point terminates because a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger (collectively, a "Restraining Order"), in each case, in the event the party initiating the action or proceeding to restrain, enjoin or otherwise prohibit the merger is a stockholder of HMSR;

(iii) Point terminates the merger agreement because of a HMSR Terminating Breach; or

(iv) Point terminates the merger agreement because the amendment of HMSR's certificate of incorporation to effect a 1-for-10 reverse split with respect to HMSR common stock and to change HMSR's name to Point Therapeutics, Inc. is not approved by the requisite vote of HMSR's stockholders.

        Alternative Fee and Break-Up Fee
        --------------------------------

        HMSR shall forfeit $250,000 of the Lock-Up Fee to Point if the merger agreement is terminated by Point or HMSR because of a Restraining Order which resulted from an action or proceeding other than an action or proceeding initiated by a stockholder of HMSR or a stockholder of Point (in which event Point will pay HMSR $250,000 representing a return of the remaining Lock-Up Fee within two business days thereafter).

        HMSR shall forfeit to Point the Point Lock-Up Fee and shall pay to Point an additional fee of $650,000 (the "Break-Up Fee") if the merger agreement is terminated by HMSR because HMSR's board of directors authorized HMSR to enter into a definitive agreement with respect to an Alternate Transaction. See "--Termination--Termination by HMSR" above. The Break-Up Fee shall be payable by wire transfer immediately upon termination of the merger agreement. To the extent HMSR has paid an Extension Fee pursuant to the merger agreement, $250,000 shall be credited against payment of the Break-Up Fee.

        Fees Due to HMSR
        ----------------

        Point shall pay HMSR $1,000,000, consisting of a return of the Point Lock-Up Fee and an additional $500,000 fee (together, the "HMSR Fee") if:

(i) HMSR terminates the merger agreement based on a Merger Agreement Expiration caused by a failure of Point to fulfill any of its obligations under the merger agreement such that any such failure caused or resulted in the failure of the merger to occur on or before the Termination Date;

(ii) Point or HMSR terminate the merger agreement because of a Restraining Order provided that the party that initiated the action or proceeding to obtain the Restraining Order is a stockholder of Point;

(iii) HMSR terminates the merger agreement because of a Point Terminating Breach; or

(iv) HMSR terminates the merger agreement because the merger agreement shall fail to receive the requisite vote for approval at the special meeting of Point's stockholders or any adjournments thereof.

No Solicitation

        No Solicitation by Point
        ------------------------

        Point has agreed that it will not consummate or execute an agreement to consummate any merger, sale of material assets, sale of shares of capital stock (including by way of tender offer) or similar transactions involving Point other than the merger described in this Joint Proxy Statement/Prospectus (a "Point Extraordinary Transaction"). In addition, Point has agreed that it will not directly or indirectly, through any officer, director, employee, representative or agent of Point, solicit, initiate or encourage the initiation or continuation of any inquiries or proposals regarding, or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any Point Extraordinary Transaction that, if consummated, would be in lieu of the merger (an "Alternative Point Extraordinary Transaction"). Notwithstanding the foregoing, Point is expressly permitted to solicit, initiate and encourage the initiation of, preliminary, non-binding negotiations or discussions concerning, or provide any non-public information to any person relating to, any Point Extraordinary Transaction that is not an Alternative Point Extraordinary Transaction.

        Point must immediately notify HMSR after it receives any written proposals for, or any oral proposal reasonably likely to result in the consummation of, any Point Extraordinary Transaction (each, a "Point Proposal"), any modification or amendment thereof, any request for non-public information relating to Point in connection with a Point Proposal or for access to the properties, books or records of Point by any person or entity that informs the board of directors of Point that it is considering making, or has made, a Point Proposal. Point's notice to HMSR shall be made orally and in writing and shall indicate the material terms of such proposal (including the identity of the parties making such proposal) and whether Point is providing or intends to provide the person making the Point Proposal with access to information concerning Point, subject to any relevant confidentiality restrictions.

        Point has also agreed to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than HMSR or PT Acquisition Corp.) conducted before November 15, 2001 with respect to any proposal for an Alternative Point Extraordinary Transaction. Further, Point has agreed not to release any third party from the confidentiality provisions of any confidentiality agreement to which Point is a party.

        No Solicitation by HMSR
        -----------------------

        HMSR has agreed that it will not directly or indirectly, through any officer, director, employee, representative or agent of HMSR or any of its subsidiaries, solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of material assets, sale of shares of capital stock (including by way of tender offer) or similar transaction involving HMSR or any subsidiary of HMSR other than the merger described in this Joint Proxy Statement/Prospectus (a "HMSR Acquisition Proposal"). Further, HMSR has agreed that it will not (i) engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any HMSR Acquisition Proposal, or (ii) agree to, approve or recommend any HMSR Acquisition Proposal. Notwithstanding the foregoing, if HMSR receives a bona fide, written HMSR Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of HMSR's non-solicitation obligations in the merger agreement, HMSR may furnish information with respect to it and its subsidiaries to the person that made such HMSR Acquisition Proposal, and participate in discussions and negotiations regarding such HMSR Acquisition Proposal; provided, however, that HMSR can furnish such information and participate in such discussions and negotiations only if (a) HMSR gives Point advance notice as soon as reasonably practicable of its intention to take any such action, (b) the board of directors of HMSR determines in good faith (upon advice of outside legal counsel) that it is required to do so in order to discharge its fiduciary duties, and (c) the board of directors of HMSR concludes, after consulting with its financial advisors, in good faith that such HMSR Acquisition Proposal provides a reasonable probability of offering terms more favorable to HMSR and holders of HMSR's common stock from a financial point of view than the merger described in this Joint Proxy Statement/Prospectus, taking into account such factors that are deemed relevant by the board of directors of HMSR.

        HMSR has also agreed to immediately notify Point after it receives a HMSR Acquisition Proposal, or any modification of or amendment to any HMSR Acquisition Proposal, or any request for non-public information relating to HMSR or any of its subsidiaries in connection with a HMSR Acquisition Proposal or for access to the properties, books or records of HMSR or any subsidiary by any person or entity that informs the board of directors of HMSR or such subsidiary that it is considering making, or has made, a HMSR Acquisition Proposal. HMSR's notice to Point shall be made orally and in writing. HMSR will provide Point with a copy of any HMSR Acquisition Proposal received by it and each revised version of such HMSR Acquisition Proposal promptly after, and in any event within 24 hours of, receipt by HMSR of such HMSR Acquisition Proposal or revision and shall otherwise keep Point reasonably informed of the status of such discussions.

        HMSR has also agreed to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Point) conducted before November 15, 2001 with respect to any proposal for a HMSR Acquisition Proposal. Further, HMSR has agreed not to release any third party from the confidentiality provisions of any confidentiality agreement to which HMSR is a party.

        Pursuant to the merger agreement, HMSR's board of directors may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Point, its approval or recommendation of the merger or the amendment of HMSR's certification of incorporation unless HMSR's board of directors determines, in good faith, in accordance with its non-solicitation obligations under the merger agreement, that such HMSR Acquisition Proposal is a superior proposal to the merger described in this Joint Proxy Statement/Prospectus and determines, in good faith and upon the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to HMSR's stockholders under applicable law.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements reflect the accounting for the merger of PT Acquisition Corporation, a wholly-owned subsidiary of HMSR, with and into Point in accordance with the merger agreement provisions. The merger agreement provides that:

o       each outstanding share of Point common stock will be exchanged for
        4.19356 shares of HMSR common stock, assuming a 1-for-10 reverse split of HMSR common stock, assuming that the Net Available Cash of HMSR immediately prior to the merger equals $14.0 million, subject to adjustment; and

o each option and warrant to purchase Point's common stock will be assumed by HMSR and become an option or warrant, as applicable, to purchase HMSR common stock equal to the number of shares of Point's common stock that the option or warrant was exercisable for immediately prior to the completion of the merger, multiplied by an exchange rate of 4.19356, assuming a 1-for-10 reverse split of HMSR common stock, and assuming that the Net Available Cash of HMSR immediately prior to the merger equals $14.0 million, subject to adjustment.

        Since the former Point stockholders will own a majority of the outstanding common shares of HMSR and since HMSR is a non-operating company with only cash and cash equivalents as assets, HMSR is considered the acquiree in the transaction, but remains the surviving legal entity. Accordingly, the unaudited pro forma condensed combined balance sheet records this transaction as an issuance of Point capital stock for the net monetary assets of HMSR. Since this transaction is in substance a recapitalization of Point and not a business combination, no goodwill is required to be recorded.

        The unaudited pro forma condensed combined financial statements are based upon, and should be read in conjunction with, the historical financial statements of HMSR included in its report on Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarter ended September 30, 2001, both of which are incorporated by reference in this proxy statement, and the historical financial statements of Point, which are included elsewhere in this proxy statement.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2001 gives effect to:

o the merger of PT Acquisition Corp. with and into Point as if it occurred on September 30, 2001; and

o the exchange of shares described above and in the notes to the unaudited pro forma condensed combined financial statements. The number of HMSR shares to be issued to Point shareholders will vary according to the amount of Net Available Cash of HMSR at the time of merger, but is not expected to vary materially. For example, if such Net Available Cash was $15 million, or $1 million greater than assumed in the accompanying unaudited pro forma condensed combined financial statements, the exchange ratio would be 3.9985 and 7,096,944 HMSR shares, a decrease of 346,192 shares, would be issued to the Point stockholders.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the merger of PT Acquisitions Corp. with and into Point, as if it had occurred prior to January 1, 2000. The unaudited pro forma condensed combined statements of operations do not:

o purport to represent what the results of operations actually would have been if the merger of PT Acquisition Corp. with and into Point had occurred as of the date indicated or what those results will be for any future periods; or

o reflect the HMSR historical operations which were sold to Whatman Bioscience, Inc. on May 29, 2001 because Point is considered to be the acquiror for accounting purposes.

        After taking into account a 1-for-10 reverse split of HMSR common stock that is proposed to be effected immediately prior to the merger, HMSR will be issuing approximately 7.44 million shares of common stock, subject to adjustment, to the stockholders of Point in exchange for all the outstanding shares of the Company. The 7.44 million shares of common stock to be issued by HMSR to the Point stockholders will represent approximately 79% of the voting common stock of HMSR.


              Unaudited Pro Forma Condensed Combined Balance Sheet

                            as of September 30, 2001
                                 (in thousands)


                                                               Point           HMSR          Pro Forma       Pro Forma
                                                             Historical     Historical      Adjustments      Combined
                                                            ------------   ------------    -------------   -------------
Current assets:
  Cash and cash equivalents .....................            $   6,525      $   16,182      $       --      $   22,707
  Prepaid expenses ..............................                   11             170              --             181
                                                             ---------      ----------      ----------      ----------
  Total current assets ..........................                6,536          16,352              --          22,888

Fixed assets, net ...............................                   83              --              --              83
Other assets ....................................                   --               9              --               9
                                                             ---------      ----------      ----------      ----------
Total assets ....................................            $   6,619      $   16,361      $       --      $   22,980
                                                             =========      ==========      ==========      ==========

Current liabilities:
  Accounts payable ..............................            $     431      $      388      $       --      $      819
  Accrued professional fees .....................                  217             117              --             334
  Other accrued expenses ........................                   58             208              --             266
                                                             ---------      ----------      ----------      ----------

Total current liabilities .......................                  706             713              --           1,419

Patent liability ................................                   61              --              --              61

Stockholders' equity:
   Preferred stock ..............................                6,159              --          (6,159)(A)          --
   Common stock .................................                7,396             199           6,159 (A)
                                                                                               (13,555)(B)
                                                                                                    74 (C)
                                                                                                  (179)(E)          94

Additional paid in capital ......................                   --         112,352          13,555 (B)
                                                                                                   (74)(C)
                                                                                               (96,571)(D)
                                                                                                   179 (E)      29,441
Accumulated deficit .............................               (7,703)        (96,571)         96,571 (D)      (7,703)
Treasury stock ..................................                   --            (332)             --            (332)
                                                             ---------      ----------      ----------      ----------
Total stockholders' equity ......................                5,852          15,648              --          21,500
                                                             ---------      ----------      ----------      ----------
Total liability and stockholders' equity.........            $   6,619      $   16,361      $       --      $   22,980
                                                             =========      ==========      ==========      ==========


         Unaudited Pro Forma Condensed Combined Statement of Operations

                  For the Nine Months Ended September 30, 2001
                      (in thousands, except per share data)

                                                               Point           HMSR          Pro Forma       Pro Forma
                                                             Historical     Historical      Adjustments      Combined
                                                            ------------   ------------    -------------   -------------
Total Revenues                                               $      --      $       --      $       --      $       --

Operating expenses:
     General and administrative                                  1,149           1,267              --           2,416
     Research and development                                    2,621              --              --           2,621
                                                             ---------      ----------      ----------      ----------

Loss from operations                                            (3,770)         (1,267)             --          (5,037)

Other income (expense):
     Interest income                                               191             248              --             439
     Interest expense                                               --              (1)             --              (1)
     Other income                                                   --              --              --              --
                                                             ---------      ----------      ----------      ----------

Net loss from continuing operations                          $  (3,579)     $   (1,020)     $       --      $   (4,599)
                                                             =========      ==========      ==========      ==========
Net loss per share from continuing operations:
Basic                                                        $   (2.59)     $    (0.05)     $       --      $    (0.49)
                                                             =========      ==========      ==========      ==========
Diluted                                                      $   (2.59)     $    (0.05)     $       --      $    (0.49)
                                                             =========      ==========      ==========      ==========

Shares used in computing net loss per share
  from continuing operations:
Basic                                                            1,381          19,129              --           9,356
                                                             =========      ==========      ==========      ==========
Diluted                                                          1,381          19,129              --           9,356
                                                             =========      ==========      ==========      ==========


         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 2000
                      (in thousands, except per share data)

                                                               Point           HMSR          Pro Forma       Pro Forma
                                                             Historical     Historical      Adjustments      Combined
                                                            ------------   ------------    -------------   -------------
License revenue                                              $   4,333      $       --      $       --      $    4,333
Sponsored research and development                                 900              --              --             900
                                                             ---------      ----------      ----------      ----------

Total revenues                                                   5,233              --              --           5,233

Operating expenses:
General and administrative                                         854             805              --           1,659
Research and development                                         2,296              --              --           2,296
                                                             ---------      ----------      ----------      ----------

Income (loss) from continuing operations                         2,083            (805)             --           1,278

Other income (expense):
Interest income                                                    259             935              --           1,194
Interest expense                                                    --          (1,056)             --          (1,056)
                                                             ---------      ----------      ----------      ----------

Net income (loss) from continuing operations                 $   2,342      $     (926)     $       --      $    1,416
                                                             =========      ==========      ==========      ==========

Net income (loss) per share from continuing
  operations:
Basic                                                        $    1.70      $    (0.05)     $       --      $     0.15
                                                             =========      ==========      ==========      ==========
Diluted                                                      $    1.60      $    (0.05)     $       --      $     0.14
                                                             =========      ==========      ==========      ==========

Shares used in computing net income (loss)
  per share from continuing operations:
Basic                                                            1,375          19,046      $       --           9,348
                                                             =========      ==========      ==========      ==========
Diluted                                                          1,462          19,046      $       --           9,825
                                                             =========      ==========      ==========      ==========

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.  Basis of Presentation

        The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or operating results which would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial condition.

2.  Pro Forma Adjustments

        (A) To reflect the conversion of Point preferred stock to Point common stock.

        (B)     To eliminate Point's historical equity accounts.

        (C)     To reflect the issuance of HMSR common stock to Point
                stockholders.
                    Point shares outstanding before merger     1,774
                    Exchange ratio                           4.19356
                                                             -------
                    HMSR shares issued                         7,443
                    Par value of 7,443 HMSR shares                74

        (D) To reflect the elimination of HMSR's historical accumulated deficit as Point will be the acquiror for accounting purposes.

        (E) To reflect the 1 for 10 stock split of HMSR common stock as follows:

                    HMSR shares outstanding                   19,900
                    1 for 10 stock split                       1,990

                    Par value before split                       199
                    Par value after split                         20
                                                           ---------
                    Adjustment                                   179

3.  Pro Forma Net Income (Loss) per share

        Pro forma basic and diluted net income (loss) per share is calculated by dividing pro forma net income (loss) by the number of shares used to calculate net income (loss) per share in the historical period of HMSR adjusted to give effect to the shares assumed to have been issued had this transaction been consummated at the beginning of the period presented and assuming the 1-for-10 reverse split of HMSR common stock.



                                                                         Nine Months ended                     Year ended
                                                                        September 30, 2001                 December 31, 2000
                                                             -----------------------------------------------------------------------
   Historical weighted average shares -                                         1,381                             1,375
   Point
   Assumed shares retired in merger                                            (1,381)                           (1,375)
   HMSR shares issued to Point                  (A)                             7,443                             7,443
   shareholders
   Historical weighted average shares -                                        19,129                            19,046
   HMSR
   Reduced by 1 for 10 stock split                                            (17,216)                          (17,141)
   Adjusted HMSR shares                         (B)                             1,913                             1,905
   Shares used in computing pro forma          (A+B)                            9,356                             9,348
   basic net income (loss) per share
   Point dilutive shares                                                            -                                87
   Exchange ratio                                                                   -                                 4.19356
   Adjusted Point dilutive shares               (C)                                 -                               363
   HMSR dilutive shares                                                             -                             1,135
   Reduced by 1 for 10 stock split                                                  -                            (1,021)
   Adjusted HMSR dilutive shares                (D)                                 -                               114
   Shares used in computing pro forma        (A+B+C+D)                          9,356                             9,825
   diluted net income (loss) per share

                           INFORMATION REGARDING POINT

Overview

        Point is developing small molecule drugs for the treatment of certain hematopoietic disorders and for the treatment of cancer. PT-100, Point's lead product candidate, has the potential to treat a number of different hematopoietic disorders, such as neutropenia (an abnormally low level of a type of white blood cell called a neutrophil) and anemia (an abnormally low level of red blood cells).

        Hematopoietic disorders are medical conditions characterized by an abnormally high or low level of mature blood cells. The different types of mature blood cells include neutrophils (a type of white blood cell), red blood cells, T and B cells (types of white blood cells) and platelets, each of which plays an important role in the body. For example, neutrophils are the body's first defense against infection. A person with an abnormally low level of neutrophils, or neutropenia, is at an increased risk of developing an infection.

        Various diseases and disease treatments can suppress the body's production of blood cells, causing hematopoietic disorders. For example, chemotherapy, which is one treatment option for individuals with cancer, targets cell types that grow rapidly, such as tumor cells, and destroys them. However, as an unwanted side effect of chemotherapy, neutrophils and other types of blood cells whose levels are maintained by rapid cell growth may also be damaged or destroyed. This can cause the cancer patient receiving chemotherapy to develop neutropenia, anemia and other hematopoietic disorders. Suppression of blood cell production and destruction of mature blood cells are also thought to arise in other diseases such as AIDS.

        Point believes that PT-100 potentially has the ability to treat hematopoietic disorders involving abnormally low levels of blood cells. The treatment of neutropenia is the first clinical application for PT-100 being tested by Point in clinical trials. PT-100 is currently in a Phase I/II clinical study for the treatment of neutropenia in cancer patients as an adjunct to chemotherapy. Point believes that PT-100 might also be developed for the treatment of neutropenia in patients with AIDS or other diseases that can cause neutropenia.

        In addition to serving as a potential treatment for neutropenia, Point has obtained results from preclinical research in animal models indicating that PT-100 potentially has the ability to treat acute anemia. Acute anemia is a condition of an abnormally low number of red blood cells. For example, cancer patients sometimes develop acute anemia after undergoing chemotherapy because of the chemotherapeutic agent's adverse effects on red blood cell production. Similarly, Point believes that PT-100 could potentially serve as a treatment for patients with AIDS suffering from acute anemia caused by bone marrow deficiencies that affect blood cell production. To date, Point has not initiated human clinical testing of PT-100 in treating these conditions.

        If Point is able to obtain FDA approval to market PT-100 for the treatment of neutropenia in cancer patients undergoing chemotherapy, Point believes that PT-100 could have clinical and competitive advantages over currently available products.

        In particular, if PT-100 were demonstrated by Point to be orally effective in such treatments, PT-100 would have the clinical advantage of being able to be administered to patients in tablet form, as opposed to injection or other means of drug administration that must be used by products currently being marketed for the treatment of neutropenia. Point believes PT-100 is orally bioavailable because increasing amounts of PT-100 were found in the serum of clinical study subjects in initial human safety studies as increasing doses of PT-100 were administered orally. In addition, an enzyme indicator of PT-100 activity was inhibited in a dose-dependent manner (increased doses caused decreased activity of the enzyme). Moreover, Point has observed in animal models designed to test PT-100's effects on neutropenia that neutrophil counts in animals increased after PT-100 was given orally. Point also observed, in initial safety studies in healthy human volunteers, that, at certain doses, PT-100 administered orally caused increases in neutrophils. These observations suggest that PT-100, administered orally, could provide an effective treatment of neutropenia.

        Another possible advantage of PT-100 over currently available products could be the cost and ease of manufacturing the product. Most of the products currently available for the treatment of neutropenia are large, complex proteins, which are made in biological systems. In contrast, PT-100 is a member of a class of chemical compounds known as boronated dipeptides, a small molecule which is chemically synthesized. Synthetic small molecule products are generally less expensive to manufacture than large protein-based treatments. For this reason, Point believes that its costs of production for a treatment regimen of PT-100 would be less than the costs of producing large protein-based treatments for neutropenia.

        In addition to potentially serving as a treatment for different hematopoietic disorders, PT-100 has been observed by Point in animal testing to have an ability to inhibit the growth of different types of tumors. The tumor responses in animals observed by Point have ranged from tumor growth inhibition for certain types of tumors to full regression of other tumors. Point currently plans to complete its preclinical research on the anti-tumor effects of PT-100 in 2002 and then to file an Investigational New Drug application with the FDA in order to initiate a clinical program to test the safety and efficacy of PT-100 for a specific anti-tumor indication.

        To date, Point has not submitted PT-100 or any other product to the FDA for marketing approval. Due to risks and uncertainties inherent in clinical testing and the regulatory process, Point is not able to estimate at this time when PT-100 may be submitted to the FDA for marketing approval or be commercially available for any application, if at all.

        Point, located in Boston, Massachusetts, is a Massachusetts corporation and was formed in 1996 under the name Immune Therapeutics, Inc. The company changed its name to Point Therapeutics Inc. in 1997.

        Role of PT-100 in Hematopoiesis
        -------------------------------

        Hematopoiesis is a continuous process of blood cell development within the body. The need for this continuous activity is due to the relatively short life span of most blood cells. Hematopoiesis has several stages, starting in the bone marrow with cells called hematopoietic stem cells. Hematopoietic stem cells are believed to be the origin of all blood cells, undergoing a well-regulated process of proliferation (increase in cell numbers) and differentiation into different types of blood cells. Under the influence of certain growth factors, which are proteins which activate cell proliferation and differentiation, hematopoietic stem cells develop into primitive hematopoietic progenitor cells. Primitive hematopoietic progenitor cells are cells in the bone marrow that have the ability to develop into different blood cell types. Depending on the body's needs and the presence or absence of specific growth factors, primitive hematopoietic progenitor cells develop into committed progenitor cells. These cells are programmed to end up as blood cells of a specific type, such as neutrophils, red blood cells and platelets. See the hematopoiesis stem cell chart set forth below.


[GRAPHIC OMITTED]

        Various disease treatments, such as chemotherapy, can have the unintended effect of suppressing the production of blood cells. Certain hematopoietic disorders, such as anemia, thrombocytopenia (which is an abnormally low level of platelets) or neutropenia can arise also due to damage to bone marrow cells caused by AIDS and other diseases. Since all blood cells have critical functions (for example, neutrophils fight infections and red blood cells carry oxygen), a patient's safety is at risk the longer he or she is missing the full complement of blood cells.

        Point has observed that PT-100 has the ability to stimulate the growth of primitive hematopoietic progenitor cells under certain laboratory conditions in human cell cultures. Point has also observed in research animal models that PT-100 appears to stimulate the proliferation of primitive hematopoietic progenitor cells. Point believes that these observations are due to PT-100's interaction with specialized cells in the bone marrow called stromal cells to increase the production of certain hematopoietic growth factors. These growth factors are believed to be required for the development and differentiation of mature blood cells. For example, Point has observed in preclinical animal research that PT-100 stimulates the production of the growth factor G-CSF, which is a protein involved in both the expansion of primitive hematopoietic progenitor cells and the differentiation of committed progenitor cells into neutrophils.

        By using well-established mouse models of neutropenia, Point demonstrated that PT-100 significantly accelerated neutrophil recovery in mice following treatment with various chemotherapeutic agents. In addition, the effect on the rate of neutrophil regeneration was achieved at microgram doses of PT-100 after only a few days of administration. This supports other observations made by Point, namely, that PT-100 acts to stimulate cellular growth and differentiation in hematopoiesis in mouse models. Similarly, Point tested PT-100 in an animal model of acute anemia. Results of these tests demonstrated that mice pretreated with PT-100 developed less severe anemia due to a significantly faster recovery of mature red blood cells than in the control animals. In addition, committed progenitors of red blood cells were substantially increased in PT-100-treated mice, which supports previous observations that PT-100 increases the primitive hematopoietic progenitor pool in the bone marrow of mice.

        Potential Clinical Indications for PT-100
        -----------------------------------------

-  Hematopoietic Disorders
   -----------------------

        Point believes that PT-100 may be able to treat a number of different hematopoietic disorders in which the hematopoietic process has been suppressed by disease, chemotherapy, or other causes, because PT-100 appears to not only stimulate differentiation of blood cells, but also to promote growth of primitive hematopoietic progenitor cells. Therefore, PT-100 has the potential to create a larger pool of uncommitted cells that can be developed by the body into neutrophils, red blood cells, and other types of mature blood cells.

--      Neutropenia

        The treatment of neutropenia is the first clinical application for PT-100 being tested by Point in clinical trials. PT-100 has been tested in 120 healthy human volunteers in two safety studies. The results of these studies suggested that PT-100 was well tolerated at doses that increased levels of neutrophils in the blood of certain clinical trial patients. The results of these studies were used to establish the potentially pharmacologically active doses to be evaluated in current clinical studies of PT-100.

        During the third quarter of 2001, Point initiated a Phase I/II clinical study under an FDA-approved Investigational New Drug Application in which cancer patients undergoing chemotherapy are given PT-100 as an adjunct therapy for the treatment of neutropenia. This Phase I/II study is designed to determine the clinical safety of PT-100 in cancer patients undergoing chemotherapy, as well as to establish a dose of PT-100 that accelerates neutrophil recovery following chemotherapy.

        Point also believes that PT-100 may have potential for the treatment of neutropenia in AIDS patients, but has not initiated any clinical testing for this indication.

--      Acute Anemia, Thrombocytopenia

        Point also believes that PT-100 has potential for the treatment of additional hematopoietic disorders, such as acute anemia and thrombocytopenia (a condition characterized by low levels of platelets which frequently occurs with patients treated with chemotherapy). Point also believes that PT-100 may have potential for the treatment of acute anemia in AIDS patients. Point has not yet initiated clinical testing of PT-100's safety and efficacy in treating these conditions.

-  Anti-Tumor Indication
   ---------------------

        In addition to the stimulation of the hematopoiesis, Point has discovered in preclinical animal experiments that PT-100 can also stimulate the production of soluble proteins known to promote defenses against malignant tumors. The soluble proteins involved are referred to as cytokines and chemokines. These cytokines and chemokines regulate the growth and function of specialized blood cell types, including T and B cells, which are necessary in order to provide the body's immune defense against foreign agents and tumors. PT-100 has been shown, in animal models, to increase production of certain cytokines and chemokines known to promote both immunological and non-immunological attack against tumors. Consequently, PT-100 has been evaluated in animal models of cancer and shown to significantly inhibit the growth of experimental tumors. In certain animal models PT-100 treatment caused rejection of specific tumors. Because PT-100 appears to stimulate multiple blood cell types involved in anti-tumor defenses in animal models, Point believes that PT-100 might provide a new clinical approach to cancer therapy. Point currently plans to complete its preclinical research on the anti-tumor effects of PT-100 in 2002 and then to file an Investigational New Drug application with the FDA in order to initiate a clinical program to test the safety and efficacy of PT-100 for a specific anti-tumor indication.

Intellectual Property

        In May 1997, Point entered into a license agreement with the Tufts University School of Medicine ("Tufts"). Under the Tufts license agreement, Point has been granted exclusive, worldwide rights to the boroproline family of small molecule compounds, including PT-100. In return, Point paid Tufts a non-refundable license fee and issued to Tufts and its designees a total of 90,459 shares of Point common stock. In addition, Point is required to pay Tufts a minimum annual payment of $20,000; clinical-based milestone payments; royalties on net sales of products covered by the license; and a percentage of milestone payments received by Point from any sublicensor of the Tufts patents or technology. The Tufts license agreement remains in effect until the later of the date of the last-to-expire patents, or 15 years from the date of initial commercial sale of a licensed product. See "Risk Factors-- If Tufts University School of Medicine terminates Point's license, Point could experience delays or be unable to complete the development and commercialization of its potential products."

        Protection of Point's proprietary compounds and technology is essential to Point's business. Point's policy is to protect its technology by, among other things, filing or causing to be filed on its behalf, patent applications for technology relating to the development of its business. Currently, Point is awaiting action on various patent applications relating to technology or the uses or products thereof which it owns or which it has licensed.

        The license from Tufts includes five U.S.-issued patents. Additionally, Point has been issued two U.S. and corresponding foreign patents and has been granted a Notice of Allowance for a third patent. Point's patents are related to its hematopoietic program and composition of matter covering its small molecules. Point has also filed patent applications in the United States and in foreign countries relating to hematopoietic stimulation and anti-tumor agents.

Government Regulation

        Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of pharmaceuticals and in Point's ongoing research and development activities. All of Point's products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state, statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained for any of Point's products, may be limited in scope, which may significantly limit the indicated uses for which Point's products may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

        The following paragraphs provide a general overview of the approval process for a new drug.

Investigational new drug application. If a company wants to test a new drug in human patients, an investigational new drug application ("IND") must be prepared and filed with the FDA to request FDA authorization to begin human testing of the drug. The IND becomes effective if not rejected or put on clinical hold by the FDA within 30 days. In addition, an Institutional Review Board, comprised in part of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the study protocol and monitor the study on an ongoing basis. The FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Clinical trials. Clinical trials typically are conducted in three sequential phases, Phases I, II and III. These phases may be compressed, may overlap or may be omitted in some circumstances.

-- Phase I clinical trials. After an IND becomes effective, Phase I human clinical trials can begin. These studies evaluate a drug's safety profile and the range of safe dosages that can be administered to the patient, including the maximum tolerated dose that can be given to a patient with the target disease. Phase I studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body and duration of its action.

-- Phase II clinical trials. Phase II clinical trials of drugs typically are designed to evaluate the potential effectiveness of the drug on patients with specific types and stages of disease or medical condition and to further ascertain the safety of the drug at the dosage given in a larger patient population.

-- Phase III clinical trials. In Phase III clinical trials, the drug is usually tested in a controlled randomized trial comparing the investigational new drug to an approved form of therapy in an expanded and well defined patient population and at multiple clinical sites. The goal of these studies is to obtain definitive statistical evidence of safety and efficacy of the investigational new drug regimen as compared to an approved standard treatment in defined patient populations with a given disease and stage of illness.

New drug application. After completion of clinical trials, if there is substantial evidence that the drug is safe and effective, a New Drug Application, or NDA, is prepared and submitted for the FDA to review. The NDA must contain all of the essential information on the drug gathered to that date, including data from clinical trials, and the content and format of an NDA must comply with all FDA regulations. Accordingly, the preparation and filing of an NDA is a major undertaking for a company.

        The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information from the sponsor rather than accepting an NDA for filing. In such an event, the NDA must be submitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. By law, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by the FDA through requests for additional information and clarification. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation, but gives great weight to it. If the FDA evaluations of both the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be satisfied in order to secure final approval. If the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

Other regulatory requirements. Any products Point manufactures or distributes under FDA approvals would be subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practice regulations, which impose procedural and documentation requirements upon Point and any third party manufacturers Point utilizes.

        Point is also subject to numerous other federal, state, local and foreign laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Point may incur significant costs to comply with such laws and regulations now or in the future. In addition, Point cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Approvals outside of the United States. Point will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of its products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. Point cannot make assurances that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

Competition

        The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of Point include among others, major pharmaceutical companies, specialized biotechnology companies, and universities and other research institutions. The following sections describe the products with which PT-100 would likely compete if it were to be approved for marketing as a treatment of neutropenia in cancer patients undergoing chemotherapy or as a treatment of acute anemia caused by chemotherapy treatment. Based on SEC filings and analyst reports of public companies, Point believes that the annual sales of drugs that treat neutropenia and acute anemia currently exceed $3 billion.

        Treatment of Neutropenia
        ------------------------

        Any products or technologies that are directly or indirectly successful in addressing the causes or incidence of low levels of neutrophils could negatively impact the potential market for PT-100 if it is approved for the treatment of neutropenia in cancer patients undergoing chemotherapy treatment or for treatment of neutropenia in AIDS patients. These include products that could receive approval for indications similar to those for which Point plans to seek for PT-100, development of chemotherapy treatments that are less myelosuppressive than existing treatments and the availability of anti-cancer modalities that reduce the need for myelosuppressive chemotherapy.

        Currently, the primary product marketed for the treatment of neutropenia in cancer patients undergoing chemotherapy treatment is granulocyte-colony stimulating factor. Amgen, Inc. markets the injectable neutrophil stimulant product, NEUPOGEN(TM) as an adjunct to chemotherapy in the United States, countries of the European Union ("EU"), Canada, and Australia. NEUPOGEN(TM) is a recombinant-methionyl human granulocyte colony-stimulating factor ("G-CSF"). Chugai markets a G-CSF product in Japan as an adjunct to chemotherapy. Chugai and Aventis market a G-CSF product in certain EU countries as an adjunct to chemotherapy. Chugai, through its licensee, AMRAD, markets this G-CSF product in Australia as an adjunct to chemotherapy. Under an agreement with Amgen, Chugai is precluded from selling its G-CSF product in the U.S., Canada and Mexico.

        In addition, Immunex Corporation ("Immunex") markets a competing injectable CSF product, granulocyte macrophage colony stimulating factor ("GM-CSF") in the U.S. as an adjunct to chemotherapy treatments for acute non-lymphocytic leukemia ("ANLL") and acute myelogenous leukemia ("AML"). Novartis AG markets another GM-CSF product for use in BMT patients and as an adjunct to chemotherapy in the EU and certain other countries. This GM-CSF product is currently being developed for similar indications in the U.S. and Canada. Nartograstim, a modified G-CSF protein, is sold by Kyowa Hakko Kogyo Co., Ltd. in Japan.

        Treatment of Anemia
        -------------------

        If Point develops and obtains FDA approval to market PT-100 for the treatment of acute anemia (such as found in cancer patients treated with chemotherapy or found in AIDS patients), any products or technologies that are directly or indirectly successful in addressing the causes or incidence of low levels of red blood cells caused by chemotherapy could negatively impact the potential market for PT-100 for this indication. Currently, Johnson & Johnson markets the erythropoietin drug PROCRIT(TM) for the treatment of anemia associated with chemotherapy. Amgen has recently submitted license applications in the United States and Europe for ARANESP(TM), a fast-acting erythropoiesis stimulating protein which requires less frequent dosing than the existing therapies. Also, Aventis S.A. and Transkaryotic Therapies, Inc., are currently developing a gene-activated erythropoietin drug.

Employees

        As of December 12, 2001, Point employed nine persons, of which six were engaged in research and development and three in administration and finance. Dr. Barbara Wallner, currently an employee of Point, will become a consultant to Point as of January 1, 2002. See "--Employment and Consulting Agreements." All of Point's employees have signed an agreement which prohibits the disclosure of confidential information to anyone outside Point and assigns to Point any ideas, developments, discoveries, and inventions made. None of Point's employees are covered by a collective bargaining agreement, and Point has experienced no work stoppage. Point considers its employee relations to be good.

Facilities

        Since May 1997, Point has subleased approximately 3,000 square feet of office and laboratory space in Boston, Massachusetts from New England Medical Center ("NEMC"). NEMC is affiliated with Tufts, from which Point licenses certain technology, and is a stockholder of Point. The base rent (including operating expenses and taxes) is approximately $180,000 per year. Point currently holds no written sublease and is a tenant-at-will. Although Point is not aware of any plan or threatened termination by NEMC of the lease arrangement, Point can make no assurances that NEMC will not terminate the sublease arrangement. In the event that NEMC were to terminate Point's sublease, Point would need to find alternative facilities for its operations. If Point needed to seek additional space in the future, it believes it could find such space on commercially reasonable terms.

        Point has no manufacturing facilities and plans to rely upon outside manufacturers to produce any near-term products. Point believes that there is currently substantial capacity worldwide for the production of its anticipated products and that Point should be able to establish manufacturing arrangements on acceptable terms.

Scientific Advisory Board and Certain Key Consultants

        Point's scientific advisors and consultants regularly interact with Point to assess Point's scientific and medical direction, to review development progress, and to assess new technologies relevant to Point's development efforts. Point's scientific advisors and consultants are leading clinicians and researchers from major medical and academic centers in the United States.

        The following persons serve as members of Point's Scientific Advisory
Board:

o Paul Allen, Ph.D. Professor of Pathology, Washington University School of Medicine. Dr. Allen received his Ph.D. in Immunology from the University of Michigan in 1981. His postdoctoral training was performed at Harvard Medical School and he joined the Washington University faculty in 1985. His research involves the T cell recognition of antigens, with an emphasis on autoimmune responses and tumor immunotherapy.

o Richard Benjamin, M.D., Ph.D. Medical Director, Adult Transfusion Services at the Dana Farber Cancer Institute and the Brigham and Women's Hospital in Boston. Dr. Benjamin serves as an Assistant Professor of Pathology at Harvard Medical School and is a member of the Joint Program in Transfusion Medicine. He received his medical training at the University of Cape Town, South Africa, followed by doctoral studies in Immunology at Cambridge University, England. Thereafter, he undertook post-doctoral studies on the molecular mechanisms of antigen presentation at Stanford University, before initiating Hematopathology and Transfusion Medicine training at the Brigham and Women's Hospital. His research is focused clinically on technologies to improve the safety and efficacy of transfusion.

o Herman Eisen, M.D. Professor Emeritus, Department of Biology and Center for Cancer Research, Massachusetts Institute of Technology. Dr. Herman Eisen has been teaching and conducting research at the MIT Department of Biology and Center for Cancer Research since 1973. Since 1977, he has held multiple special appointments with the National Academy of Sciences and the National Cancer Institute. In 1997 he was honored with a Lifetime Service Award by the American Association of Immunologists. He received his M.D. from New York University.

o Alfred Goldberg, Ph.D. Professor of Cell Biology, Harvard Medical School. Dr. Goldberg's laboratory has conducted research with respect to the mechanisms and regulation of protein breakdown in animal and bacterial cells. He has consulted widely in the pharmaceutical and biotechnology industries and has served on the scientific advisory boards of Biogen, Tanox, and Proscript, as well as on the editorial board of several major journals of biochemistry and physiology. Among his honors is the 1998 Novartis-Dew Award for biomedical research. Dr. Goldberg received his Ph.D. from Harvard University.

o Robert T. Schooley, M.D. Professor of Medicine, Head of the Division of Infectious Diseases for the Health Sciences Center, University of Colorado. Dr. Robert T. Schooley received his M.D. in 1974 from The Johns Hopkins University School of Medicine in Baltimore, Maryland. He has subsequently held several clinical and academic positions at the National Institutes of Health and at the Harvard Medical School, and his research concentrates on immunology and infectious diseases. Dr. Schooley joined the faculty of the University of Colorado Health Sciences Center in 1990.

        The following persons are key consultants of Point:

o George Demetri, M.D. Director, Center for Sarcoma and Bone Oncology, Dana Farber Cancer Institute, and Assistant Professor of Medicine Harvard Medical School.

o Richard Flavell, M.D. Chairman, Section of Immunobiology, Howard Hughes Medical Institute, Yale University.

o Bruce Walker, M.D. Director of AIDS Research Center, Massachusetts General Hospital, and Associate Professor of Medicine, Harvard Medical School.

o Barbara Wallner, Ph.D. Former Senior Vice President, Research and Development and Chief Scientific Officer at Point Therapeutics, Inc. As of January 1, 2002, Dr. Wallner will serve as consultant to Point.

Directors and Executive Officers and Key Employees

        The following table sets forth the name, age as of December 12, 2001, and position with Point of each person who will serve as a director, executive officer or key employee of HMSR and Point after completion of the merger.



        Name                           Age          Position
      Donald R. Kiepert, Jr.            53          Chairman, President, Chief Executive Officer, and Director
      Richard N. Small                  46          Senior Vice President, Chief Financial Officer and Treasurer
      Lawrence L. Nussbaum, M.D.        50          Chief Medical Officer
      Barry Jones, Ph.D.                52          Vice President, Research
      Timothy J. Barberich              53          Director
      Thomas M. Claflin                 59          Director
      Daniel T. Roble                   54          Director
      William J. Whelan, Jr.            45          Director

        Mr. Kiepert has served as President, Chief Executive Officer and as a director of Point since 1996. Prior to that he was President and Chief Executive Officer of Chartwell Home Therapies, a home infusion services company, from 1989 to 1996. Mr. Kiepert also started and managed several healthcare-based companies and worked in various management positions at Baxter Travenol, Inc. Mr. Kiepert presently serves as chairman and as a director of two private companies. Mr. Kiepert received his M.S. degree in clinical pharmacy from Purdue University.

        Mr. Small has served as Senior Vice President, Chief Financial Officer and Treasurer of Point since 1996. Prior to that he was Vice President, Chief Financial Officer at Immulogic Pharmaceutical Corporation from 1992 to 1996. Mr. Small has also worked in various management positions at Dennison Manufacturing Company and the public accounting firm of Coopers and Lybrand LLP. Mr. Small presently holds part-time management positions for two private companies.

        Dr. Nussbaum joined Point in October 2001 as its Chief Medical Officer. Prior to joining Point, he served as Medical Director at Covance, a clinical research organization, from July 1997 until November 1998 and as Senior Medical Director. Prior to July 1997, he served as Director of Medical Affairs at Otsuka America Pharmaceuticals, Inc., and as Associate Director of Cardiovascular Drug Development at G.D. Searle Company.

        Dr. Jones has served as Vice President of Research of Point since January 2000 and Director of Immunology of Point since 1997. Prior to joining Point, he was Director of Immunology at Procept, Inc., from 1993 through July 1997. He has also held academic research positions at Yale University's School of Medicine and at Pennsylvania State University.

        Mr. Barberich has served as a director of Point since March 1999. He is also a director of Sepracor, Inc., a publicly traded biopharmaceutical company; HMSR; BioSphere, Inc.; Versicor, Inc.; and Immuno-Designed Molecules, Inc. He is President and CEO of Sepracor, Inc., which he co-founded in 1984. Prior to 1984, he held various management and scientific positions at Millipore Corporation and American Cynamid Company.

        Mr. Claflin has served as a director of Point since December 1999. He is the President and Chief Executive Officer of the venture capital firm of Claflin Capital Management, which he founded in 1978. Prior to forming Claflin Capital, he was a general partner of PaineWebber's venture capital partnership group and a general partner at the venture capital firm of T.A. Associates.

        Mr. Roble has served as a director of Point since January 1997. He is a partner in the Health Care group at the law firm of Ropes & Gray, Boston, Massachusetts. He has practiced law at Ropes & Gray since 1975.

        Mr. Whelan has served as a director of Point since January 1997. He is a partner at the private bank of Brown Brothers, Harriman & Company, where he has worked since 1988. Prior to that, he worked at the Bank of New York as Vice President, Middle Market Lending.

Director Compensation

        Point does not provide cash compensation to members of Point's board of directors for serving on its board of directors or for attendance at board and committee meetings. Members of Point's board of directors are reimbursed for reasonable expenses in connection with attendance at board and committee meetings. In consideration for services as non-employee directors, Point also grants options to purchase shares of Point common stock to its non-employee directors. Point granted to its non-employee directors options to purchase a total of 5,000 shares of Point common stock during the fiscal year ending December 31, 2000. Point's board will continue to have the discretion to grant options annually in accordance with Point's 1997 Stock Option Plan.

Executive Compensation and Other Information

        Compensation of Named Executive Officers and Certain Key Employees. The following table provides certain summary information for each of the years ended December 31, 1998, 1999 and 2000, concerning compensation paid or accrued by Point to or on behalf of the named executive officers and key employees:



                               Annual Compensation

                                                                                Long-Term
                                                                              Compensation
                                                             Other Annual      Securities
  Name and Principal                                         Compensation      Underlying         All Other
      Position               Year     Salary($)    Bonus($)       ($)           Options(#)      Compensation($)
-------------------------- -------- ------------ ----------- -------------- ----------------- ------------------

Donald R. Kiepert, Jr.       2000     $280,000     $28,000           -            10,000             $110
Chairman, President and      1999      280,000      42,000           -            20,000              230
Chief Executive Officer      1998      280,000           -           -                 -              230



Richard N. Small             2000     $160,000     $16,000           -             5,000             $ 72
Senior Vice President,       1999      160,000      24,000           -            10,000               82
Chief Financial Officer      1998      160,000           -           -                 -               82
and Treasurer


Barry Jones, Ph.D.           2000     $130,260     $12,075           -             3,000             $110
Vice President, Research     1999      122,981           -           -             3,000              208
                             1998      100,000           -           -             2,000              139


        Option Grants During 2000.

        The following table sets forth option grants to the named executive officers and key employees during the year ended December 31, 2000 under Point's 1997 Stock Plan. Point has never granted any stock appreciation rights. The maximum term of each option granted is ten years from the date of grant, subject to earlier termination in the event of resignation or termination of employment. The percentage of the total options granted to employees in 2000 shown in the table below is based on options to purchase an aggregate of 30,000 shares of Point Common Stock granted to Point's employees during the year ended December 31, 2000. The exercise price of each option is equal to the fair market value of the Point Common Stock on the date of grant as determined by the Board of Directors.

        The potential realizable values are net of the exercise prices and before taxes associated with the exercise, and are based on the assumption that the Point Common Stock appreciates at the annual rate shown from the date of the grant until the expiration of the ten-year option term. Point has calculated these numbers based on the rules of the Securities and Exchange Commission, and they do not represent Point's estimate or projection of future Point Common Stock prices. The amounts reflected in the table may not necessarily be achieved. The actual amount the executive officer may realize will depend upon the extent to which the stock price exceeds the exercise price of the options on the exercise date.


                                               Option Grants

                                            Individual Grants(1)
                                         --------------------------
                                                                                        Potential Realizable Value
                             Number of                                                  at Assumed Annual Rates of
                             Securities     % of Total       Exercise                    Stock Price Appreciation
                             Underlying   Options Granted    or Base                        for Option Term
                              Options     to Employees in     Price       Expiration    --------------------------
        Name                 Granted(#)     Fiscal Year       ($/Sh)         Date           5%($)       10%($)
------------------------ ---------------- ---------------  ---------   --------------   ----------  --------------
Donald R. Kiepert, Jr          10,000           33.3%        $13.40       4/28/2010       $84,272      $213,561

Richard N. Small                5,000           16.7%        $13.40       4/28/2010       $42,136      $106,781

Barry Jones, Ph.D               3,000           10.0%        $13.40       7/25/2010       $25,282      $ 64,068

(1)     The option grant information set forth above does not take into account the application of the exchange ratio in connection with the merger or the Reverse Split.


         Aggregated Option Exercises and Fiscal-Year-End Option Values.

        The following table sets forth option exercises by the named executive officers and key employees and value of in-the-money unexercised options held by each such person at December 31, 2000.

        The value of unexercised in-the-money options held at December 31, 2000 represents the total gain which the option holder would realize if the option holder exercised all of the in-the-money options held at December 31, 2000, and is determined by multiplying the number of shares of Point common stock underlying the options by the difference between $16.00 (which was the fair market value per share of Point common stock at fiscal year end December 31, 2000 as determined by the Point board of directors) and the applicable per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.



        Aggregated Option Exercises and Fiscal-Year-End Option Values(A)

                                                          Number of Securities             Value of Unexercised
                          Shares                          Underlying Unexercised          In-the-Money Options at
                         Acquired                          Options at FY-End (#)                 FY-End
                            on          Value          ----------------------------     ----------------------------
       Name             Exercise(#)   Realized($)      Exercisable    Unexercisable     Exercisable    Unexercisable
---------------------- ------------- -------------     -----------    -------------     -----------    -------------

Donald R. Kiepert, Jr        -               -             5,000         25,000           $13,000         $65,000
Richard N. Small             -               -            11,875         15,625           $62,750         $51,250
Barry Jones, Ph.D            -               -             7,000          8,000           $39,450         $30,150

(A)     The option grant information set forth above does not take into account the application of the exchange ratio in connection with the merger or the Reverse Split.


1997 Stock Option Plan

        Point's 1997 Stock Option Plan was adopted by its board of directors in January 1997, and Point's stockholders approved the plan in January 1997. The plan provides for the grant of incentive stock options, which may provide preferential tax treatment, to Point's employees, and for the grant of non-statutory stock options to Point's employees, officers, directors, consultants and advisors. Point has reserved an aggregate of 425,000 shares of its common stock for issuance under this plan. As of December 12, 2001, no shares of Point common stock had been issued pursuant to the exercise of options and options to purchase 238,696 shares of common stock were outstanding. 186,304 shares were available for future grant. The 1997 Stock Option Plan provides that in the event of a merger or sale of all or substantially all of the assets of Point, the board of directors of Point may take one or more of the following actions: (i) each outstanding option may be assumed or an equivalent option may be granted in its place by the acquiring or succeeding corporation; (ii) upon written notice to the optionees, all unexercised options will terminate immediately prior to the merger unless exercised by the optionee within a specified period of time following the notice; (iii) in the event of a merger under the terms of which holders of common stock of Point will receive upon the close of the merger a cash payment for each share surrendered in the merger, a cash payment will be paid to each optionee according to a predetermined formula; and (iv) each outstanding option shall become exercisable in full immediately prior to the merger. The terms of the merger agreement provide that each outstanding option to purchase Point common stock, whether vested or unvested, will be assumed by HMSR.

Employment and Consulting Agreements

        Point has employment agreements with the following executive officers, each of whom will be an executive officer of HMSR and Point after consummation of the merger:

o       Donald R. Kiepert, Jr., Chairman, President and Chief Executive Officer;
o Richard N. Small, Senior Vice President, Chief Financial Officer and Treasurer; and
o       Lawrence Nussbaum, M.D., Chief Medical Officer.

        Mr. Kiepert's employment agreement, as amended effective as of October 31, 2001, provides for his employment as Chairman, President and Chief Executive Officer through October 31, 2004. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The agreement provides for a salary of $300,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. If Point terminates Mr. Kiepert's agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to his base salary for twelve months following the time of the termination. If Mr. Kiepert terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to his base salary for twelve months following the time of the termination. If Mr. Kiepert's agreement is terminated under certain circumstances following a change of control, as that term is defined in the agreement, Point is obligated to pay him a lump sum equal to two times the sum of his base salary as in effect at the time of the termination.

        Mr. Small's employment agreement, as amended effective as of October 31, 2001, provides for his employment as Chief Financial Officer and Senior Vice President and Treasurer through October 31, 2004. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a salary of $190,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. If Point terminates Mr. Small's employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to his base salary for twelve months following the time of the termination. If Mr. Small terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to his base salary for twelve months following the time of the termination. If Mr. Small's employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, Point is obligated to pay him a lump sum equal to one and one-half times the sum of his base salary as in effect at the time of the termination.

        Dr. Nussbaum's employment agreement, entered into as of September 26, 2001, provides for his employment as Chief Medical Officer "at will" until terminated by either party. Dr. Nussbaum will serve as the Chief Medical Officer of HMSR and Point after completion of the merger. The employment agreement provides for a salary of $210,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. On the date the employment agreement became effective, Point granted Dr. Nussbaum options to purchase 25,500 shares of Point's common stock at $16.00 per share. If Point terminates Dr. Nussbaum's employment agreement for any reason other than for cause, as that term is defined in the employment agreement, he is entitled to his base salary for twelve months following the time of the termination.

        In addition, effective as of December 31, 2001, Dr. Barbara Wallner, resigned her position as Chief Scientific Officer and terminated her employment with Point so that she could pursue other career opportunities. In connection with her resignation, Dr. Wallner and Point entered into a consulting agreement, pursuant to which Dr. Wallner agreed to provide consulting services to Point on a part-time basis for a one-year period ending on December 31, 2002, including consultation and advice on issues related to Point's current technology and its research and development agenda and service on Point's Scientific Advisory Board. Dr. Wallner and Point also entered into an agreement relating to severance benefits and other matters related to the termination of her employment. Dr. Wallner has options to purchase 22,500 shares of Point common stock. Of such options, options to purchase 11,250 shares of Point common stock vested prior to her departure from full-time employment and options to purchase 11,250 shares of Point common stock accelerated and are exercisable for one year on or after January 1, 2002.

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of Point common stock as of December 12, 2001, by each person who beneficially owns more than 5% of Point's outstanding common stock (assuming, for these purposes, the conversion of all outstanding shares of Point preferred stock into shares of Point common stock) and by Point's directors and certain of Point's executive officers. Unless otherwise indicated below, to Point's knowledge, all persons listed below have sole voting and investment power with respect to the shares of Point common stock.




                                                                                   Number of
                                       Name                                         Shares         Percentage
----------------------------------------------------------------------------    --------------- ----------------
Donald R. Kiepert, Jr. (1) .................................................         288,896          16.1%
Richard N. Small (2) .......................................................          60,234           3.4%
Lawrence L. Nussbaum, M.D (3) ..............................................           2,000            *
Barry Jones, Ph.D. (4) .....................................................          12,000            *
Federated Kaufmann Fund Inc. ...............................................         312,500          17.6%
William Bachovchin, Ph.D ...................................................         278,896          15.7%
Claflin Capital Management (5) .............................................         202,347          11.3%
Barbara P. Wallner, Ph.D. (6) ..............................................         165,698           9.2%
Graystone Venture Partners, LLC (7) ........................................         149,916           8.4%
Gerd Petrik (8) ............................................................         126,113           7.1%
Timothy J. Barberich (9) ...................................................           5,000            *
Thomas M. Claflin (10) .....................................................         202,347          11.3%
Daniel T. Roble  (11) ......................................................           3,750            *
William J. Whelan, Jr. (12) ................................................           6,250            *
 ............................................................................
All directors and executive officers as a group (9 persons) (13)............         746,175          39.6%

------------------------------------------------------
        * Beneficial ownership does not exceed 1% of the outstanding common stock of Point.

(1) Includes 17,500 shares issuable to Mr. Kiepert upon the exercise of options currently exercisable or exercisable within 60 days of December 12, 2001. Includes 135,698 shares which are owned by a trust of which Mr. Kiepert serves as trustee and maintains voting control.

(2) Includes 21,250 shares issuable to Mr. Small upon the exercise of options currently exercisable or exercisable within 60 days of December 12, 2001.

(3) Consists solely of shares issuable to Dr. Nussbaum upon the exercise of options exercisable within 60 days of December 12, 2001.

(4) Consists solely of shares issuable to Dr. Jones upon the exercise of options currently exercisable or exercisable within 60 days of December 12, 2001.

(5) Consists of 73,614 shares of common stock held by the Claflin Capital VI Fund, 52,039 shares of common held by the Claflin Capital VII Fund, 49,814 shares of common stock held by the Black Diamond Fund, L.P., 10,080 shares issuable to the Claflin Capital VI Fund upon exercise of common stock warrants, and 6,720 shares issuable to the Claflin Capital VII Fund, upon exercise of common stock warrants.

(6) Includes 22,500 shares issuable to Dr. Wallner upon the exercise of options currently exercisable or exercisable within 60 days of December 12, 2001.

(7) Consists of 133,116 shares of common stock held by Graystone Venture Direct Equity, L.P., which is managed by Graystone Venture Partners, LLC, and 16,800 shares issuable to the Graystone Venture Direct Equity, L.P., upon exercise of common stock warrants.

(8) Consists of 114,913 shares of common stock held by Fieldmark, Inc. and 11,200 shares issuable to Fieldmark, Inc. upon exercise of common stock warrants.

(9) Consists solely of shares issuable to Mr. Barberich upon the exercise of options currently exercisable.

(10) Consists of 73,614 shares of common stock held by the Claflin Capital VI Fund, 52,039 shares of common held by the Claflin Capital VII Fund, 40,814 shares of common stock held by Black Diamond Fund, L.P., 10,080 shares issuable to the Claflin Capital VI Fund upon exercise of common stock warrants, and 6,720 shares issuable to the Claflin Capital VII Fund, upon exercise of common stock warrants. Mr. Claflin in his capacity of President and Chief Executive Officer of Claflin Capital Management has voting and investment power with respect to these shares that disclaims beneficial ownership with respect to these shares.

(11) Consists solely of shares issuable to Mr. Roble upon the exercise of options currently exercisable.

(12) Includes 3,750 shares issuable to Mr. Whalen upon the exercise of options currently exercisable or exercisable within 60 days of December 12, 2001.

(13) Includes 104,550 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of December 12, 2001.

Certain Relationships and Related Transactions

        Stock option grants to Point's executive officers and directors are described under the heading "Management--Executive Compensation" and "Management--Director Compensation."

        Timothy J. Barberich, a director of Point, is a director and chairman of the Board of HMSR, and a director, Chairman and CEO of Sepracor, Inc., which beneficially owned 31.5% of HMSR's common stock as of December 12, 2001. As of November 15, 2001, Mr. Barberich beneficially owned 1% of HMSR's outstanding common stock and less than 1% of Point's outstanding common stock. Mr. Barberich's interests were disclosed to and considered by Point's board of directors in connection with its consideration of the merger. Mr. Barberich abstained from voting on the merger and the merger agreement at the Point meetings of the board of directors because of these interests.

        Daniel T. Roble, a director of Point, is a partner of the law firm of Ropes & Gray. Ropes & Gray has provided Point with legal services in the past and in connection with the proposed merger and will provide Point with an opinion with respect to certain tax in connection with the merger.

        Thomas M. Claflin, a director of Point, is the President and Chief Executive Officer of Claflin Capital Management. An affiliate of Claflin Capital Management purchased 12,500 shares of Point's common stock in April 2001 at a purchase price of $16.00 per share.

        Donald R. Kiepert, Jr., a director of Point, is employed by Point as its Chairman, President and Chief Executive Officer. Compensation paid to Mr. Kiepert since the beginning of the last fiscal year of Point is described under the heading "Information Regarding Point--Executive Compensation and Other Information."

        Point believes that all of the transactions set forth above were made on terms no less favorable to Point than could have been obtained from unaffiliated third parties.

                           INFORMATION REGARDING HMSR

Overview

        HMSR was established in December 1993 as a wholly-owned subsidiary of Sepracor. Effective as of January 1, 1994, in exchange for 3,000,000 shares of common stock, Sepracor transferred to HMSR its technology relating to the manufacture, use and sale of medical devices for the separation and purification of blood, blood products and blood components and its membrane filter design technologies.

        HMSR developed and supplied innovative blood filtration technologies designed to help meet today's increasing demand for a safer, more reliable blood supply. HMSR's blood filtration technologies were designed to reduce virus-carrying white blood cells (leukocytes) in donated blood to nominal levels.

        In April 2000, HMSR was notified that the American Red Cross, HMSR's largest customer, was suspending use of HMSR's r\LS System pending the outcome of an investigation of a small number of non-critical adverse reactions in patients who had received a transfusion of blood filtered with the r\LS. In September 2000, HMSR was notified that the American Red Cross terminated its supply contract for the r\LS System based on the extended period of time taken to prove product improvements resolved these reactions. In August 2001, HMSR and the American Red Cross signed a termination and release agreement in connection with the supply contract between the two parties. The agreement provided for HMSR to pay the American Red Cross $600,000 and the release of any and all claims that either party may have against the other, with certain exceptions.

        In March 2001, HMSR signed a termination and release agreement with Gambro BCT, effective November 2000, which ended the distribution and development agreement. In consideration for HMSR's inventory (net book value at December 31, 2000 of $332,000) of products bearing Gambro's company name, and by way of complete resolution of all issues outstanding between HMSR and Gambro, Gambro agreed to return 1,011,692 shares of common stock with a fair market value at closing of $332,000.

        The termination of the purchase contract by the American Red Cross and the distribution and development agreement with Gambro had an adverse impact on HMSR's ability to generate revenues from the sale of HMSR's r\LS product and on HMSR's supply contracts with manufacturers of key components to the r\LS.

Litigation

        HMSR is a defendant in the Pall Litigation. In a complaint filed in November 1996, Pall alleged that the manufacture, use and/or sale of the LeukoNet System infringed upon two patents held by Pall. Pall dropped its allegations concerning infringement of one of the patents and alleges only that the LeukoNet System infringed Pall's `572 Patent. Under the terms of the Purchase Agreement entered into by and among HMSR and Whatman, Whatman assumed any and all obligations and liabilities of HMSR related to the Pall Litigation. However, any damages and certain settlement amounts incurred by Whatman in connection with the Pall Litigation may be offset by Whatman against any royalties owed by Whatman to HMSR pursuant to the terms of the Royalty Agreement described in Note 2 to HMSR's Historical Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus, and thus may reduce the amount of royalties that HMSR may collect under the terms of the Royalty Agreement.

        With respect to the allegations concerning the `572 Patent, HMSR answered the complaint stating that the LeukoNet System does not infringe any claim of the asserted patents. Further, HMSR counterclaimed for declaratory judgment of invalidity, noninfringement and unenforceability of the `572 Patent. Pall amended its complaint to add Lydall, Inc., whose subsidiary supplied the filter media for the LeukoNet System, as a co-defendant. HMSR filed for summary judgment of non-infringement, and Pall cross-filed for summary judgement of infringement at the same time. Lydall, Inc. supported HMSR's motion for summary judgment of non-infringement, and filed a motion for summary judgment that the asserted claims of the `572 patent are invalid as a matter of law. Discovery has been completed in the action. The Court held a hearing on the summary judgment motions on April 18, 2000. On September 19, 2001, the Court granted HMSR's motion finding that claims 48, 50 and 51 of the `572 patent were not infringed. The Court is now in the process of determining if any outstanding issues remain to be decided. Pall has contended that claims 37, 38 and 42 of the `572 patent have been asserted against HMSR. Pall also has moved the Court to reconsider its decision granting summary judgement in favor of HMSR. HMSR is opposing Pall's motion for reconsideration and Pall's contention that additional claims are at issue, and is awaiting the Court's decision on whether to enter final judgement in favor of HMSR.

        HMSR and Gambro BCT, Inc. filed a complaint for declaratory relief against Pall in the United States District Court of Colorado. HMSR and Gambro BCT seek declaratory relief that the `572 Patent, Pall's U.S. Patent No. 5,451,321 (the "`321 Patent") and Pall's U.S. Patent No.'s 5,229,012, 5,344,561,
5,501,795 and 5,863,436 are invalid and not infringed by HMSR's former r\LS System and methods of using the r\LS System. Pall moved to dismiss or transfer to the Eastern District of New York or, in the alternative, to stay this action. HMSR and Gambro BCT opposed Pall's motion. On July 16, 1999, the United States District Court of Colorado denied Pall's motion to transfer or, in the alternative, to stay the action. On September 30, 1999, the Court denied Pall's motion to dismiss the action. On October 20, 1999, Pall submitted a counterclaim alleging that HMSR's former r\LS System infringes its patents that are the subject of the lawsuit and that HMSR and Gambro BCT tortiously interfered and unfairly competed with Pall's business. HMSR and Gambro BCT replied to Pall's counterclaim and denied Pall's allegations of tortious interference, unfair competition and patent infringement.

        On July 13, 2000, Pall filed a Complaint in the United States District Court for the District of Colorado against HMSR, Gambro BCT, Inc. and Gambro AB alleging that HMSR's former r\LS system infringes Pall's U.S. Patent No. 6,086,770 (the "`770 Patent"). On August 11, 2000, this action was consolidated with the earlier declaratory relief action in the United States District Court for the District of Colorado. HMSR, Gambro BCT, Inc. and Gambro AB answered the complaint, denied the allegations of infringement and submitted a counterclaim alleging that Pall's `770 patent is invalid, not infringed and unenforceable. In September 2000, Pall answered the counterclaim and denied the allegations of noninfringement, invalidity and unenforceability. Discovery is proceeding.

        On December 15, 2000, Pall filed a complaint against Filtertek, Inc. ("Filtertek") alleging that Filtertek, a subcontract manufacturer to HMSR for the r\LS filter, infringes the seven above-mentioned Pall patents. Filtertek answered the complaint on January 31, 2001, denied Pall's allegations of infringement and asserted that the claims of the Pall patents are invalid and/or unenforceable and that Pall is estopped from asserting infringement against Filtertek by reason of Pall's prior conduct with Filtertek. This action has been consolidated with the other actions pending in Colorado.

        HMSR, with Filtertek's support, has moved for summary judgment that the accused r\LS system does not infringe, either literally or under the doctrine of equivalents, any of the asserted claims of Pall's `572, `012, `561, or `796 patents. Pall moved to adjourn the summary judgment motion or to postpone responding to the motion until the expert reports are filed. The Court has not ruled on Pall's motion, and Pall has yet to respond to HMSR's summary judgment motion. On October 9, 2001, Pall moved to dismiss the consolidated Colorado case based upon lack of subject matter jurisdiction. In its motion, Pall provided HMSR with a limited covenant not to sue HMSR for sales of certain prior r/LS systems on certain claims of the patents-in-suit. Based upon this covenant not to sue, HMSR and Pall jointly moved the Colorado court to dismiss Pall's claims of infringement of the `321, `561, `795, `012 and `572 patents, with prejudice, and to dismiss HMSR's declaratory judgement claims for lack of subject matter jurisdiction. The court has granted this motion. Thus, Pall's infringement contentions are now limited to certain claims of the `436 and `770 patents. On December 3, 2001, Whatman HemaSure Inc. was joined as a Plaintiff and Counterclaim Defendant in the consolidated case and proceedings have been stayed until March 15, 2002.

        On December 22, 2000, Gambro AB and Gambro BCT moved to dismiss the consolidated actions based on a settlement agreement with Pall Corporation. On January 10, 2001, the Court dismissed the action with respect to all claims between Pall, Gambro BCT, and Gambro AB.

        On April 23, 1999, Pall filed a complaint against HMSR and Gambro BCT in the Eastern District of New York alleging that HMSR's former r\LS System infringes Pall's `572 Patent and that HMSR and Gambro BCT tortiously interfered and unfairly competed with Pall's business. On May 19, 1999, Pall amended its complaint and added Gambro, Gambro A.B. and Sepracor as defendants. HMSR and Gambro BCT moved to dismiss, transfer or stay the action and Pall opposed the motion. On April 18, 2000, Pall moved, without opposition from the defendants, to dismiss the action and the Court granted Pall's motion.

        A prior lawsuit brought by Pall in February 1996 has concluded. In June 1999, the United States Court of Appeals for the Federal Circuit determined that the LeukoNet System did not infringe claim 39 of the `321 Patent and Pall has not appealed that decision.

        HMSR believes, based upon its review of these matters, that a properly informed court should conclude that the manufacture, use and/or sale by HMSR or its customers of the LeukoNet System and the r\LS System did not infringe any valid enforceable claim of the Pall patents. However, there can be no assurance that HMSR will prevail in the pending litigations, and an adverse outcome in the Pall Litigation would have a material and adverse effect on HMSR's ability to collect royalties from Whatman under the terms of the Royalty Agreement.

HMSR Recent Developments

        On May 29, 2001, HMSR sold substantially all of its non-cash assets to Whatman BioScience Inc., a Massachusetts corporation ("Whatman") and a subsidiary of Whatman plc, an English corporation ("Whatman plc"), pursuant to the terms of an Asset Purchase Agreement by and among HMSR, Whatman and Whatman plc, dated as of February 3, 2001 and amended on April 2, 2001 (the "Purchase Agreement").

        On June 6, 2001 HMSR announced that the stockholders of HMSR had voted in favor of the sale of the non-cash assets to Whatman and that HemaSure Inc. had changed its name to HMSR Inc. The name change was approved at the Extraordinary Stockholders Meeting on May 21, 2001.

        Under the terms of the Purchase Agreement, Whatman acquired substantially all of the non-cash assets of HMSR for consideration consisting of
(i) a $10 million dollar cash payment, which was paid to HMSR on May 29, 2001,
(ii) a reimbursement amount which was finalized in the third quarter at $6,944,000, effectively covering the net change in cash from the ongoing operations of HMSR's business from November 1, 2000 through May 29, 2001 (the "Reimbursement Amount"), which was paid to HMSR during the third quarter of 2001, and (iii) potential royalty payments in the amount of 4% on sales by Whatman or its affiliates of filtration products using HMSR's technology. The royalty payments are subject to a maximum, aggregate amount of $12 million and are subject to certain reductions set forth in that certain Royalty Agreement, dated as of May 29, 2001, by and among HMSR, Whatman and Whatman plc, including any damages and certain settlement amounts paid by Whatman related to HMSR's patent litigation with Pall Corporation.

        In connection with the sale of its non-cash assets, HMSR recorded a gain of approximately $11,963,000, which includes the $6,944,000 reimbursement amount and is net of the payment of approximately $1,394,000 in costs and expenses associated with completing the asset sale incurred in the second quarter of fiscal 2001. An additional $1,106,000 of costs and expenses associated with completing the asset sale were incurred in the first quarter of fiscal 2001, with such costs and expenses included in discontinued operations. HMSR expects to incur a minimal tax liability (estimated to be no greater than $100,000) in connection with the sale, as it believes it has sufficient federal and state net operating loss carryforwards and tax credits to offset any gains realized. The net book value of assets sold was $3,587,000. No value was ascribed to the potential future royalties in recording the gain on this transaction.

        Due to the sale of substantially all of HMSR's non-cash assets to Whatman, HMSR has no continuing operations other than administrative matters which include costs and expenses to maintain the legal existence of HMSR and to investigate various strategic business combinations and other transactions with a view toward maximizing stockholder value. These costs and expenses include such items as consulting expenses, general legal costs, corporate audit and tax fees and general employee costs to assist in the orderly transition of HMSR's business in connection with the transactions contemplated by a merger.

        HMSR's board of directors had considered various strategic business combinations and other transactions with a view toward further enhancing stockholder value following consummation of the transactions contemplated by the Purchase Agreement, which included, among other alternatives, the merger of HMSR with a private or public company or the liquidation or dissolution of HMSR.

        On November 15, 2001, HMSR and PT Acquisition Corp., a wholly-owned subsidiary of HMSR, formed for the purpose of consummating a merger transaction, entered into a merger agreement with Point. Pursuant to the terms of the merger agreement, PT Acquisition Corp. would merge with and into Point and Point would remain as the surviving corporation.

        After taking into account the 1-for-10 reverse split with respect to HMSR common stock that is proposed to be effected immediately prior to the merger, each share of Point common stock outstanding immediately prior to the effective time of the merger (including all shares of Point common stock issued upon conversion of Point preferred stock prior to the effective time) will be converted into the right to receive 3.73773 shares of HMSR common stock, subject to certain adjustments. Adjustments to the exchange ratio will be made in the event that: (i) the Net Available Cash of HMSR (as defined below) is less than $16.5 million prior to the merger and (ii) there are any changes in the number of shares of Point common stock or HMSR common stock outstanding on a fully diluted basis prior to the merger as a result of additional issuances of common stock, options to purchase common stock, warrants or preferred stock by HMSR or Point. Pursuant to the merger agreement, "Net Available Cash" means, as of a specific date not less than 30 days prior to the effective time of the merger, a dollar amount determined in accordance with generally accepted accounting principles equal to the aggregate amount of HMSR's cash, cash equivalents, marketable securities and short term investments less the aggregate amount of all of HMSR's liabilities.

        Assuming that the Net Available Cash of HMSR prior to the merger equals $14 million, the adjusted exchange ratio (assuming no changes in the number of shares of Point common stock and HMSR common stock outstanding on a fully diluted basis) would be adjusted so that each share of Point common stock would be converted into the right to receive 4.19356 shares of HMSR common stock at the effective time of the merger, and the respective ownership of Point's stockholders and HMSR's stockholders in HMSR, at the effective time of the merger, on a fully diluted basis would be approximately 79% and 21%.

        Additional information regarding HMSR's business, directors and executive officers, security ownership and related matters is incorporated herein by reference to "Where to Find More Information."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF POINT

        The following discussion and analysis should be read in conjunction with Point's financial statements which begin on page F-2.

Overview

        Since its inception in 1996, Point has devoted its efforts towards research and development of its licensed technology. To date, Point has generated no revenues from product sales and has depended upon equity financings, interest on invested funds, and collaboration payments received from pharmaceutical companies to provide the working capital required to pursue its intended business activities. The Company has a net accumulated deficit of $7.7 million through September 30, 2001. The accumulated deficit has resulted principally from Point's efforts to develop drug candidates and the associated administrative costs required to support these efforts. Point expects to incur significant additional operating losses over the next several years due to its ongoing development and clinical efforts. Point's potential for future profitability is dependent on its ability to effectively develop its current pharmaceutical compound, PT-100, and to license and develop new compounds.

Results of Operations

Nine Months Ended September 30, 2001 compared with Nine Months Ended September 30, 2000
------------------------------------------------------------------------------

        Point's total revenues declined by $5,233,000 (100%) to $0 for the nine months ended September 30, 2001, compared to $5,233,000 for the comparable period ended September 30, 2000. The sole cause of this decrease was the termination in 2000 of the collaboration agreement with a pharmaceutical company under which Point had derived all of its revenues in 2000. Point earned $5,233,000 in milestone and research and development support payments in conjunction with this collaboration during the first nine months of 2000.

        Point's total operating expenses increased by $1,384,482 (58%) to $3,770,359 in the nine months ended September 30, 2001, from $2,385,877 for the comparable period in 2000.

        Research and development expenses increased by $857,462 (49%) to $2,621,372 in the first nine months of 2001 compared to $1,763,910 for the comparable period in 2000. The increase in research and development expenses was primarily due to a $236,542 (73%) increase in laboratory supplies related to the in-house development of Point's anti-tumor program; a $660,933 (672%) increase in expenses related to the filing of the Investigational New Drug application ("IND") and the initiation of a Phase I/II clinical trial of PT-100 for the treatment of neutropenia; a $138,104 (72%) increase in professional fees related to Point's intellectual property; and a $112,060 (26%) increase in salary expense to the scientific management and staff. Offsetting somewhat this expense increase was a decrease of $412,500 (98%) in license fees paid to Tufts during a comparable period in 2000 under the Company's license agreement.

        General and administrative expenses increased by $527,020 (85%) to $1,148,987 in the nine months ended September 30, 2001 from $621,967 for the comparable period in 2000. The increase was primarily due to a $361,931 (2,610%) increase in legal fees incurred related to strategic and financial initiatives, including the contemplated transaction with HMSR, and a $91,153 (23%) increase in salary expense in 2001 to administrative management and staff.

        Interest income decreased by $1,933 in the nine months ended September 30, 2001 (1%) to $191,267 in the nine months ended September 30, 2001, from $193,200 for the comparable period in 2000. A higher invested average cash balance for the period ended September 30, 2001 was offset by lower interest rates earned on the invested cash balance.

Year Ended December 31, 2000 compared with Year Ended December 31, 1999
-----------------------------------------------------------------------

        Point's total revenues increased $3,366,000 (180%) for the year ended December 31, 2000, from $1,867,000 in the year ended December 31, 1999. Revenues in both periods consisted solely of milestone and research and development payments earned under a collaboration agreement to license its developed technology to a pharmaceutical company.

        Point's total operating expenses increased $17,743 (less than 1%) from $3,132,537 in 1999.

        Research and development expenses increased $2,958 (less than 1%) for the year ended December 31, 2000 from $2,293,250 for the year ended December 31,1999. In 2000, Point incurred $176,531 of expenses associated with the IND filing process for PT-100. License fees earned by Tufts and paid by Point, primarily in conjunction with Point's pharmaceutical collaboration with a pharmaceutical company, increased $196,393 (87%) from $226,107 in 1999, and salary expenses paid to scientific management and staff increased by $43,542 (8%). Manufacturing expenses decreased by $214,852 (79%) due to a significant portion of PT-100 bulk drug manufacturing being completed in 1999. In addition, sponsored research and development and consulting expenses decreased by $173,582 (66%) from $262,353 in 1999 primarily due to the completion of a sponsored and collaborative research effort with the Tufts Medical School in April of 1999.

        General and administrative expenses increased $14,785 (2%) for the year ended December 31, 2000 from $839,287 in 1999. The increase is primarily due to a $26,706 (154%) increase in business travel expenses and a $32,199 increase in consulting expenses. Offsetting in part these increases were a $14,961 (3%) decrease in salary expense and a $22,737 decline in miscellaneous expenses.

        Interest income increased $147,071 (131%) for the year ended December 31, 2000 from $112,292 for the year ended December 31, 1999. This increase is due to Point maintaining higher average cash balances and earning higher interest rates on the invested cash balances during 2000 compared to 1999.

Year Ended December 31, 1999 compared with Year Ended December 31, 1998
-----------------------------------------------------------------------

        Point's total revenues increased by $1,567,000 (522%) to $1,867,000 for ended December 31, 1999, from $300,000 in the year ended December 1998. The increase is due to Point executing a collaboration agreement with a pharmaceutical company in January 1999. Upon execution of the agreement, Point received from a pharmaceutical company a non-refundable license payment of $2,000,000, of which $667,000 was recognized in revenues in 1999, with an additional $1,200,000 of sponsored research and development support earned from a pharmaceutical company during the year.

        Point's total operating expenses decreased $82,964 (3%) to $3,132,537 for the year ended December 31, 1999 from $3,215,501 in the year ended December 31, 1998.

        Research and development expenses decreased $99,851 (4%) to $2,293,250 for the year ended December 31, 1999 from $2,393,101 for the year ended December 31, 1998. This decrease is due primarily to a decline from 1998 of $165,880 (38%) in the costs associated with manufacturing PT-100 bulk drug, a decrease of $166,670 (67%) in sponsored research expenses due to the completion of the sponsored research agreement with Tufts in early 1999, and a decrease of $297,324 (98%) in toxicology expenses as the preclinical toxicology work on PT-100 was substantially completed in 1998. Expense increases were primarily due to an increase of $226,107 from $0 in the year ended December 31, 1998, in license fee payments to Tufts mainly associated with Point's pharmaceutical collaboration with a pharmaceutical company, an $80,451 (22%) increase in lab supplies and services expenses, a $48,447 (10%) increase in salary expenses to the scientific management and staff and a $136,897 (72%) increase in patent expenses.

        General and administrative expenses increased $16,887 (2%) to $839,287 for the year ended December 31, 1999 from $822,400 in the year ended December 31, 1998. The increase is due primarily to a $83,284 (19%) increase in salary expenses to administrative management and staff; partially offset by a $31,774 (30%) decrease in general legal expenses and a $23,550 (58%) decrease in business travel expenses.

        Interest income increased $37,079 (49%) to $112,292 for the year ended December 31, 1999 from $75,213 for the year ended December 31, 1998. The increase is due primarily to an increased average cash balance, offset somewhat by lower interest rates earned on the invested cash balance. Interest expense declined by $65,570 (88%) to $8,541 due to the convertible-debt notes issued in 1998, which converted in January of 1999 to Point common stock, which is a non-interest bearing equity security of Point.

Liquidity and Capital Resources

        Point has financed its operations since inception principally through private placements of equity securities and collaboration payments received from pharmaceutical companies. Since Point's inception in September 1996, the Company has raised approximately $12,500,000, net of costs of raising capital, in private equity financings and $7,400,000 from licensing and research and development collaborations with pharmaceutical companies. Point has also received $690,425 from interest earned in invested cash balances.

        At September 30, 2001, Point's cash and cash equivalents were $6,524,997, representing a $2,047,043 (46%) increase from December 31, 2000. The increase in cash is primarily attributable to the sale during the second quarter of

2001 of $5,175,000, net of costs of raising capital, of Series B convertible preferred stock and $200,000 of common stock. Offsetting the inflow of cash was $3,286,515 used in operations, primarily to fund the clinical program for PT-100 and other research and development initiatives. Spending on capital equipment was negligible for the first nine months of 2001.

        Based upon Point's existing capital resources, together with the capital of the merged company upon consummation of the merger, Point anticipates that it will be able to maintain currently planned operations at least through 2003.

        Since inception, Point has incurred $11.4 million on research and development activities. Almost all of Point's research and development efforts has been focused on the pre-clinical and clinical development of PT-100 for hematopoietic disorders and for the treatment of cancer. Point has no other material research and development programs and thus the $11.4 million disclosed for research and development in Point's financial statements has primarily been directed towards developing PT-100. PT-100 is currently in early-stage clinical trials for its first indication, to treat neutropenia. Point cannot predict whether the results of further testing will be successful or will result in FDA approval. Thus, due to the uncertainties inherent in clinical testing and the regulatory process, Point is not able to estimate at this time when PT-100 may be commercially available for any application, if at all, nor the costs associated with completing the clinical trial process.

        Point's expectations regarding its rate of spending and the sufficiency of its cash resources over future periods are forward-looking statements. Point's funding requirements are expected to increase over the next several years as Point continues with the clinical development of PT-100 and initiates human clinical trials for additional clinical indications for PT-100 and additional product candidates. The rate of spending and sufficiency of such resources will be affected by numerous factors including the success of Point's clinical trials and the rate of acquisition of new products and technologies. Success in early-stage clinical trials or acquisition of new products and technologies would lead to an increase in working capital requirements. Point's actual cash requirements may vary materially from those now planned because of the results of research and development, clinical trials, product testing, relationships with strategic partners, acquisition of new products and technologies, changes in the focus and direction of Point's research and development programs, competitive and technological advances, the process of obtaining United States Food and Drug Administration or other regulatory approvals and other factors.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

        The rights of HMSR stockholders are currently governed by the Delaware General Corporation Law, the certificates of incorporation and bylaws of HMSR. In connection with the merger and subject to certain adjustments, each share of common stock of Point automatically will convert into the right to receive
3.73773 shares of common stock of HMSR and each Point stockholder will become subject to the HMSR certificate of incorporation and bylaws, which differ from Point's articles of organization and bylaws in several respects. Because of these differences, the rights of a holder of HMSR common stock differ from the rights of a holder of Point common stock. Under an agreement between Point and certain holders of Point preferred stock, all outstanding shares of Point preferred stock will be converted automatically, immediately prior to the merger, into shares of Point common stock. For informational purposes, the rights of holders of Point preferred stock under the existing Point articles of organization are described in the section below.

        Below is a comparison of some of the important provisions in the certificate of incorporation and bylaws of HMSR and the articles of organization and bylaws of Point. It is not practical to summarize all of these provisions in this Joint Proxy Statement/Prospectus, but the principal differences that could materially affect the rights of stockholders include the following:

--------------------------------------------------------------------------------
                            AUTHORIZED CAPITAL STOCK
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------
HMSR's certificate of incorporation authorizes HMSR to issue 36,000,000 shares of capital stock, with a par value of $0.01 per share, of which:

o   35,000,000 shares are designated common stock; and

o   1,000,000 shares are designated preferred stock.

--------------------------------------------------------------------------------
As of November 19, 2001, there were:

o   18,891,897 shares of common stock issued and outstanding; and

o   no shares of preferred stock issued and outstanding.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------

Point's articles of organization authorize Point to issue 2,500,000 shares of common stock, no par value, and 387,500 shares of preferred stock, no par value, of which:

o   62,500 shares are designated Series A convertible preferred stock; and

o   325,000 shares are designated Series B convertible preferred stock.

--------------------------------------------------------------------------------
As of November 15, 2001, there were issued and outstanding:

o   1,387,400 shares of common stock;

o   62,500 shares of Series A convertible preferred stock; and

o   325,000 shares of Series B convertible preferred stock.

--------------------------------------------------------------------------------
                                    DIVIDENDS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------
Holders of common stock will be entitled to receive dividends or other distributions when and if declared by the HMSR board of directors.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
Holders of Point common stock are entitled to receive dividends when, as and if declared by the Point board of directors. Holders of Point preferred stock are entitled to receive non-cumulative dividends, when, as and if dividends are declared and paid to the holders of Point common stock, calculated on an as converted basis.

On liquidation, each share of Point preferred stock is entitled to receive in preference to the holders of the common stock, $16.00 (as adjusted for stock splits, combinations, reclassifications, and other similar events involving the preferred stock). Any remaining assets of Point would be distributed ratably to the holder of Point common stock and Point preferred stock (on an as converted basis) until the holders of preferred stock shall have received, in addition to the liquidation preference described in the prior sentence, $16.00 (as adjusted). Thereafter, any remaining assets would be distributed ratably among holders of Point common stock. A merger or consolidation involving a change in control of Point or a sale of all or substantially all of Point's assets may be deemed a liquidation.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                 VOTING RIGHTS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------
Holders of common stock have the right to cast one vote for each share they hold of record on all matters on which stockholders of HMSR are generally entitled to vote.

Any HMSR stockholder entitled to vote at any meeting of stockholders may vote either in person or by duly authorized proxy, but no proxy dated more than three years prior to the meeting at which it is offered will confer the right to vote unless the proxy provides that it will be effective for a longer period.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
Holders of Point common stock have the right to one vote for each share of common stock held by them of record on all matters, unless restricted by any provisions of the articles of organization, bylaws or a otherwise by agreement. Holders of Point preferred stock have the right to one vote for each share of common stock into which their shares of preferred stock are then convertible on all matters, unless restricted by any provision of the articles of organization, bylaws or or otherwise by agreement. Except as provided by law and in some situations provided in Point's articles of organization, holders of of Point preferred stock vote together with holders of Point common stock as a single class.

Point stockholders entitled to vote may vote either in person or by written proxy, but no proxy dated more than six months before the meeting named in the proxy will confer the right to vote unless the proxy is coupled with an interest sufficient in law to support an irrevocable power.

--------------------------------------------------------------------------------
                                CUMULATIVE VOTING
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------
Holders of common stock may not cumulate their votes for the election of directors.

Section 214 of the Delaware General Corporation Law permits cumulative voting for directors to the extent provided for in a Delaware corporation's certificate of corporation. HMSR's certificate of incorporation does not provide for cumulative voting and there is no cumulative voting rights provision in HMSR's bylaws. The absence of a cumulative voting provision limits the ability of HMSR minority stockholders to obtain representation on the HMSR board of directors.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
Holders of common stock may not cumulate their votes for the election of directors.

While the permissibility of cumulative voting under the Massachusetts Business Corporation law is an open issue, neither Point's articles of organization nor Point's bylaws provide for cumulative voting. The absence of a cumulative voting provision in Point's articles of organization and bylaws limits the ability of Point's minority stockholders to obtain representation on Point's board of directors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               STOCKHOLDER ACTION
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------

At all stockholders meetings, a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum requisite for the transaction of business.

o Except as otherwise required by Delaware corporate law, in all matters other than the election of the directors, the affirmative vote of a majority of shares entitled to vote on such matter will be the act of the stockholders. For the election of directors, a plurality of shares entitled to vote on the matter will be the act of the stockholders.

--------------------------------------------------------------------------------
                                     Point
--------------------------------------------------------------------------------
At any meeting of Point stockholders, a quorum shall consist of a majority of all shares of stock then issued and outstanding and entitled to vote at the meeting, except:

o if two or more classes or series of stock are entitled to vote on any matter as separate classes or series, in the case of each such class or series a quorum for that matter shall consist of a majority of all shares of stock of that class or series then issued and outstanding; and

o   when a different quorum is required by law.

When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office, and a majority of the vote properly cast upon any question other than an election to an office shall decide the question, except when a greater vote is required by law, the articles of organization or the bylaws.

--------------------------------------------------------------------------------
                          SPECIAL STOCKHOLDERS MEETINGS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------

Special meetings of the stockholders may be called at any time by the President or by the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
Special meetings of the Point stockholders may be called at any time by the President, by a majority of the directors acting by vote or by written instrument or instrument signed by them, or upon written application of one or more stockholders who hold at least one-tenth part in interest of the stock entitled to vote at the meeting.

--------------------------------------------------------------------------------
                    ACTION BY STOCKHOLDERS WITHOUT A MEETING
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------

As provided by Section 228 of the Delaware General Corporation Law and in HMSR's bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders of HMSR may be taken at such meetings may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
As provided by Section 43 of the Massachusetts Business Corporation Law and Point's bylaws, any action required or permitted to be taken at any meeting of Point stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at the meeting.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          CLASSIFIED BOARD OF DIRECTORS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------
HMSR does not have a classified board of directors.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
Point does not have a classified board of directors.
--------------------------------------------------------------------------------
                      REMOVAL AND APPOINTMENT OF DIRECTORS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------
Stockholders may remove a director with or without cause by the vote of a majority of the shares entitled to vote for the election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class.

o The stockholders or the board may fix the number of directors by resolution. The number of directors may be decreased at any time and from time to time either by the stockholders or by a majority of directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The number of directors may be increased at any time and from time to time by the stockholders or by a majority of the directors then in office.

o The directors or stockholders may nominate persons for election to the board of directors. Directors are chosen at the annual meeting of stockholders by such stockholders entitled to vote on such election. Directors need not be stockholders of the corporation.

--------------------------------------------------------------------------------
Unless and until filled by the stockholders, any vacancy in the board of directors, however occurring, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation, or removal.

--------------------------------------------------------------------------------
                                      Point
--------------------------------------------------------------------------------
Point stockholders may remove a director with or without cause by vote of a majority of the shares entitled to vote for the election of directors, except that the directors elected by the holders of a particular class of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class. Point directors may also be removed for cause by vote of a majority of directors then in office. If cause is assigned for removal of any director, such director may be removed only after a reasonable notice and opportunity to be heard.

The number of the directors of Point is as determined from time to time by the stockholders and may be enlarged by vote of a majority of the directors then in office.

Point's directors are chosen at the annual meeting of the stockholders by such stockholders as have the right to vote thereon, and, subject to the bylaw provisions governing resignation, removals, and vacancies, each director holds office until the next annual election of directors and until his successor is chosen and qualified.

--------------------------------------------------------------------------------
Any vacancy in the board of directors may be filled by vote of a majority of the directors then in office or, in the absence of such election by the directors, by the stockholders at a meeting called for that purpose.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           BOARD OF DIRECTORS MEETINGS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------

A majority of the then duly-elected directors will constitute a quorum.

Regular meetings may be held without notice as determined by the board of directors.

Special meetings may be called by the chairman of the board of directors, president, two or more directors, or by one director in the event there is only a single director in office. Notice of special meetings must be given to each director by the secretary or by the officer or one of the directors calling the meeting. Notice is given to each director in person or by telephone at least 48 hours in advance of the meeting, by sending a telegram or telex, or delivering written notice by hand, to his last known business or home address at least 48 hours in advance of the meeting, or by mailing written notice to his last known business or home address at least 72 hours in advance of the meeting.

o Action required or permitted to be taken at any meeting of the board of directors may be takent without a meeting if all members of the board of directors consent in writing and the writing is filed with the minutes of the board of directors.

--------------------------------------------------------------------------------
                                     Point
--------------------------------------------------------------------------------
A majority of the then duly-elected directors will constitute a quorum. Regular meetings may be held without notice as determined by the board of directors. Special meetings of the directors may be called by the president, by the treasurer, by the secretary, or by any two directors. Notice of any special meetings must be given by the clerk or secretary to each director, by mailing to him, postage prepaid, a written notice of such notice at least 48 hours before the meeting, by delivering such notice to him at least 24 hours before the meeting or by sending to him at least 24 hours before the meeting, by prepaid telegram addressed to him at such address, notice of such meeting.

Action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board of directors consent in writing and the writing is filed with the minutes of the board of directors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       INDEMNIFICATION OF CERTAIN PERSONS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------


Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director will be liable to the Company, except:

o    for breach of his or her duty of loyalty

o for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o pursuant to Sections 160, 170 and 173 of the Delaware General Corporation Law, in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

o for any transaction from which he or she received an improper personal benefit.

The certificate of incorporation also generally provides that HMSR will indemnify, to the extent authorized by law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was or has agreed to become a director or officer of the corporation, or is or was serving at the request of the corporation. Said indemnification is subject to the presumption that such person(s) acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person had no reasonable cause to believe the conduct was unlawful.

--------------------------------------------------------------------------------
                                     Point
--------------------------------------------------------------------------------
As permitted by the Massachusetts Business Corporation Law, Point's articles of organization include provisions eliminating the personal liability of Point's directors for monetary damages resulting from breaches of their fiduciary duty, except:

for any breach of the director's duty of loyalty to Point or its stockholders;


o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o under Section 61 of the Massachusetts Business Corporation Law (unauthorized distributions) and Section 62 of the Massachusetts Business Corporation Law (loans to insiders); or

o for any transaction from which the director derived an improper personal benefit.

The Point articles of organization and bylaws also generally provide that Point will indemnify to the fullest extent authorized by law each of its directors and officers (including persons who serve at its request as directors, officers, employees, agents or trustees of another organization, or in any capacity with respect to any employee benefit plan), except that no indemnification is provided for any person if he or she has been adjudicated not to have acted in good faith and in the reasonable belief that his or her action was in the best interests of the corporation (or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such plan).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 AMENDMENT OF CERTIFICATE OF INCORPORATION, ARTICLES OF ORGANIZATION AND BYLAWS
--------------------------------------------------------------------------------
                                      HMSR
--------------------------------------------------------------------------------

HMSR's certificate of incorporation may be amended by the approval of a majority of the holders of the outstanding stock entitled to vote.

HMSR's bylaws may be amended by the affirmative vote of a majority of the directors at any regular or special meeting of the board of directors at which a quorum exists, or by the affirmative vote of the holders of a majority of shares entitled to vote at any regular or special meeting of the stockholders.

--------------------------------------------------------------------------------
                                     Point
--------------------------------------------------------------------------------
Pursuant to Section 70 of the Massachusetts Business Corporation Law, Point's articles of organization may be amended by the approval of a majority of each class of stock outstanding and entitled to vote thereon effecting certain matters such as an increase or reduction in authorized capital stock, a change in par value or a change in corporate name. Pursuant to Section 70 of the Massachusetts Business Corporation Law, any other amendments of Point's articles of organization require the approval of holders of a two-thirds of each class of stock outstanding and entitled to vote thereon, as well as a separate class vote of holders of two-thirds of any class of capital stock adversely affected.

--------------------------------------------------------------------------------


                                  LEGAL MATTERS

        Certain legal matters relating to the validity of the shares of HMSR common stock issuable in connection with the merger and to federal income tax matters will be passed upon for HMSR by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters relating to federal income tax matters will be passed upon for Point by Ropes & Gray, Boston, Massachusetts.

                                     EXPERTS

        The financial statements incorporated in this Joint Proxy
Statement/Prospectus by reference to the Annual Report on Form 10-K/A2 of HMSR Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Point Therapeutics, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000 and the period from September 3, 1996 (date of inception) through December 31, 2000, included in the Proxy Statement of Point Therapeutics, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          Index to Financial Statements

Point Therapeutics, Inc.
------------------------

Report of Independent Auditors...............................................F-2

Balance Sheet of Point Therapeutics, Inc. as of December 31, 2000 and
1999 and September 30, 2001 (unaudited)......................................F-3

Statements of Operations for the years ended December 31, 2000, 1999 and 1998 and the period September 3, 1996 (date of inception) to
December 31, 2000 and the nine months ended September 30, 2001 and
2000 (unaudited).............................................................F-4

Statements of Stockholders' Equity (Deficit) for the period September
3, 1996 (date of inception) to December 31, 2000 and the nine months ended September 30, 2001 (unaudited).........................................F-5

Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998, the period September 6, 1996 (date of inception) to December
31, 2000, and the nine months ended September 30, 2001 and 2000
(unaudited)..................................................................F-6

Notes to Financial Statements................................................F-7

HMSR Inc.
---------

Report of Independent Auditors*

Consolidated Balance Sheet of HMSR as of December 31, 2000 and 1999*

Consolidated Statement of Operations for the years ended December 31, 2000, 1999 and 1998*

Consolidated Statement of Cash Flows (Deficit) for the years ended December 31, 2000, 1999 and 1998*

Notes to Consolidated Financial Statements*

Consolidated Balance Sheet of HMSR as of September 30, 2001 (unaudited)**

Consolidated Statement of Operations of HMSR for the nine-months ended September 30, 2001 and September 30, 2000 (unaudited)**

Consolidated Statement of Cash Flows for the nine months ended September 30, 2001 and 2000 (unaudited)**

    * Incorporated by reference to HMSR's annual report on Form 10-K for the year ended December 31, 2000).

    ** Incorporated by reference to HMSR's quarterly report on Form 10-Q for the quarterly period ended September 30, 2001.

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Point Therapeutics, Inc.

We have audited the accompanying balance sheets of Point Therapeutics, Inc. (a Development Stage Company) (the Company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, and the period from September 3, 1996 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point Therapeutics, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, December 31, 1999, December 31, 1998, and the period from September 3, 1996 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                   /s/ Ernst & Young LLP


Boston, Massachusetts
March 15, 2001

                            Point Therapeutics, Inc.
                          (A Development Stage Company)

                                 Balance Sheets

                                                    September 30,             December 31,
                                                        2001             2000             1999
                                                  ----------------------------------------------------
Assets                                               (unaudited)
Current assets:
  Cash and cash equivalents                         $ 6,524,997      $ 4,477,954      $ 2,338,419
  Prepaid expenses                                       11,430            6,049            7,269
  Other assets                                                                 -           23,022
                                                  ----------------------------------------------------
Total current assets                                  6,536,427        4,484,003        2,368,710

Office and laboratory equipment, net                     82,855           66,533           66,180
                                                  ----------------------------------------------------

                                                    $ 6,619,282      $ 4,550,536      $ 2,434,890
                                                  ====================================================

Liabilities and stockholders' equity (deficit)

Current liabilities:
        Accounts payable                            $   431,196      $   381,444      $   247,420
        Accrued professional fees                       216,521           55,000           63,350
        Deferred revenue                                      -                -          667,000
        Other accrued liabilities                        58,434           10,935           44,100
                                                  ----------------------------------------------------
Total current liabilities                               706,151          447,379        1,021,870

Deferred revenue, less current portion                        -                -          666,000

Patent liability, less current portion                   60,634           64,213           67,466

Stockholders' equity:

  Series A Convertible Preferred Stock, no par
    value; 62,500 shares authorized in 2001,            984,378          984,378                -
    100,000 shares authorized in 2000, and no
    shares authorized in 1999; 62,500 shares
    issued and outstanding in 2001, 62,500 shares
    issued and outstanding in 2000, and no shares
    issued and outstanding in 1999
  Series B Convertible Preferred Stock, no par
    value; 325,000 shares authorized in 2001, and
    no shares issued and outstanding in 2000 and      5,175,000                -                -
    1999
  Common stock, no par value; 2,500,000 shares
    authorized, 1,387,400 shares issued and           7,396,194        7,178,549        7,145,620
    outstanding at September 30, 2001; 2,000,000
    shares authorized, 1,374,900 shares issued
    and outstanding at December 31, 2000 and 1999


  Deficit accumulated during the
    development stage                                (7,703,075)      (4,123,983)      (6,466,066)
                                                  ----------------------------------------------------
                                                      5,852,497        4,038,944          679,554
                                                  ----------------------------------------------------

                                                    $ 6,619,282      $ 4,550,536      $ 2,434,890
                                                  ====================================================


See accompanying notes.

                            Point Therapeutics, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                              Nine months        Period from                                          Period from
                           ended September 30,   September 3,         Years ended December 31,        September 3,
                         -----------------------    1996         --------------------------------        1996
                            2001        2000      (date of         2000         1999         1998      (date of
                                                  inception)                                           inception)
                                                   through                                              through
                                                 September 30,                                        December 31,
                                                     2001                                                2000
                         -----------------------------------------------------------------------------------------
                         (unaudited) (unaudited)

License revenue        $     -       $4,333,000  $ 5,000,000    $4,333,000  $   667,000  $     -      $ 5,000,000

Sponsored research
  revenue                    -          900,000    2,400,000       900,000    1,200,000      300,000    2,400,000
                       -------------------------------------------------------------------------------------------
Total revenues               -        5,233,000    7,400,000     5,233,000    1,867,000      300,000    7,400,000


Operating expenses:
General and
  administrative         1,148,987      621,967    4,308,481       854,072      839,287      822,400    3,159,494
Research and
  development            2,621,372    1,763,910   11,402,367     2,296,208    2,293,250    2,393,101    8,780,995
                       -------------------------------------------------------------------------------------------
Income (loss) from
  operations            (3,770,359)   2,847,123   (8,310,048)    2,082,720   (1,265,537)  (2,915,501)  (4,540,489)


Interest income            191,267      193,200      690,425       259,363      112,292       75,213      499,158

Interest expense             -            -          (82,652)        -           (8,541)     (74,111)     (82,652)
                       -------------------------------------------------------------------------------------------

Net income (loss)      $(3,579,092)  $3,040,323  $(7,703,075)   $2,342,083  $(1,161,786) $(2,914,399) $(4,123,983)
                       ===========================================================================================


Net income (loss) per share:
     Basic             $     (2.59)  $     2.21                 $     1.70      $  (.97) $    (2.61)
                       ===========   ==========                 ==========      =======  ==========
     Diluted           $     (2.59)  $     2.17                 $     1.60      $  (.97) $    (2.61)
                       ===========   ==========                 ==========      =======  ==========

Shares used in
  computing net income
  (loss) per share:
     Basic                1,380,962   1,374,900                  1,374,900    1,195,788   1,118,207
     Diluted              1,380,962   1,399,047                  1,461,547    1,195,788   1,118,207

See accompanying notes.

                            Point Therapeutics, Inc.
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)

                                                                                           Deficit
                                              Series A Convertible Series B Convertible  Accumulated
                            Common Stock        Preferred Stock      Preferred Stock     During the       Total
                       ----------------------------------------------------------------  Development   Stockholders'
                          Shares     Amount     Shares    Amount    Shares   Amount         Stage          Equity
                       --------------------------------------------------------------------------------------------
Issuance of common
  stock on September
  3, 1996                552,792   $   20,000                                                           $   20,000
Net loss                                                                                  $ (60,135)       (60,135)
                       --------------------------------------------------------------------------------------------
Balance at December
  31, 1996               552,792       20,000                                               (60,135)       (40,135)
    Issuance of common
     stock on
     January 22, 1997    197,208        7,135                                                                7,135
    Issuance of common
     stock on
     May 7, 1997         172,500    1,678,591                                                            1,678,591
    Issuance of common
     stock for
     license rights
     on May 7, 1997       89,457      894,570                                                              894,570
    Issuance of common
     stock on
     June 17, 1997         3,750       37,500                                                               37,500
    Issuance of common
     stock on
     October 1, 1997     102,500    1,011,559                                                            1,011,559
     Net loss                                                                            (2,329,746)    (2,329,746)
                       --------------------------------------------------------------------------------------------
Balance at December
  31, 1997             1,118,207    3,649,355                                            (2,389,881)     1,259,474
  Issuance of
    compensatory stock
    options to
    nonemployees                       45,837                                                               45,837
  Issuance of warrants
    in connection with
    convertible note
    payable                           200,000                                                              200,000
  Net loss                                                                               (2,914,399)    (2,914,399)
                       --------------------------------------------------------------------------------------------
Balance at December
  31, 1998             1,118,207    3,895,192                                            (5,304,280)    (1,409,088)
  Issuance of common
    stock upon
    conversion of debt
    on March 9, 1999,
    net                  162,326    1,956,279                                                            1,956,279
  Issuance of common
    stock for license
    rights on March 9,
    1999                   1,202       16,107                                                               16,107
  Issuance of
    compensatory stock
    options to
    non-employees                      39,388                                                               39,388
  Issuance of common
    stock pursuant to
    private placement
    agreement on
    July 2, 1999, net     48,508      645,130                                                              645,130
  Issuance of common
    stock pursuant to
    private placement
    agreement on
    October 12, 1999,
    net                   44,657      593,524                                                              593,524
Net loss                                                                                 (1,161,786)    (1,161,786)
                       --------------------------------------------------------------------------------------------
Balance at December
  31, 1999             1,374,900    7,145,620                                            (6,466,066)       679,554
  Issuance of
    compensatory stock
    options to
    nonemployees                       32,929                                                               32,929
  Issuance of
    preferred stock
    pursuant to
    private placement
    agreement in
    November 2000, net
    of issuance costs                          62,500  $ 984,378                                           984,378
Net income                                                                                2,342,083      2,342,083
                       --------------------------------------------------------------------------------------------
Balance at December
31, 2000               1,374,900    7,178,549  62,500    984,378                         (4,123,983)     4,038,944
     Issuance of
      compensatory
      stock options
      to
      nonemployees
      (unaudited)                      17,645                                                               17,645
     Issuance of stock
      pursuant to a
      private
      placement
      agreement
      in April,
      2001, net of
      issuance cost
      (unaudited)         12,500      200,000                     325,000 $5,175,000                     5,375,000
Net loss (unaudited)                                                                     (3,579,092)    (3,579,092)
                       --------------------------------------------------------------------------------------------
Balance at September
  30, 2001 (unaudited) 1,387,400   $7,396,194  62,500  $ 984,378  325,000 $5,175,000    $(7,703,075)    $5,852,497
                       ============================================================================================

See accompanying notes.

                            Point Therapeutics, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                                                      Period from
                                                                                                                      September 3,
                                                                                                                          1996
                                                   Nine Months ended                          Years ended               (date of
                                                     September 30,                            December 31,             inception)
                                              ----------------------------------------------------------------------    through
                                                  2001         2000            2000          1999          1998       Dec. 31, 2000
                                              -------------------------------------------------------------------------------------
                                               (unaudited)  (unaudited)

 Operating Activities

 Net income (loss)                             $(3,579,092)  $3,040,323     $2,342,083  $ (1,161,786)  $ (2,914,399)  $(4,123,983)

 Adjustments to reconcile net loss to net
    cash used in operating activities:
 Depreciation                                       21,540       15,804         22,483        18,308         11,336        56,568
 Issuance of compensatory stock options             17,645       23,163         32,929        39,388         45,837       118,154
 Common stock issued under license agreement             -            -              -        16,107              -       910,677
 Accrued interest on convertible notes                   -            -              -        82,652              -        82,652
 Patent costs                                            -            -              -             -              -        75,557
 Changes in operating assets and liabilities:
 Accounts receivable                                     -       23,022         23,022       (23,022)             -             -
 Prepaid expenses and other                         (5,381)     (40,691)         1,220        20,573        (20,605)     (25,326)
 Accounts payable and accrued expenses             258,772       (4,014)        92,509      (564,705)       589,828       444,935
 Deferred revenues                                       -   (1,333,000)   (1,333,000)     1,333,000
                                              -------------------------------------------------------------------------------------
 Net cash provided by (used in) operating
    activities                                  (3,286,516)   1,724,607      1,181,246      (239,485)    (2,288,003)  (2,460,766)


 Investing activity

 Purchase of office and laboratory equipment       (37,862)           -        (22,836)      (42,889)       (23,446)     (123,101)
                                              -------------------------------------------------------------------------------------
 Net cash used in investing activity               (37,862)           -        (22,836)      (42,889)       (23,446)     (123,101)


 Financing activities

 Principal payments of patent liability             (3,579)      (3,253)        (3,253)       (2,959)        (2,688)       (8,900)

 Proceeds from issuance of convertible notes             -            -              -             -      1,892,904     1,892,904

 Proceeds from issuances of Series A
    Convertible Preferred Stock, net of
    issuance costs                                       -            -        984,378             -              -       984,378

 Proceeds from issuance of Series B
    Convertible Preferred Stock, net of
    issuance costs                               5,175,000

 Proceeds from issuance of common stock            200,000                                 1,238,654        200,000     4,193,439
                                              -------------------------------------------------------------------------------------

 Net cash provided by (used in) financing
    activities                                   5,371,421       (3,253)       981,125     1,235,695      2,090,216     7,061,821
                                              --------------------------------------------------------------------------------------
 Net increase (decrease) in cash and cash
    equivalents                                  2,047,043    1,721,354      2,139,535       953,321       (221,233)    4,477,954

 Cash and cash equivalents at beginning of
    period                                       4,477,954    2,338,419      2,338,419     1,385,098      1,606,331             -
                                              --------------------------------------------------------------------------------------
  Cash and cash equivalents at end of period     $6,524,997   $4,059,773    $ 4,477,954    $2,338,419     $1,385,098    $4,477,954
                                              ======================================================================================


See accompanying notes.

                        Notes to the Financial Statements

1.      Basis of Presentation

The Company

Point Therapeutics, Inc. (the "Company"), located in Boston, Massachusetts, is a Massachusetts corporation and was formed in 1996 under the name Immune Therapeutics, Inc. The company changed its name to Point Therapeutics, Inc. in 1997.

The Company is developing small molecule drugs for the treatment of certain hematopoietic disorders and for the treatment of cancer. PT-100, the Company's lead product candidate, has the potential to treat a number of different hematopoietic disorders, such as neutropenia (an abnormally low level of a type of white blood cell called a neutrophil) and anemia (an abnormally low level of red blood cells).

Interim Financial Information

The financial information and related notes at September 30, 2001 and for the nine months ended September 30, 2001 and 2000 are unaudited, but, in the opinion of management, have been prepared on the same basis as the annual financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for such periods. Results of the nine months ended September 30, 2001 may not be indicative of the results for the year ended December 31, 2001.

2.      Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents. The carrying value of cash equivalents approximates fair value.

Office and Laboratory Equipment

Office and laboratory equipment is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of three and five years, respectively.

Income Taxes

The Company provides for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates in effect when the differences are expected to reverse.

Stock-Based Compensation

The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, which is based on the intrinsic value method of measuring stock-based compensation. The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which is based on the fair-value method of measuring stock-based compensation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash equivalents. The risk is minimized by the Company's policies in which investments have relatively short maturities and are only placed with highly rated issuers.

Revenue Recognition

Revenue is deemed earned when all of the following have occurred: all obligations of the Company relating to the revenue have been met and the earning process is complete; the monies received or receivable are not refundable, irrespective of research results; and there are neither future obligations nor future milestones to be met by the Company with respect to such revenue incurred.

Revenues from corporate collaborations are earned based upon research expenses incurred and milestones achieved. Non-refundable payments upon initiation of contracts are deferred and amortized over the period which the company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in each contract. Amounts received in advance of reimbursable expenses are recorded as deferred revenue until the related expenses are incurred. Milestone payments for stipulated achievements, that require meaningful efforts and represent the culmination of separate and substantive elements of a broader collaborative arrangement, are recognized as revenue in the period in which the parties agree that the milestone has been achieved.

Comprehensive Income (Loss)

The Company follows SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. There was no difference between the Company's net loss and its comprehensive loss for the period presented in the accompanying consolidated statements of operations.

New Accounting Pronouncements

In October 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets." This statement supercedes Statement No. 121. Although this statement retains many of the fundamental provisions of Statement No. 121, it expands the scope of discontinued operations to include more disposal transactions and significantly changes the criteria for classifying an asset as held-for-sale. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. Management does not believe that the adoption of this Statement will have a material impact on Point's overall financial position or results of operations.

In July 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations." This Statement requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and to capitalize the associated asset retirement costs as part of the carrying amount of the long-lived asset. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. Management does not believe that the adoption of this Statement will have a material impact on Point's overall financial position or results of operations.

In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" (the "Statements"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Management does not believe that the adoption of this Statement will have a material impact on Point's overall financial position or results of operations.

3.      Agreements

On May 7, 1997, the Company entered into a license agreement (the Agreement) with the Tufts University School of Medicine (Tufts). Under the Agreement, the Company has received a worldwide license to certain patent and patent applications in exchange for a nonrefundable license fee of $50,000. In addition, the Company issued to Tufts, or its designee, 89,457 shares of common stock in 1997 valued at $894,570 which was expensed to research and development based on the fair market value of the common stock at the date of issuance. In 1999, 1,202 shares of common stock valued at $16,107 were issued to Tufts and expensed in a similar manner.

Commencing May 7, 1999, the Company is required to pay $20,000 per year to Tufts. One-half of this payment is offset against the Company's patent liability through 2010. Thereafter, each payment will be credited against royalties due to Tufts. The Company is obligated to make an additional $117,895 of patent right payments (the patent liability) as follows:

             Year ended December 31:
                  2001                             $   10,000
                  2002                                 10,000
                  2003                                 10,000
                  2004                                 10,000
                  2005                                 10,000
                  Thereafter                           67,895
                                                  -------------
                                                      117,895
             Less amount representing interest        (50,429)
                                                  -------------
                                                       67,466
             Less current portion                      (3,253)
                                                  -------------

                                                   $   64,213
                                                  =============

The present value of the patent reimbursement payments, assuming an interest rate of 10%, was expensed to research and development in 1997.

The Agreement also calls for certain milestone payments totaling $300,000 to be paid to Tufts, and a royalty based on future sales of products covered under the Agreement. In addition, the Agreement calls for Tufts to perform research jointly agreed upon with the Company, in the scientific areas covered under the Agreement. The Company was obligated to reimburse Tufts for $500,000 of such research over a two-year period beginning on May 7, 1997. The Company expensed $0, and $83,333 of such sponsored research in 2000 and 1999, respectively.

On January 12, 1999, the Company amended the existing license agreement with Tufts and entered into a collaboration agreement to license its developed technology to a pharmaceutical company. Upon signing the agreement, the Company received an initial $2,000,000 nonrefundable license fee that was to be amortized over the three year sponsored research and development period. The collaboration also called for development milestone and royalty payments to the Company, as well as an arrangement to equally share all reasonable expenses incurred while obtaining and defending technology patents subsequent to signing this agreement. At December 31, 1999, the Company had a receivable of $23,022 related to patent expenses paid on behalf of the pharmaceutical company, which was collected in April 2000.

Also under the agreement, the Company was to receive $300,000 in quarterly payments over a three-year period, to continue research and development for the benefit of the pharmaceutical company, as long as the agreement remained in effect. The Company recognized $900,000 and $1,200,000 of such revenue in 2000 and 1999, respectively.

In January 2000, the Company amended the master license agreement to reflect the partial completion of a milestone. As a result of this amendment, the Company received in cash and recognized as revenue $3 million from the pharmaceutical company in 2000.

As part of the Agreement, the Company is required to pay Tufts 10% of all milestone payments received and supplemental milestone payments related to the collaboration with the pharmaceutical company. Total payments to Tufts as a result of milestones achieved totaled $412,500 and $200,000 in 2000 and 1999, respectively.

Upon execution of the collaboration, the Company's convertible notes payable were converted into common stock (see Note 4).

In July 2000, the agreement with the pharmaceutical company was terminated and all of the deferred license fee was recognized as revenue.

4.      Convertible Notes and Warrants

In 1998, the Company issued convertible notes payable with detachable stock purchase warrants in exchange for $2,092,904. The notes were convertible into common stock upon completion of a technology licensing agreement or an equity offering, bore interest at 8.5% and had a maturity date of July 2005. The warrants awarded in 1998 were to purchase 46,871 shares of common stock at a variable price, as determined by the warrant agreement, and expire in 2005. The value of the stock purchase warrants of $200,000, has been accounted for as a cost of the borrowing and has been offset against the outstanding obligation. On January 12, 1999, the Company signed a technology licensing agreement with a pharmaceutical company (see Note 3), which caused the conversion of the notes into 162,326 shares of common stock with a total value of $1,956,279, including $82,652 of accrued interest, less the debt issuance costs of $19,277. The execution of this agreement fixed the warrant exercise price at $12.06 per share. As of September 30, 2001, no warrants have been exercised.

5.      Office and Laboratory Equipment

Office and laboratory equipment consist of the following:

                                             December 31,
                                         2000            1999
                                      ---------------------------

Laboratory equipment                    $102,346      $  79,509
Computer equipment                        20,755         20,756
                                      ---------------------------
                                         123,101        100,265
Less accumulated depreciation            (56,568)       (34,085)
                                      ---------------------------

                                        $ 66,533      $  66,180
                                      ===========================

6.      Operating Lease

The Company leases its office and laboratory facilities from the New England Medical Center. Rent expense amounted to $192,000 in 2000, $190,380 in 1999 and $182,817 in 1998.

7.      Stock Option Plan

The Company has established the 1997 Stock Option Plan (the "Plan"). Under the terms of the Plan, the Company is authorized to grant incentive and nonstatutory stock options to purchase shares of common stock to its employees, officers, directors, and consultants or advisors. The Plan is administered by the Board of Directors. A maximum of 275,000 stock options has been reserved for issuance under the Plan.

The exercise price and vesting period of the options are determined by the Board of Directors at the date of grant. The exercise price for incentive stock options cannot be below the fair market value of the Company's stock on the date of grant. Furthermore, the option exercise period will not exceed ten years from the date of grant.

Pro forma net loss information is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method outlined in SFAS 123. The fair value of options issued at the date of grant was estimated using the minimum-value model. Following are the assumptions used in the calculation:

                                 2000               1999             1998
                              -------------------------------------------------

Expected life (years)         4.00 - 4.25           4.25             4.25
Risk-free interest rate       4.6% - 6.3%        4.6% - 5.4%      4.5% - 5.6%
Dividends                        None               None             None

For the year ended December 31, 2000, pro forma net income was $2,276,433. For the year ended December 31, 1999, pro forma net income was $(1,212,012). For the year ended December 31, 1998 pro forma net income was not materially different from reported net income. The effects on 2000, 1999 and 1998 pro forma net income of expensing the estimated fair value of stock options is not necessarily representative of the effects on reporting the results of operations for future years as the period presented includes only four, three and two years, respectively, of option grants under the Plan.

The following table presents the activity of the Plan for the years ended December 31:



                                             2000                    1999                    1998
                                     ---------------------------------------------------------------------------
                                                 Weighted-                Weighted-                 Weighted-
                                                  Average                  Average                   Average
                                                 Exercise                 Exercise                  Exercise
                                      Shares       Price       Shares       Price       Shares        Price
                                     ---------------------------------------------------------------------------

Outstanding at beginning of year      131,696    $  11.39       77,696    $  10.00       60,969     $  10.00
Granted                                52,500       13.40       54,000       13.40       19,227        10.00
Canceled                               (1,000)      10.00           --          --       (2,500)       10.00
                                     ---------------------------------------------------------------------------

Outstanding at end of year            183,196    $  11.96      131,696    $  11.39       77,696     $  10.00
                                     ===========================================================================

Exercisable at end of year             80,113    $  10.70       42,797    $  10.00       22,732     $  10.00
                                     ===========================================================================

Weighted-average per share fair
  value of options granted
                                     $   2.95                 $   2.42                 $   2.00
                                     ===========================================================================

At December 31, 2000 there were 94,304 options available for grant under the Plan.

The following table presents weighted-average price and life information about significant option groups outstanding at December 31, 2000:



         Options Outstanding                                Options Exercisable
   ---------------------------------------------------------------------------------------------

                                    Weighted-Average
     Exercise        Number             Remaining            Number        Weighted-Average
       Price      Outstanding       Contractual Life      Exercisable       Exercise  Price
   ---------------------------------------------------------------------------------------------

      $10.00         76,696               6.73              63,657             $10.00
      $13.40        106,500               8.76              10,416             $13.40


8.      Common Stock

On July 2, 1999, the Company issued 48,508 shares of common stock at $13.40 per share to institutional investors pursuant to a private placement agreement. Under this agreement, the Company had the ability to sell up to an additional 100,000 shares at the same purchase price to other buyers for a limited amount of time. On October 12, 1999, a total of 44,657 shares were sold to both institutional and individual investors at $13.40 per share.

During April 2001, the Company issued 12,500 shares of Common Stock at a price of $16 per share to an institutional investor. The investment was made pursuant to the investors' right to participate in the sale of Preferred Stock, up to their ownership percentage, under the current common stock shareholders' agreement.

The holder of the common stock is entitled to one vote per each share held. The Common Stock is subject to the prior and superior rights of the Preferred Stock. Furthermore, the holders of common shares are entitled to dividends, when and if declared, by the Company's Board of Directors.

9.      Convertible Preferred Stock

During November 2000, the Company issued 62,500 shares of Series A Convertible Preferred Stock to a corporate investor at a price of $16.00 per share. The stock was issued pursuant to a letter of intent that allowed the investor exclusive rights, but no obligation, to purchase the Company within a given period. Subsequent to year end, the agreement was mutually terminated.

Series A Convertible Preferred Stock is convertible into Common Stock at the option of the holder at any time based upon the conversion price defined in the Amended and Restated Certificate of Incorporation. All of the outstanding shares of Series A Convertible Preferred Stock shall be automatically converted into Common Stock in the event of the purchase of the Company by the corporate investor.

In the event of voluntary or involuntary liquidation of the Company, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of assets of the Company to holders of Common Stock, an amount for each share of $16.00, plus declared but unpaid dividends. Thereafter, the holders of Series A Convertible Preferred Stock shall share ratably with the Common Stock holders, an amount for each share of $16.00, plus declared but unpaid dividends. After full payment has been made, the Preferred Stockholders shall not be entitled to any further distribution.

Each holder of Series A Convertible Preferred Stock has the right to one vote for each share of Common Stock into which that holder's shares of Preferred Stock are then convertible. The holders of Series A Convertible Preferred Stock are entitled to receive noncumulative dividends when, as, and if declared by the Board of Directors.

During April 2001, the Company issued 325,000 shares of Series B Convertible Preferred Stock to outside investors at a price of $16.00 per share. Proceeds to the Company were $5,175,000, net of issuance costs. The rights and privileges of the Series B Convertible Preferred are similar to those given to the Series A stock.

10.    Income Taxes

The Company's effective income tax rate as of December 31, differed from the US Federal Tax statutory rate as set forth below:


                                                                     December 31,
                                                        2000             1999               1998
                                                   --------------------------------------------------

    Expected tax expense/(benefit)                 $   796,310       $  (395,000)      $  (990,896)
    State income taxes, net of federal benefit         148,920           (70,650)         (179,345)
    Stock compensation expense                          11,200            13,400            15,585
    Effect of valuation allowance                            -           450,780         1,150,986
    Utilization of net operating losses               (957,280)                -                 -
    Non deductible expenses and other                      850             1,470             3,670
                                                   --------------------------------------------------
    Income tax expense                             $         -       $         -       $         -
                                                   ==================================================


As of December 31, 2000, the Company has net operating loss carryforwards and research and development tax credit carryforwards of approximately $3,007,000 and $316,000, respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code, expiring in varying amounts through 2020. The use of the above carryforwards may be subject to annual limitations provided under IRC Sections 382 and 383.

Deferred tax assets at December 31, 2000 and 1999 consist of the following:

                                                       December 31,
                                                 2000              1999
                                          --------------------------------------
Deferred tax liabilities:
     Depreciation                            $     (3,674)     $      (3,432)
     Amortization                                (107,792)           (78,159)
     Accrued expenses                                (382)          (130,221)
                                          --------------------------------------
Total deferred tax liabilities                   (111,848)          (211,812)

Deferred tax assets:
     Net operating loss carryforwards           1,202,626          2,249,595
     Research and development credit
       carryforwards                              315,752            218,423

     Intangible assets                            422,566            426,566
                                          --------------------------------------
Total deferred tax assets                       1,940,944          2,894,584

                                          --------------------------------------
Net deferred tax assets:                        1,829,096          2,682,772
Valuation allowance                            (1,829,096)        (2,682,772)
                                          --------------------------------------

Net deferred taxes                           $          -      $           -
                                          ======================================

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets, as their utilization is not probable at this time. The valuation allowance decreased by $853,676 during 2000. The net decrease in valuation allowance was attributable primarily to the utilization of net operating loss carryforwards to offset current period taxable income.

11.     Net Income (Loss) Per Share

        Net loss per share is presented under the requirements of FAS No. 128, "Earnings per Share" ("FAS 128"), which requires disclosure of basic and diluted earnings per share. Basic and diluted earnings per share is calculated using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted earnings per share includes the impact of potentially dilutive securities. As the Company's potentially dilutive securities (stock options, warrants and convertible preferred stock) were anti-dilutive for the years ended December 31, 1999 and 1998 and for the nine months ended September 30, 2001, they have been excluded from the computation of weighted-average shares used in computing dilutive net loss per share for the years ended December 31, 1999 and 1998 and for the nine months ended September 30, 2001.



                                              Nine Months ended
                                                 September 30,                   Year ended December 31,
                                             2001           2000            2000          1999          1998
                                          ------------------------------------------------------------------------
Net Income (loss)                         $(3,579,092)   $ 3,040,323    $ 2,343,394    $(1,161,786)  $(2,914,399)
                                          ===========    ===========    ===========    ===========    ==========

Weighted-average shares outstanding:
   Denominator for basic earnings per
   share                                    1,380,962      1,374,900      1,374,900      1,195,788     1,118,207
   Common stock equivalent:
     stock options                                            19,460         19,460
     warrants                                                  4,687          4,687
     convertible preferred stock                                             62,500
                                          -----------    -----------    -----------    -----------    ----------

Denominator for diluted earnings per
   share
                                            1,380,962      1,399,047      1,461,547      1,195,788     1,118,207
                                          ===========    ===========    ===========    ===========    ==========

Net income (loss) per share
Basic                                     $     (2.59)   $      2.21    $      1.70    $     (0.97)   $    (2.61)
                                          ===========    ===========    ===========    ===========    ==========
Diluted                                   $     (2.59)   $      2.17    $      1.60    $     (0.97)   $    (2.61)
                                          ===========    ===========    ===========    ===========    ==========


12.     Subsequent Event

        On November 15, 2001, the Company entered into a merger agreement with HMSR Inc., a publicly-traded company. Pending stockholders' approval of the merger agreement, all outstanding shares of the Company's common stock (including all shares of Point common stock issued upon the conversion of all outstanding shares of Point preferred stock prior to the effective time of the merger) will be exchanged for shares of HMSR Inc.'s common stock.

                                                                      Appendix A

                          Agreement and Plan of Merger

                                 See attached.

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    HMSR INC.

                              PT ACQUISITION CORP.

                                       and

                            POINT THERAPEUTICS, INC.









                          Dated as of November 15, 2001

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2001 (this "Agreement"), among HMSR Inc., a Delaware corporation ("Parent"), PT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Point Therapeutics, Inc., a Massachusetts corporation (the "Company").

                                   WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with the Company pursuant and subject to the terms and conditions set forth herein (the "Merger");

        WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

        WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, no par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                             ARTICLE I. THE MERGER

Section 1.1.   The Merger.

        (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the applicable provisions of the Massachusetts Business Corporation Law (the "MBCL"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the Commonwealth of Massachusetts. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL and articles of merger as contemplated by the MBCL (collectively, the "Certificates of Merger"), together with any other documents required by law to effectuate the Merger, with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts, respectively, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the MBCL, respectively (the time of such filings, or such later time as may be specified in the Certificates of Merger, being the "Effective Time"). Each filing of the Certificates of Merger shall be made simultaneously with the other and as soon as possible after the closing of the transactions contemplated by this Agreement.

Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.   Articles of Organization, By-laws.

        (a) Articles of Organization. At the Effective Time, the Articles of Organization of the Company, in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit 1.4(a) (as amended pursuant to the articles of merger to reflect the change in the corporation's name, as set forth in Section 1.4(c)), shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the MBCL and such Articles of Organization.

        (b) By-laws. At the Effective Time, the by-laws of the Company, in effect immediately prior to the Effective Time, in the form attached hereto as
Exhibit 1.4(b), shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the MBCL, the Articles of Organization of the Surviving Corporation and such by-laws.

        (c) Name of Surviving Corporation. At the Effective Time and thereafter until changed as provided by law, the name of the Surviving Corporation shall be "Point Therapeutics Massachusetts, Inc."

Section 1.5. Directors and Officers. At the Effective Time, the initial directors of the Surviving Corporation shall be as set forth on Exhibit 1.5, each to hold office in accordance with the Articles of Organization and by-laws of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation shall be as set forth on Exhibit 1.5, each to hold office until their respective successors are duly elected or appointed and qualified.

Section 1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of (i) any shares of capital stock of the Company, (ii) any shares of capital stock of Merger Sub or (iii) any shares of capital stock of Parent, the following provisions shall apply:

        (a) Conversion of Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares), including the Conversion Shares (as defined below), shall be converted, subject to Section 1.6(f), into the right to receive the number of shares of validly issued, fully paid and nonassessable shares ("Parent Shares") of the common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio. The "Exchange Ratio" shall be the quotient obtained by dividing (A) the Company Common Stock Per Share Price by (B) the Parent Common Stock Per Share Price. The "Company Common Stock Per Share Price" shall be equal to (X) the Company Valuation divided by (Y) the Number of Shares of Company Common Stock on a Fully Diluted Basis. The "Company Valuation" shall be $77,000,000. The "Parent Common Stock Per Share Price" shall be equal to (X) the Parent Valuation divided by (Y) the Number of Shares of Parent Common Stock on a Fully Diluted Basis. The initial "Parent Valuation" shall be $23,000,000. The initial Exchange Ratio shall be 37.3773. The Exchange Ratio, the Company Common Stock Per Share Price and the Parent Valuation are subject to adjustment pursuant to Section 1.14. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, pursuant to the terms of the Preferred Stock Conversion Agreement and the terms of Article IV of the Company's Articles of Organization, be converted into shares of Company Common Stock immediately prior to the Effective Time (the "Conversion Shares").

        (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent and Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

        (c) Stock Options.

               (1) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1997 Stock Option Plan (the "Company Stock Option Plan"), whether vested or unvested, shall be deemed assumed by Parent and (i) each Stock Option assumed by Parent may be exercised only for shares of Parent Common Stock on the same terms and conditions as were in effect prior to the Effective Time, including, without limitation, any vesting periods, (ii) the number of shares of Parent Common Stock subject to each such Stock Option shall be the number of whole shares of Parent Common Stock (omitting any fractional share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by the Exchange Ratio and (iii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent.

               (2) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

               (3) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

               (4) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), as soon as reasonably practicable following the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

        (d) Company Warrants.

               (1) At the Effective Time, each outstanding warrant to purchase Company Common Stock (a "Company Warrant") shall be deemed assumed by Parent and (i) each Company Warrant assumed by Parent may be exercised only for shares of Parent Common Stock on the same terms and conditions as were in effect prior to the Effective Time, (ii) the number of shares of Parent Common Stock subject to each such Company Warrant shall be the number of whole shares of Parent Common Stock (omitting any fractional share) determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (not taking into account whether or not such warrant was in fact exercisable) by the Exchange Ratio and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Parent shall issue a new warrant (in form and substance satisfactory to the holder of each Company Warrant) for each Company Warrant assumed by Parent under this
        Section 1.6(d).

               (2) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Warrant shall continue in effect on the same terms and conditions.

               (3) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(d).

        (e) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

        (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

        (g) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction and (ii) the average of the last sale prices per share of Company Common Stock on the OTC Bulletin Board for the thirty (30) consecutive days on which the OTC Bulletin Board is open for quotation immediately preceding the date upon which the Effective Time occurs.

Section 1.7.   Exchange of Certificates.

        (a) Exchange Agent. At or prior to the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of American Stock Transfer & Trust Company, or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions. Notwithstanding the foregoing, nothing in this
Section 1.7 shall obligate Parent to declare any dividends or distributions with respect to its capital stock.

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(g) (such Parent Shares, dividends, distributions and cash being, collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, to represent for all purposes, other than the payment of dividends and subject to Section 1.6(f), only the right to receive upon such surrender a certificate representing the number of Parent Shares into which such shares of Company Common Stock shall have been so converted.

        (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law and the provisions of
Section 1.7(f) below, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

        (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (e) No Liability. At any time following six months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any Merger Consideration which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any shares of Parent Common Stock or other amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

        (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company.

Section 1.9. No Further Ownership Rights in Company Common Stock or Company Preferred Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares or Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares or shares of Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, such Parent Shares as may be required pursuant to Section 1.6.

Section 1.11. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 1.12. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary reasonable action.

Section 1.13.  Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 89 of the MBCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 89, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, upon surrender, in the manner provided in Section 1.7(b), of the Certificate or Certificates that formerly evidenced such shares.

        (b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MBCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

Section 1.14   Adjustments.

        (a) On the date that is not less than thirty (30) days prior to the anticipated Effective Time of the Merger, as mutually agreed by the parties, Parent shall prepare and deliver to the Company an unaudited statement that shall consist solely of a balance sheet of Parent as at the last day of the most recent prior month (the "Statement Date") and an income statement of Parent covering the period from October 1, 2001 through the Statement Date (the "Closing Statement") on a basis prepared in accordance with GAAP applied consistently with the Parent SEC Reports (as defined in Section 3.7(a)). Such Closing Statement shall include a good faith estimation of the Net Available Cash (as defined in Section 8.3(i)) on the anticipated closing date of the Merger (the "Estimated Net Available Cash"), taking into account all expenses relating to the Merger expected to be incurred by Parent ("Parent Merger Expenses") and all other anticipated liabilities not set forth on the Closing Statement. Within ten (10) days following the delivery of the Closing Statement by Parent to the Company, the Company may object to the Estimated Net Available Cash calculation by notifying Parent in writing; if the Company does not so object, the "Final Net Available Cash" shall equal the Estimated Net Available Cash. If the Company objects to the Estimated

Net Available Cash calculation, the parties shall attempt to resolve such dispute by negotiation and mutually agree upon the Final Net Available Cash. Parent shall cooperate with the Company and provide the Company and the Company's certified public accountants with reasonable access to all information used by Parent to prepare the Closing Statement. If the parties are unable to resolve such dispute within ten (10) days of any objection by the Company, the parties shall appoint one of the five largest independent certified public accounting firms, as shall be mutually agreed upon, who shall, at Parent's and the Company's joint expense, review the Closing Statement and Estimated Net Available Cash calculation and determine the adjustment to the Estimated Net Available Cash, if any, necessitated. The finding of such accounting firm shall be deemed to be the Final Net Available Cash and shall be binding on the parties hereto. If the Final Net Available Cash is less than $16,500,000, the Parent Valuation shall be adjusted to be equal to (X) the then-current Parent Valuation minus (Y) the Shortfall. The "Shortfall" means the positive number, if any, obtained by subtracting the Final Net Available Cash from $16,500,000. The acceptance by the Company and Parent of the Final Net Available Cash Calculation shall not constitute or be deemed to constitute a waiver of the rights of such party pursuant to Sections 6.1, 6.2 and 6.3, as applicable, or a waiver of any breach of any representation, warranty or agreement herein.

        (b) If, prior to the Effective Time, there is any change in the Number of Shares of Company Common Stock Outstanding on a Fully Diluted Basis, the Company Common Stock Per Share Price shall be adjusted pursuant to the formula for the Company Common Stock Per Share Price set forth in Section 1.6(a). If, prior to the Effective Time, there is any change in the Number of Shares of Parent Common Stock Outstanding on a Fully Diluted Basis, the Parent Common Stock Per Share Price shall be adjusted pursuant to the formula for the Parent Common Stock Per Share Price set forth in Section 1.6(a).

        (c) For purposes of this Section 1.14, Parent Merger Expenses shall include without limitation all amounts payable (whether payable before, at or after the Effective Time) to employees and consultants of Parent who are employed or engaged by Parent prior to the Effective Time, including all amounts payable pursuant to the employment and consulting agreements listed on Exhibit 1.14(c) and (ii) all premiums to be paid by Parent for the directors' and officers' tail insurance coverage described in Sections 6.3(h).

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1. Organization and Qualification; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals does not constitute a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect. The Company has no subsidiaries.

Section 2.2. Articles of Organization and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Organization and by-laws as most recently restated and amended to date. Such Articles of Organization and by-laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Organization or by-laws.

Section 2.3. Capitalization. The authorized capital stock of the Company consists of (1) 2,500,000 shares of Company Common Stock and (2) 387,500 shares of Company Preferred Stock. As of the date of this Agreement, (i) 1,387,400 shares of Company Common Stock were issued and outstanding, all of which were validly issued, and are fully paid and nonassessable, and no shares of Company Common Stock were held in treasury, (ii) 387,500 shares of

Company Preferred Stock were issued and outstanding, all of which were validly issued, and are fully paid and nonassessable, and no shares of Company Preferred Stock were held in treasury, (iii) 425,000 shares of Company Common Stock were reserved for future issuance under the Company Stock Option Plan, (iv) options to purchase 238,696 shares of Company Common Stock have been granted under the Company Stock Option Plan, (v) 387,500 shares of Company Common Stock were reserved for issuance upon conversion of outstanding shares of Company Preferred Stock, and (vi) 46,871 shares of Company Common Stock were reserved for issuance upon the exercise of Company Warrants. Pursuant to the terms of Article IV of the Articles of Organization of the Company, each share of Company Preferred Stock shall automatically be converted into the number of shares of Company Common Stock into which each such share of Company Preferred Stock is convertible at the Applicable Conversion Rate (as defined in Article IV of the Articles of Organization of the Company) then in effect upon the conversion of at least two-thirds of the aggregate number of shares of Company Preferred Stock issued pursuant to the Series A Stock Purchase Agreement and the Series B Stock Purchase Agreement (each as defined in Article IV of the Articles of Organization of the Company). Each outstanding share of Company Preferred Stock was issued pursuant to the Series A Stock Purchase Agreement or the Series B Stock Purchase Agreement. The Applicable Conversion Rate in effect as of the date hereof is 1.00, which would result in the conversion of each share of Company Preferred Stock into 1.00 shares of Company Common Stock if such shares were converted on the date hereof pursuant to Article IV of the Company's Articles of Organization. Pursuant to the terms of the Preferred Stock Conversion Agreement, holders of shares of Company Preferred Stock constituting at least two-thirds of the aggregate number of shares of Company Preferred Stock issued pursuant to the Series A Stock Purchase Agreement and the Series B Stock Purchase Agreement have agreed to convert such shares into shares of Company Common Stock immediately prior to the Effective Time. Except as set forth in this Section 2.3 or Section 2.11 of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character which either (i) obligate the Company to issue, sell, transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of, or other equity interests in, the Company or (ii) restrict or limit the voting, disposition or other transfer of any shares of capital stock of the Company. None of the options, warrants, rights, agreements, arrangements or commitments identified in Section 2.3 or Section 2.11 of the Company Disclosure Schedule provide that upon exercise or conversion the holder thereof shall receive cash. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters which stockholders may vote are issued and outstanding. Section 2.3 of the Company Disclosure Schedule includes a complete and correct list setting forth as of the date hereof (i) the number of warrants and options of the Company outstanding, (ii) the dates on which such warrants and options were granted, (iii) the name of the holders of such warrants and options and (iv) the exercise price of each such warrant and option. The Company has delivered to Parent complete and correct copies of all stock option and similar plans of the Company, all forms of Options issued thereunder and copies of all warrants and warrant agreements of the Company.

Section 2.4.   Authority Relative to this Agreement.

        (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock and the holders of at least two-thirds of the outstanding shares of

Company Preferred Stock, each voting as a separate class, entitled to vote in accordance with the MBCL and the Company's Articles of Organization and by-laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

        (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including, but not limited to, all actions necessary to render the provisions of Chapter 110F of the MBCL inapplicable to this Agreement and the Merger. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into the Merger with Merger Sub upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the Merger.

Section 2.5.   Noncontravention; Required Filings and Consents.

        (a) Each material contract (including all amendments thereto) to which the Company is a party or by which the Company is bound is identified in Section 2.5(a) of the Company Disclosure Schedule. A "material contract" shall include, but not be limited to: (i) contracts with any current or former officer or director of the Company; (ii) contracts for the sale of any real property or other material assets of the Company or for the purchase of real property or other material assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its material assets; (iii) contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; (v) contracts, agreements or arrangements with any affiliate of the Company, and (vi) joint venture agreements to which the Company is a party.

        (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, or has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Company Material Adverse Effect.

        (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization or by-laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which its or any of its properties is bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Company Material Adverse Effect.

        (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority or third party except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger or other documents as required by the DGCL and the MBCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, and otherwise prevent the Company from performing its obligations under this Agreement, and do not constitute a Material Adverse Effect.

Section 2.6.   Compliance with Applicable Laws, Permits.

        (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is not in conflict with, or in default or violation of, and has not violated (i) any Law applicable to the Company or its business or by which its properties are bound or affected nor (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except, in each case, for any such conflicts, defaults or violations which do not constitute a Company Material Adverse Effect.

        (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply does not constitute a Company Material Adverse Effect.

Section 2.7.   Financial Statements.

        Each of the financial statements (including, in each case, any related notes thereto) identified in Section 2.7 of the Company Disclosure Schedule (true and complete copies of which have been provided to Parent) (the "Company Financial Statements") was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 2.8.   Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule, since September 30, 2001, the Company has conducted its business in the ordinary course and there has not occurred any action or event that would have required the consent of Parent pursuant to Section 4.1(a) through Section 4.1(j) had such action or event occurred after the date of this Agreement.

Section 2.9. No Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the Company Financial Statements (or in the notes thereto) or as set forth in Section 2.9 of the Company Disclosure Schedule, the Company does not have (i) any liabilities or obligations of any material nature that would be required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto or (ii) outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, known or unknown, or otherwise and whether due or to become due), except in either case for liabilities and obligations that have been incurred since the date of the Company Financial Statements in the ordinary course of business consistent with past practices and that would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 2.10. Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened (nor, to the knowledge of the Company, is there any basis for any present or future material claim, action, suit, proceeding or investigation) against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

Section 2.11.  Employee Benefit Plans, Employment Agreements.

        (a) Section 2.11(a) of the Company Disclosure Schedule identifies any employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any material employee welfare plans (as defined in Section 3(1) of ERISA), and any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans") which could result in any material liability of the Company or any member of its controlled group within the meaning of Section 414(b) and 414(c) of the Code. Except in each case as set forth in Section 2.11 of the Company Disclosure Schedule or where the liability, individually or in the aggregate with respect to the following, does not constitute a Company Material Adverse Effect, (i) there has been no breach of fiduciary duty or "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plans; (ii) all Company Employee Plans have been operated in accordance with their terms and are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter (or where no determination letter is required, a favorable opinion letter) from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to
Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates;
(v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no Company Employee Plan will cause or be reasonably expected to cause any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), and no Company Employee subject to Title IV of ERISA has terminated within the past six years; and (vii) neither the Company nor any member of its controlled group (within the meaning of Section 414(b) or 414(c) of the Code) has ever contributed or had any obligation to a "multiemployer plan" or a "multiple employer welfare plan" within the meaning of Sections 3(37)(A) or 3(40)(A) of ERISA.

        (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; or (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

        (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make cash payments in an amount exceeding $10,000 annually; (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions. Neither the Company nor any member of its controlled group within the meaning of Sections 414(b)and 414(c) of the Code is obligated to make any payments or to become party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

Section 2.12. Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or threatened between the Company and any of its employees; (ii) the Company is not a party, nor has ever been a party, to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company. The Company and each member of its controlled group within the meaning of Sections 414(b) and 414(c) of the Code is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Training Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, the misclassification of independent contractors as employees, occupational safety and health requirements, and unemployment insurance.

Section 2.13. Registration Statement: Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 3.13) will at the time the Registration Statement (including any amendments and supplements thereto) is filed with the SEC and when declared effective by the SEC under the Securities Act of 1933, as amended (the "Act") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading. None of the information supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus of the Company to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders' Meeting") and the proxy statement/prospectus of Parent to be sent to the stockholders of Parent (which shall also constitute the prospectus in respect of Parent Common Stock to be exchanged for Shares) in connection with the meeting of the stockholders of Parent to consider the Merger (the "Parent Stockholders' Meeting," and together with the Company Stockholders' Meeting, the "Stockholders Meetings") (such proxy statements/prospectuses as amended or supplemented are collectively referred to herein as the "Proxy Statements"), will, on the date the Proxy Statements (or any amendment thereof or supplement thereto) are first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, are false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statements, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

Section 2.14. Title to Property. Except as set forth in Section 2.14 of the Company Disclosure Schedule: (a) the Company has good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute a Company Material Adverse Effect; and (b) all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default does not constitute a Company Material Adverse Effect.

Section 2.15.  Taxes.

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes filed or required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns and any amendments thereto.

        (b) Other than as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (i) the Company has filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it, (ii) the Company has paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required)and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so does not constitute a Company Material Adverse Effect. Except as does not involve or would not result in liability to the Company that constitutes a Company Material Adverse Effect: (i) there are no tax liens on any assets of the Company; and (ii) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of theCompany as at December 31, 2000 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the 2000 Company Balance Sheet, and the accruals and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as at the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the 2000 Company Balance Sheet.

        (c) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, the Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

Section 2.16. Environmental Matters. Except as set forth in Section 2.16 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, does not constitute a Company Material Adverse Effect, the Company:

(i) has obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its agents; (ii) is in compliance with all terms and conditions of such required Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder.

Section 2.17.  Intellectual Property.

        (a) Set forth in Section 2.17(a) of the Company Disclosure Schedule is a complete listing of each of the following items: (i) all patents and applications therefor that are owned by the Company ("Company Owned Patent Rights"), (ii) all patents and applications therefor that are licensed to the Company ("Company Licensed Patent Rights"), and set forth in Schedule 2.17(e) is a complete list of all Company's registrations and applications for all registered and pending trademarks, service marks and copyrights ("Company Owned Trademark and Copyright Rights") (Company Owned Patent Rights, Company Licensed Patent Rights and Company Owned Trademark and Copyright Rights collectively referred to herein as "Company Intellectual Property") (iii) all licenses, sublicenses, agreements and contracts relating to the Company Intellectual Property, pursuant to which the Company is entitled to make, use, sell or offer to sell any Company Intellectual Property Rights or products related thereto, (excluding commercially available end-user computer software licenses, where the total license fees for such software do not exceed $500 per license per calendar year, used in the ordinary course of business ("Commercial Software Licenses")) and (iv) all licenses, sublicenses, material transfer, confidentiality and other agreements and contracts under which the Company has granted any third party the right to make, use, sell or offer to sell any Company Intellectual Property. The Company has provided true and complete copies of all items, documents or agreements set forth in Section 2.17(a) of the Company Disclosure Schedule.

        (b) The Company is the sole and exclusive owner of the Company Owned Patent Rights, free and clear of any liens, security interests or other encumbrances, subject only to the scheduled licenses. The Company is the exclusive or non-exclusive licensee, as applicable, of the Company Licensed Patent Rights. All patents and patent applications of the Company Intellectual Property are in good standing and there has been no adverse adjudication relating to the validity and/or enforceability of any issued patent or issued registration of the Company Intellectual Property.

        (c) The Company is in compliance in all material respects with the agreements listed in Schedule 2.17(a) and has not received notice and does not know of any reason that would justify the licensor or licensee thereof, as applicable, to assert material non-compliance, payments in arrears, or material breach. The Company is not, and will not be as a result of the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in breach, violation or default of any such licenses.

        (d) Except as set forth in Section 2.17(b) and 2.17(e) of the Company Disclosure Schedule, no claims or disputes with respect to the Company Intellectual Property have been asserted or, to the knowledge of the

Company, are threatened by any person that constitute a Company Material Adverse Effect (i) to the effect that the manufacture, sale, licensing, or use of PT-100 as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any rights of a third party, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company as currently conducted or as proposed to be conducted, (iii) challenging the ownership by the Company or the validity or enforceability of any of the Company Intellectual Property; or (iv) to the best knowledge of the Company, to the effect that the manufacture, sale, licensing, or use of any product as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by a third party infringes on any Company Intellectual Property. No Company Intellectual Property or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

        (e) The Company is authorized by The Commonwealth of Massachusetts to do business under the name "Point Therapeutics Inc."

Section 2.18. Insurance. The Company maintains fire and casualty, general liability, product liability, employee benefits liability and directors and officers insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

Section 2.19. Brokers. No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or affiliates.

Section 2.20. Change in Control Payments. Except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

Section 2.21. Voting Requirements. The affirmative vote of at least two-thirds of the outstanding shares of Company Common Stock and the holders of at least two-thirds of the outstanding shares of Company Preferred Stock entitled to vote thereon as described in Section 5.2 hereof with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 2.22. Unlawful Payments and Contributions. To the knowledge of the Company, neither the Company nor any of its respective directors, officers or any of their respective employees or agents has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
(iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.


Section 2.23.  Affiliate Transactions. Except to the extent disclosed in Section
2.23 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company), on the other hand ("Company Affiliate Agreements"). Except to the extent disclosed in Section 2.23 of the Company Disclosure Schedule, since December 31, 1997 no payments have been made to any affiliate of the Company other than as specifically required by the Company Affiliate Agreements, no payments will be made in connection with this

Agreement (except as provided for herein) and, after consummation of the Merger, the Company shall not have any obligations or liabilities to any affiliate or officer or director of the Company.

Section 2.24. Disclosure. No representation or warranty made by the Company in this Agreement, nor any statement contained in any certificate, schedule or other document or instrument delivered by the Company or its representatives pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

   ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.1. Organization and Qualification; Subsidiaries. Each of Parent and each of its subsidiaries (as listed in Section 3.1 of Parent Disclosure Schedule) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals does not constitute a Parent Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that do not constitute a Parent Material Adverse Effect.

Section 3.2. Certificate of Incorporation and By-laws. Parent has heretofore furnished or made available to the Company a complete and correct copy of the Certificate of Incorporation and by-laws, as most recently restated and amended to date, of Parent and each of its direct and indirect subsidiaries. Such Certificates of Incorporation and by-laws are in full force and effect. Neither Parent nor any of its direct or indirect subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or by-laws.

Section 3.3.   Capitalization.

        (a) The authorized capital stock of Parent consists of (1) 35,000,000 shares of Parent Common Stock and (2) 1,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"). As of the date of this Agreement, 18,891,897 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, and are fully paid and nonassessable, no shares were held in treasury, (ii) no shares of Parent Preferred Stock were issued and outstanding, none of which were held in treasury, (iii) 2,500,000 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options granted under Parent's stock option and employee stock purchase; (iv) options to purchase 1,745,500 shares of Parent Common Stock have been granted under Parent's stock option and employee stock purchase plans; and
(v) 2,367,000 shares of Parent Common Stock were reserved for issuance upon the exercise of Parent warrants. Except as set forth in this Section 3.3 or Section
3.11 of the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character which either (i) obligate Parent to issue, sell, transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of, or other equity interests in, Parent or (ii) restrict or limit the voting, disposition or other transfer of any shares of capital stock of Parent. There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent. Except as set forth in Section 3.3 of Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity. Except for shares of Merger Sub and the subsidiaries named in Section 3.3 of the Parent Disclosure

Schedule, Parent does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangable for equity securities, of any other corporation, trust or other entity nor any partnership interest in any general or limited partnership or unincorporated joint venture. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters which stockholders may vote are issued and outstanding. Section 3.3 of the Parent Disclosure Schedule includes a complete and correct list setting forth as of the date hereof (i) the number of warrants and options of the Parent outstanding, (ii) the dates on which such warrants and options were granted, (iii) the name of the holders of such warrants and options and (iv) the exercise price of each such warrant and option. Parent has delivered or made available to the Company complete and correct copies of all stock option and similar plans of Parent, all forms of Options issued thereunder and copies of all warrants and warrant agreements of Parent.

        (b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which were duly authorized, and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

        (c) The authorized capital stock of HemaPharm Inc., a Delaware corporation is (i) 12,000,000 shares of common stock, par value $.01 per share, 1,000,000 of which were duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and each issued and outstanding share is owned by Parent and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding.

        (d) The authorized capital stock of HemaSure AB, a Swedish Corporation is 500 common shares, par value 100 SEK per share, all of which were duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

        (e) All of the issued and outstanding shares of capital stock of HemaSure A/S were duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and each such issued and outstanding share of capital stock is owned by Parent or HemaPharm Inc., a wholly owned subsidiary of Parent.

        (f) There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Merger Sub, HemaPharm Inc., HemaSure AB, or HemaSure A/S (each a "Subsidiary"), and there are no agreements or commitments to which any Subsidiary is a party or by which a Subsidiary is bound pursuant to which a Subsidiary may be required to issue additional shares of its capital stock.

        (g) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 1.6 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or by-laws of Parent or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky Laws.

Section 3.4.   Authority Relative to this Agreement.

        (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than the approval of the issuance of Parent Common Stock in the Merger by the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock present in person, or represented by proxy, and entitled to vote thereon at the meeting of holders of Parent Common Stock to be called therefor, provided that the shares so present present or represented constitute a majority of the outstanding shares of Parent Common Stock and the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock present in person, or represented by proxy, and entitled to vote thereon at the meeting of the holders of Parent Common Stock to be called therefor) are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

        (b) Each of the Board of Directors of Parent and Merger Sub has duly and validly approved and taken all corporate action required to be taken by each Board of Directors for the consummation of the transactions contemplated by this Agreement including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Merger. Each of the Board of Directors of Parent and Merger Sub have determined that it is advisable and in the best interests of the stockholders of each of Parent and Merger Sub for Parent and Merger Sub to enter into the Merger with the Company upon the terms and subject to the conditions of this Agreement, and has recommended that the stockholders of Parent and Merger Sub approve and adopt this Agreement and the Merger.

Section 3.5.      Noncontravention; Required Filings and Consents.

        (a) The exhibit index to Parent's most recently filed Annual Report on Form 10-K, as supplemented by Section 3.5(a) of Parent Disclosure Schedule, includes each material contract (including all amendments thereto) to which Parent or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K.

        (b) Except as disclosed in Section 3.5(b) of Parent Disclosure Schedule,
(i) neither Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 3.5(a),
(ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument referred to in Section 3.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 3.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Parent Material Adverse Effect.

        (c) Except as set forth in Section 3.5(c) of Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or by-laws of Parent or Merger Sub,
(ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Parent Material Adverse Effect.

        (d) Except as set forth in Section 3.5(d) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority, or third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, and otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and do not constitute a Parent Material Adverse Effect.

Section 3.6.      Compliance with Applicable Laws, Permits.

        (a) Except as disclosed in Section 3.6(a) of Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, or has violated, (i) any Law applicable to Parent or its business or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not constitute a Parent Material Adverse Effect.

        (b) Except as disclosed in Section 3.6(b) of Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits, except where the failure to so comply does not constitute a Parent Material Adverse Effect.

Section 3.7.      SEC Filings; Financial Statements.

        (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered or made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 2000 (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1998, (iv) all other reports or registration statements filed by Parent with the SEC since January 1, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC ((i)-(v) collectively, the "Parent SEC Reports"). Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries are required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 3.8.    Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of Parent Disclosure Schedule or in Parent SEC Reports, since June 1, 2001, Parent has conducted its business in the ordinary course and in a manner consistent with past practice and there has not occurred any action or event that would have required the consent of the Company pursuant to Section 4.3(a) through Section 4.3(j) had such action or event occurred after the date of this Agreement.

Section 3.9. No Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on Parent's audited balance sheet (including any related notes thereto) as of December 31, 2000 included in Parent's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Parent Balance Sheet") or as set forth in Section 3.9 of the Parent Disclosure Schedule, Parent does not have (i) any liabilities or obligations of any material nature that would be required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto or (ii) outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, known or unknown or otherwise and whether due or to become due), except in either case for liabilities and obligations that have been incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and that would not reasonably be likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 3.10. Absence of Litigation. Except as set forth in Section 3.10 of Parent Disclosure Schedule, there are no Claims pending or, to the knowledge of Parent, threatened (nor, to the knowledge of Parent, is there any basis for any present or future material claim, action, suit, proceeding or investigation) against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

Section 3.11.  Employee Benefit Plans, Employment Agreements.

        (a) Section 3.11(a) of Parent Disclosure Schedule identifies any employee pension plans (as defined in Section 3(2) of ERISA), any material employee welfare plans (as defined in Section 3(1) of ERISA), and any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Parent Employee Plans") which could result in any material liability of Parent or any member of its controlled group within the meaning of Section 414(b) and 414(c) of the Code. Except in each case as set forth in Section 3.11(a) of Parent Disclosure Schedule or where the liability, individually or in the aggregate with respect to the following, does not constitute a Parent Material Adverse Effect, (i) there has been no breach of fiduciary duty or "prohibited transaction," as such term is defined in section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plans; (ii) all Parent Employee Plans have been operated in accordance with their terms and are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the PBGC, the IRS or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of Parent Employee Plans; (iii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter (or where no determination letter is required, a favorable opinion letter) from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Parent Employee Plan pursuant to
Section 412 of the Code, or the terms of Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in

Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no Parent Employee Plan will cause or be reasonably expected to cause any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course); (vii) Parent has not incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), and no Parent Employee subject to Title IV of ERISA has terminated within the past six years; and (viii) neither Parent nor any member of its controlled group (within the meaning of Section 414(b) or 414(c) of the Code) has ever contributed or had any obligation to a "multiemployer plan" or a "multiple employer welfare plan" within the meaning of Sections 3(37)(A) or 3(40)(A) of ERISA .

        (b) Section 3.11(b) of Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of Parent or any of its subsidiaries who holds (i) any option to purchase Parent Common Stock as of the date hereof, together with the number of shares of Parent Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO within the meaning of Section 422(b) of the Code, and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Parent Common Stock, together with the number of shares of Parent Common Stock subject to such right. Section 3.11(c) of Parent Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

        (c) Section 3.11(c) of Parent Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make cash payments in an amount exceeding $10,000 annually; (iii) all employees of, or consultants to, Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (iv) all severance agreements, programs and policies of Parent or any of its subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of Parent or any of its subsidiaries with or relating to its employees which contain change in control provisions. Neither Parent nor any member of its controlled group within the meaning of Sections 414(b) and 414(c) of the Code is obligated to make any payments or to become party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

Section 3.12. Labor Matters. Except as set forth in Section 3.12 of Parent Disclosure Schedule, (i) there are no claims or proceedings pending or threatened between Parent or any of its subsidiaries and any of their respective current or former employees, and (ii) neither Parent nor any of its subsidiaries are parties, nor have ever been parties, to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its subsidiaries. Parent and each member of its controlled group within the meaning of Sections 414(b) and 414(c) of the Code is (and, during the past five years, has been) in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Training Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, the misclassification of independent contractors as employees, occupational safety and health requirements, and unemployment insurance.

Section 3.13. Registration Statement: Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement pursuant to which Parent Common Stock to be issued in the Merger will be registered with the SEC on Form S-4 (together with all amendments thereto) (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC and when declared effective by the SEC under the Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. None of the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statements will, on the date the Proxy Statements (or any amendment thereof or supplement thereto) are first mailed to stockholders, at the time of the Stockholders Meetings or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statements, Parent or Merger Sub shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

Section 3.14. Title to Property. Except as set forth in Section 3.14 of Parent Disclosure Schedule: (a) Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute a Parent Material Adverse Effect; and (b) all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default does not constitute a Parent Material Adverse Effect.

Section 3.15.  Taxes.

        (a) Other than as disclosed in Section 3.15 of Parent Disclosure Schedule, (i) Parent and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) Parent and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Parent is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required unless the failure to do so does not constitute a Parent Material Adverse Effect. Except as does not involve or would not result in liability to Parent that constitutes a Parent Material Adverse Effect: (i) there are no tax liens on any assets of Parent or any subsidiary thereof; and (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of Parent as at June 30, 2001 included in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with Parent Balance Sheet, and the accruals and reserves for Taxes (including deferred taxes) reflected in the books and records of Parent as at the last day of Parent's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with Parent Balance Sheet.

        (b) Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of Parent, Parent does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

Section 3.16. Environmental Matters. Except as set forth in Section 3.16 of Parent Disclosure Schedule, and except in all cases as, in the aggregate, does not constitute a Parent Material Adverse Effect, Parent and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

Section 3.17. Intellectual Property. Parent does not own, license or otherwise possess legally enforceable rights to use any patents, trademarks, trade names, services marks, copyrights, or any applications therefor, technology, know-how or tangible or intangible proprietary information or material.

Section 3.18. Insurance. Section 3.18 of the Parent Disclosure Schedule sets forth the following information with respect to each insurance policy to which Parent and any of its subsidiaries are a party, a named insured, or otherwise the beneficiary of coverage (collectively, the "Insured") on the date hereof:

        (a) the name, address, and telephone number of the agent;

        (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

        (c) the policy number, the period of coverage and premium; and

        (d) a description of any retrospective premium adjustments or other loss-sensitive premium arrangements.

With respect to each such insurance policy: (i) to Parent's knowledge, the policy is valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Parent nor its Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices); (iv) Parent has delivered or made available true and complete copies of all policies and related indemnity or premium payment agreements to the Company; (v) to Parent's knowledge, the policy has not been amended or modified and no riders have been issued in respect of such policies referred to in (iv) above without the consent of the Company; and (vi) no payment has been made to Parent or any other person under the policy and no notice of claim or potential claim under such policy has been given to the insurer by Parent or other person or entity insured under such policy. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, no notice of actual or potential claim has been given to any insurer under any other insurance policy to which Parent was a party during the past three (3) years.

Section 3.19.  Interested Party Transactions. Except as set forth in Section
3.19 of Parent Disclosure Schedule, since the date of Parent's proxy statement dated April 27, 2001 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.20. Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, L.E.K. Consulting LLC, that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent's stockholders.

Section 3.21. Brokers. Except as set forth on Section 3.21 of Parent Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their subsidiaries or affiliates. The fees and expenses of the entities listed on Section 3.21 of Parent Disclosure Schedule will be paid by Parent. Parent has heretofore furnished or made available to the Company a complete and correct copy of all agreements between Parent and the entities listed on Section 3.21 of Parent Disclosure Schedule pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

Section 3.22. Change in Control Payments. Except as set forth on Section 3.22 of the Parent Disclosure Schedule, neither Parent nor Merger Sub has any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of Parent or Merger Sub.

Section 3.23. Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Parent Common Stock entitled to vote thereon as described in Section 5.2 hereof with respect to, (i) amending Parent's certificate of incorporation to increase the number of authorized shares of Parent Common Stock, effect a reverse split with respect to Parent Common Stock, and change the corporate name of Parent; and (ii) amending Parent's 1994 Stock Option Plan to increase the number of shares issuable thereunder are the only votes of the holders of any class or series of Parent's capital stock or other securities necessary to approve the Merger and the other transactions contemplated by this Agreement.

Section 3.24   Formation of Merger Sub; No Prior Activities.

        (a) Merger Sub was formed solel for the purpose of engaging in the transactions contemplated by this Agreement.

        (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 3.25. Disclosure. No representation or warranty made by Parent or Merger Sub in this Agreement, nor any statement contained in any certificate, schedule or other document or instrument delivered by Parent or Merger Sub or their representatives pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.


   ARTICLE IV.    CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1. Conduct of Business by the Company Pending the Merger. Except as expressly contemplated by this Agreement, the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of
Parent:

        (a) amend or otherwise change the Certificate of Incorporation or by-laws of the Company;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for (i) the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plans and are outstanding on the date hereof and (ii) grants of Stock Options under the Company Stock Option Plans for the purchase of a maximum of 50,000 shares of Company Common Stock granted to the individuals identified in Section 4.1(b) of the Company Disclosure Schedule).

        (c) directly or indirectly sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.1(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice in amounts not individually or in the aggregate, in excess of $50,000, make any loans or advances; (iii) enter into or amend any material contract or agreement (except as described on Section 4.1(e) of the Company Disclosure Schedule); (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.1(e), except, in each case, in connection with the executive employment and consulting agreements described in Section 4.1(f) of the Company Disclosure Schedule;

        (f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or, except as described in Section 4.1(f) of the Company Disclosure Schedule, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law and except, in each case, in connection with the executive employment and consulting agreements described in Section 4.1(f) of the Company Disclosure Schedule;

        (g) except as may be required as a result of a change in law or in GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's financial statements or incurred in the ordinary course of business and consistent with past practice;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 4.2.   Company Extraordinary Transactions.

        (a) The Company shall not consummate or execute an agreement to consummate any merger, sale of material assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing transactions being referred to herein as a "Company Extraordinary Transaction"). The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation or continuation of any inquiries or proposals regarding, or engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Company Extraordinary Transaction that, if consummated, would be in lieu of the Merger (an "Alternative Company Extraordinary Transaction"). Notwithstanding anything in this Agreement to the contrary, the Company is expressly permitted to (i) solicit, initiate and encourage the initiation of preliminary, non-binding inquiries and proposals regarding Company Extraordinary Transactions that are not Alternative Company Transactions and (ii) engage in preliminary, non-binding negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Company Extraordinary Transaction that is not an Alternative Company Extraordinary Transaction; provided, however, that in no event shall the Company take any action whatsoever pursuant to the foregoing clauses (i) and
(ii) that (x) would require the Company to make a public disclosure under any circumstances and at any time were the Company a public reporting company under the Exchange Act or under the Securities Act, or (y) would require Parent to amend or supplement any filing made with the SEC made by Parent on of after the date hereof.

        (b) The Company shall immediately notify Parent after receipt of any written proposal for, or any oral proposal reasonably likely to result in the consummation of, an Alternative Company Extraordinary Transaction or a Company Extraordinary Transaction (each referred to herein as a "Company Proposal"), or any modification of or amendment to any Company Proposal, or any request for nonpublic information relating to the Company in connection with a Company Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, a Company Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the material terms of such proposal (including the identity of the parties making such proposal) and whether the Company is providing or intends to provide the person making the Company Proposal with access to information concerning the Company as provided in Section 4.2(c); provided, however, that the Company shall not be obligated to disclose the material terms of such proposal (including the identity of the parties making such proposal) if such disclosure would violate the terms of any confidentiality agreement entered into by the Company prior to the date of this Agreement.

        (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any proposal for an Alternative Company Extraordinary Transaction. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

        (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

Section 4.3. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall not conduct any business other than actions taken by Parent or its subsidiaries in contemplation of the Merger and actions necessary to maintain the corporate existence of Parent and to keep the SEC filings of Parent current, and Parent shall use all reasonable efforts to preserve substantially intact the property and assets of Parent and its subsidiaries, and to keep available all services of the present officers, employees and consultants of Parent and its subsidiaries. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of the
Company:

        (a) amend or otherwise change Parent's Certificate of Incorporation or by-laws or similar organizational documents of any of its subsidiaries;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Parent or any of its subsidiaries (except for the issuance of shares of Parent Common Stock issuable pursuant to Stock Options which were granted under Parent Stock Option Plans and are outstanding on the date hereof).

        (c) directly or indirectly sell, pledge, dispose of or encumber any assets of Parent or any of its subsidiaries (except for sales or dispositions of cash or cash equivalents to the extent necessary to pay expenses of Parent in connection with the transactions contemplated by this Agreement, maintain the corporate existence of Parent and to conduct its operations as presently conducted);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Parent Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Parent Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for intercompany indebtedness between Parent and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances; (iii) enter into or amend any material contract or agreement (except as described on Section 4.3(e) of Parent Disclosure Schedule); (iv) authorize any capital expenditures or purchase of fixed assets; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.3(e);

        (f) increase the compensation payable or to become payable to its officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Parent or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

        (g) except as may be required as a result of a change in law or in GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in Parent SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3 (a) through (j) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

Section 4.4.   No Solicitation by Parent.

        (a) Parent shall not, directly or indirectly, through any officer, director, employee, representative or agent of Parent or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of material assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Parent or any subsidiaries of Parent other than the Merger (any of the foregoing inquiries or proposals being referred to herein as a "Parent Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Parent

Acquisition Proposal or (iii) agree to, approve or recommend any Parent Acquisition Proposal. Notwithstanding any provisions herein to the contrary, in the event that Parent shall receive a bona fide, written Parent Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of this Section 4.4(a), Parent may (i) furnish information with respect to it and its subsidiaries to the person that made such Parent Acquisition Proposal and (ii) participate in discussions and negotiations regarding such Parent Acquisition Proposal; provided, however, that Parent shall be permitted to take the actions referred to in the preceding clauses (i) or (ii) only if (a) Parent gives the Company advance notice as soon as reasonably practical of its intention to take any such action, (b) the Board of Directors of Parent determines in good faith (upon advice of outside legal counsel) that it is required to do so in order to discharge properly its fiduciary duties and (c) the Board of Directors of Parent (after consulting with its financial advisors) concludes in good faith that such Parent Acquisition Proposal provides a reasonable probability of offering terms more favorable to Parent and its common stockholders from a financial point of view than the Merger, taking into account such factors that are deemed relevant by the Board of Directors of Parent, including without limitation (1) the relative terms and conditions of such Parent Acquisition Proposal and the Merger, (2) all other legal, financial, regulatory and other aspects of such Parent Acquisition Proposal and the Merger,
(3) the identity of the person proposing such Parent Acquisition Proposal, (4) the determination by the Parent's Board of Directors as to whether such Parent Acquisition Proposal is reasonably capable of being completed and (5) whether financing for such Parent Acquisition Proposal, to the extent required, as reasonably determined by Parent's Board of Directors, will be available (a Parent Acquisition Proposal meeting the foregoing criteria on its most recently amended or modified terms, if amended or modified, a "Superior Parent Proposal"). Nothing contained in this Section 4.4 shall prohibit the Board of Directors of Parent from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

        (b) Parent shall immediately notify the Company after receipt of any Parent Acquisition Proposal, or any modification of or amendment to any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its subsidiaries in connection with a Parent Acquisition Proposal or for access to the properties, books or records of Parent or any subsidiary by any person or entity that informs the Board of Directors of Parent or such subsidiary that it is considering making, or has made, a Parent Acquisition Proposal. Such notice to the Company shall be made orally and in writing.

        (c) Parent shall provide the Company with a copy of any Parent Acquisition Proposal received by it and each revised version of such Parent Acquisition Proposal promptly after, and in any event within twenty-four hours of, receipt by Parent of such Parent Acquisition Proposal or revision and shall otherwise keep the Company reasonably informed of the status of such discussions (including providing the Company copies of proposed documents). Any information furnished to the person that made such Parent Acquisition Proposal shall be furnished promptly by Parent to the Company unless such information shall have previously have been furnished to the Company, any such information shall be so furnished to such person pursuant to a confidentiality agreement generally no less favorable to Parent than the terms of the Confidentiality Agreement. Parent shall inform all relevant persons of the obligations undertaken by it in this
Section 4.4.

        (d) Parent shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the Company and Merger Sub) conducted heretofore with respect to any of the foregoing. Parent agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which Parent is a party.

        (e) Parent shall ensure that the officers, directors and employees of Parent and its subsidiaries and any investment banker or other advisor or representative retained by Parent are aware of the restrictions described in this Section 4.4.

        (f) Parent's Board of Directors shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company its approval or recommendation of the Merger or the Parent Stockholder Actions in response to a Superior Parent Proposal or any other Parent Acquisition Proposal unless Parent's Board of Directors determines in good faith, in accordance with the provisions set forth in Section 4.4(a), that such Point Acquisition Proposal is a Superior Parent Proposal and determines in good faith, and upon the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent's stockholders under applicable law.


   ARTICLE V.     ADDITIONAL AGREEMENTS

Section 5.1.   Proxy Statements; Registration Statement.

        (a) As promptly as reasonably practicable after the execution of this Agreement, (i) Parent shall prepare and file with the SEC a preliminary proxy statement (together with any amendments thereof or supplements thereto, the "Parent Proxy Statement") relating to the Merger and the transactions contemplated by this Agreement, (ii) the Company shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the "Company Proxy Statement") relating to the Company Stockholders' Meeting, and (iii) Parent shall prepare and file the Registration Statement in which the Parent Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Parent Proxy Statement. Parent shall furnish all information concerning Parent as the Company may reasonably request in connection with such actions and the preparation of the Company Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Parent Proxy Statement to its stockholders and the Company shall mail the Company Proxy Statement to its stockholders.

        (b) No amendment or supplement to the Parent Proxy Statement or the Company Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Parent Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        (c) The information supplied by Parent for inclusion in the Registration Statement and the Company Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Company Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

        (d) The information supplied by the Company for inclusion in the Registration Statement and the Parent Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Parent Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or the Parent Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent.

Section 5.2. Stockholders Meetings. The Company and Parent shall call and hold their respective Stockholders Meetings as promptly as reasonably practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement, in the case of the Company's stockholders, and the approval of the Parent Stockholder Actions, in the case of Parent's stockholders, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders Meetings on the same day (and at the same time of such day) and as soon as reasonably practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the written advice of their respective outside legal counsel, the Company and Parent shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of Parent and the Company, respectively, and include in the Proxy Statements such recommendation and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and, in the case of Parent, the Parent Stockholder Actions, and each party shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals and will otherwise comply with all legal requirements applicable to such meetings.

Section 5.3. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated February 27, 2001 (the "Confidentiality Agreement"), among Parent, the Company and L.E.K. Consulting, LLC.

Section 5.4. Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statements and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

Section 5.5. Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, at the time of Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule

145 under the Securities Act ("Rule 145"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 in substantially the form of Exhibit 5.5.

Section 5.6.   Indemnification and Insurance.

        (a) The certificate of incorporation of Parent shall contain the provisions with respect to indemnification as currently in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Parent, unless such modification is required by law.

        (b) After the Effective Time, Parent shall, to the fullest extent permitted under applicable law or under its certificate of incorporation as in effect at the Effective Time, indemnify and hold harmless each present and former director or officer of the Parent (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in its certificate of incorporation for a period of six years after the Effective Time.

        (c) For a period of six years after the Effective Time, Parent shall maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Parent's directors' and officers' liability insurance policies (copies of which has been made available to the Company) on terms comparable to those now applicable to said directors and officers; provided, however, that in no event shall Parent be required to expend in excess of 175% of the annual premium currently paid by Parent for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 175% of the annual premium.

        (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of Parent and shall be enforceable by the Indemnified Parties.

Section 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

Section 5.8. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

Section 5.9. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law.

Section 5.10. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

Section 5.11. Accountants' Letters. Upon reasonable notice from the other, the Company and Parent shall use their respective best efforts to cause Ernst & Young or PricewaterhouseCoopers, respectively, to deliver to Parent or the Company, as the case may be, a letter, dated within two (2) business days of the effective date of the Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with Parent's efforts to obtain such letter, if requested by PricewaterhouseCoopers, the Company shall provide a representation letter to PricewaterhouseCoopers complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with the Company's efforts to obtain such letter, if requested by Ernst & Young, Parent shall provide a representation letter to Ernst & Young complying with SAS 72, if then required.

Section 5.12. SEC Reports. Parent shall file all forms, reports and documents required to be filed with the SEC after the date hereof and prior to the Effective Time (collectively, the "Subsequent Reports"). The Subsequent Reports shall (i) be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the Parent Proxy Statement shall not be included in the definition of a Subsequent Report for purposes of this sentence.

Section 5.13. Parent Records. Prior to the Effective Time, Parent shall use commercially reasonable efforts to collect at the principal office of Parent all books and records of Parent and its subsidiaries, including originals of all contracts to which Parent or any of its subsidiaries is a party.

Section 5.14. Financing Statements. Parent shall use commercially reasonable efforts to have terminated all UCC-1 financing statements which name Parent as debtor prior to the Effective Time.


   ARTICLE VI.    CONDITIONS TO THE MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statements shall have been initiated or threatened by the SEC;

        (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the MBCL and the Parent Stockholder Actions shall have been approved by the requisite vote of the stockholders of Parent in accordance with the DGCL;

        (c) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

        (d) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger shall have been obtained;

        (e) Final Net Available Cash. The Final Net Available Cash of Parent, as calculated in accordance with Section 1.14, shall not be less than $8,000,000; and

        (f) Conversion of Preferred Stock. Each outstanding share of Company Preferred Stock shall have been converted into shares of Company Common Stock immediately prior to the Effective Time.

        (g) Consent of Warrant Holders. Each holder of a Company Warrant shall have consented to the form and substance of the warrants to be issued by Parent for each Company Warrant assumed by Parent pursuant to Section 1.6(d).

Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and Parent and Merger Sub shall have received (x) a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company and (y) a certificate of the Company's treasurer as to the number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of the Effective Time (or as of a date as close as reasonably practicable to the Effective Time);

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

        (c) Opinion of Counsel. Parent shall have received a legal opinion from Ropes & Gray, legal counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(c);

        (d) Tax Opinion. Parent shall have received a written opinion from Paul, Hastings, Janofsky & Walker LLP, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

        (e) Fairness Opinion. The fairness opinion referred to in Section 3.20 shall not have been withdrawn, amended or modified in any material respect;

        (f) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to (i) have a Company Material Adverse Effect or (ii) delay or prevent the consummation of the Merger;

        (g) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letters as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect:

        (h) Company Material Adverse Change. The Company shall not have suffered a material adverse change in its assets, liabilities, prospects, financial condition or operations (a "Company Material Adverse Change"); provided, however, that it shall not be deemed a Company Material Adverse Change solely and exclusively because: (i) the Company shall receive or learn of negative or adverse clinical or other data in any clinical trials relating to the safety, efficacy or other performance of PT-100 or any other drug, compound, technology, process, or product of the Company ("Other Company Products"), (ii) negative or adverse results in pre-clinical research and development activities involving PT-100 or any of its analogues; (iii) there occurs a discovery, development, commercialization or marketing of any drug, compound, technology, process or product of any other person that competes with or could compete with PT-100 or any Other Company Product; or (iv) a change in any facts or circumstances relating to the United States economy generally or the biotechnology or pharmaceutical industries.

        (i) Dissenting Shares. Holders of no more than 5% of the aggregate number of shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding immediately prior to the Closing Date shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth under the MBCL with respect to such shares.

Section 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, and the Company shall have received (x) a certificate to such effect signed by an executive officer and the Chairman of the Board of Parent and (y) a certificate of the Parent's transfer agent and an executive officer of Parent as to the number of shares of Parent Common Stock and Parent Preferred Stock issued and outstanding as of the Effective Time (or as of a date as close as reasonably practicable to the Effective Time);

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by an executive officer and the Chairman of the Board of Parent;

        (c) Opinion of Counsel. The Company shall have received a legal opinion from Paul, Hastings, Janofsky & Walker LLP, legal counsel to Parent, in substantially the form attached hereto as Exhibit 6.3(c);

        (d) Tax Opinion. The Company shall have received a written opinion of Ropes & Gray, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

        (e) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) delay or prevent the consummation of the Merger;

        (f) Certificate of Incorporation, By-laws. The Certificate of Incorporation of Parent shall have been amended by the filing of an amendment substantially similar to the form of the Certificate of Amendment attached hereto as Exhibit 6.3(f) (provided, however, that the parties shall mutually agree to the terms of the stock split with respect to the Parent Shares prior to filing the Registration Statement pursuant to Section 5.1), and the Company shall have received satisfactory evidence thereof; the by-laws of Parent shall have been amended and restated in the form attached hereto as Exhibit 6.3(f), and the Company shall have received satisfactory evidence thereof;

        (g) Directors and Officers. Effective as of the Effective Time, the current officers and directors of Parent shall have resigned, the persons named on Exhibit 6.3(g) shall be elected as the directors of the Parent and the persons named on Exhibit 6.3(g) shall have been appointed as the officers of Parent, each to hold office until their respective successors are duly elected or appointed and qualified; and

        (h) Insurance. (i) The Parent Products Liability Policy shall be in full force and effect; (ii) the Parent Directors and Officers Liability Policy shall be in full force and effect; and (iii) Parent shall have obtained a six-year extension of coverage under the Parent Directors and Officers Liability Policy for acts occurring prior to the Effective Time on substantially the same terms and conditions as under the current Parent Directors and Officers Liability Policy and consistent with the premium limitations described in Section 5.6(d).

        (i) Parent Material Adverse Change. Parent shall not have suffered a material adverse change in its assets, liabilities or financial condition that materially and adversely affects the ability of Parent to consummate the transactions contemplated by this Agreement.

ARTICLE VII.       TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before the earlier of (i) 120 days after the filing of the Parent Proxy Statement with the SEC or (ii) March 15, 2002 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); provided, however, that the Termination Date may be extended pursuant to Section 7.4;

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.4 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

        (d) by Parent (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (either (i) or (ii) above being a "Company Terminating Breach"), provided, however, that if such Company Terminating Breach is curable by the Company through the exercise of its best efforts and for as long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 7.1(d);

        (e) by the Company, (i) if any representation or warranty of Parent or Merger Sub set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (either (i) or (ii) above being a "Parent Terminating Breach"), provided, however, that if such Parent Terminating Breach is curable by Parent through the exercise of its best efforts and for as long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 7.1(e);

        (f) by Parent if the Board of Directors of Parent shall have authorized Parent, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Parent Proposal and Parent shall have notified the Company in writing that it intends to enter into such an agreement (which notification shall include a summary of the material terms of such Superior Parent Proposal); provided, however, that such termination pursuant to this Section 7.1(g) shall not be effective unless and until Parent shall have paid to the Company the fee described in Section 7.5(c) hereof and shall have complied with Section 4.4 hereof;

        (g) by the Company in the event that the Parent Stockholder Actions shall fail to receive the requisite vote for approval at the Parent Stockholders' Meeting or any adjournments or postponements thereof; or

        (h) by Parent in the event that the Merger and other transactions contemplated by this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting or any adjournments or postponements thereof.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.3 and 7.5 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Agreement shall survive termination of this Agreement as set forth therein.

Section 7.3.   Fees and Expenses. Except as set forth in this Section 7.3 and
Section 7.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 7.4. Parent's Right to Participate in Future Equity Financing. At any time during the period beginning ten (10) days before the Termination Date and ending on the Termination Date, Parent may, at its sole option, elect to extend the Termination Date for purposes of Section 7.1(b) of this Agreement for an additional fourteen (14) days (the "Extension Option") by notifying the Company in writing and paying the Company a fee of $250,000 (the "Extension Fee"), subject to the following conditions: (i) this Agreement is in full force and effect on the date upon which Parent exercises the Extension Option; (ii) Parent is exercising the Extension Option solely for purposes of attempting to obtain the approval of the Parent Stockholder Actions; (iii) Parent is not in breach of this Agreement on the date upon which Parent exercises the Extension Option;
(iv) neither the Company nor Parent has given notice of termination pursuant to any provision of Section 7.1; (v) the Extension Fee shall have been paid by Parent and received by the Company on or before the Termination Date by wire transfer of immediately available funds. In the event that Parent exercises the Extension Option in accordance with the terms of the prior sentence, the Termination Date for purposes of Section 7.1(b) of this Agreement shall be changed to the date that is fourteen (14) days after the then-current Termination Date. The Extension Option may be exercised no more than once.

Exercise of the Extension Option shall not constitute a waiver or cure of any breach by Parent of any representation, warranty or agreement herein. In the event that (A) Parent does not exercise the Extension Option and (B) the Company elects in its sole discretion to terminate this Agreement pursuant to Section 7.1(b), Parent shall have the right to participate in any equity financing engaged in by the Company that is expected by the Company to close (or become the subject of a written term sheet or binding agreement) on or before the date that is sixty (60) days after the Termination Date (a "Company Financing"). Within twenty (20) days of the anticipated closing date of a Company Financing, the Company shall provide Parent with written notice of its intent to close the Company Financing, at which time Parent will have (10) days to notify the Company in writing of its intent to participate in the Company Financing. Parent shall have the right to purchase at the closing of the Company Financing up to the number of shares equal to the aggregate number of shares being purchased by the other investors participating in such financing. Such right to participate will be at the same price and on the same terms and conditions offered to the other investors participating in the Company Financing. Notwithstanding the foregoing, the Company may at any time and in its sole discretion terminate a Company Financing. Notwithstanding anything in this Section 7.4 to the contrary, Parent shall not have the right to participate in any Company Financing in the event that a vote of the stockholders of Parent is taken and such stockholders fail to approve the Parent Stockholder Actions.

Section 7.5.   Expense Payments Upon Termination.

        (a) Upon execution of this Agreement, Parent shall pay to the Company $500,000 (the "Company Lock-Up Fee").

        (b) Parent shall forfeit to the Company the Company Lock-Up Fee, and the Company shall have no obligation to repay such amount to Parent, in the event that: (i) this Agreement is terminated by the Company or Parent pursuant to
Section 7.1(b) other than by reason of a failure of the Company to fulfill any of its obligations under this Agreement such that any such failure causes or results in the failure of the Merger to occur on or before the Termination Date,
(ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c) in the event that the party that initiated the action or proceeding to restrain, enjoin or otherwise prohibit the Merger is a stockholder of Parent,
(iii) this Agreement is terminated by the Company pursuant to Section 7.1(e), or
(iv) this Agreement is terminated by the Company pursuant to Section 7.1(g).

        (c) Parent shall forfeit to the Company $250,000 of the Company Lock-Up Fee (the "Alternative Fee") in the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c) for any reason other than the reasons expressly described in Section 7.5(b)(ii) or 7.5(e)(ii). In such event, the Company shall pay Parent $250,000 (representing a return of the remaining Company Lock-Up Fee) by wire transfer of immediately available funds within two business days after the event described above.

        (d) Parent shall forfeit to the Company the Company Lock-Up Fee and shall pay to the Company an additional $650,000 fee (the "Break-Up Fee") in the event that this Agreement is terminated by Parent pursuant to Section 7.1(f). Parent shall pay the Break-Up Fee to the Company by wire transfer of immediately available funds immediately upon the termination of this Agreement. In the event that Parent has paid the Extension Fee pursuant to Section 7.4, an additional amount of $250,000 shall be credited against the payment of the Break-Up Fee.

        (e) The Company shall pay Parent $1,000,000 (representing a return of the Company Lock-Up Fee and an additional $500,000 fee) (in aggregate, the "Parent Fee") in the event that: (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) by reason of a failure of the Company to fulfill any of its obligations under this Agreement such that any such failure causes or results in the failure of the Merger to occur on or before the Termination Date, (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c) provided that the party that initiated the action or proceeding to restrain, enjoin or otherwise prohibit the Merger is a stockholder of the Company, (iii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or (iv) this Agreement is terminated by Parent pursuant to Section 7.1(h) by reason of the Company's failure to receive the requisite vote for approval at the Company Stockholders' Meeting. The Company shall pay the Parent Fee to

Parent by wire transfer of immediately available funds within two business days after the events described in clauses.

        (f) Each Party's sole and exclusive remedy with respect to a Company Terminating Breach or a Parent Terminating Breach, as the case may be, shall be pursuant to the termination provisions set forth in Section 7.1 and the provisions for fees payable to such Party set forth in this Section 7.5. Each Party acknowledges and agrees that (i) the damages caused by such a breach are uncertain in amount and would be difficult to prove, (ii) that the amount of the fees set forth in this Section 7.1 are reasonable estimates of such damages in the light of the anticipated or actual loss caused by such a breach and (iii) the fees payable under this Section 7.5 shall be deemed to be payments of liquidated damages.

   ARTICLE VIII.  GENERAL PROVISIONS

Section 8.1. Effectiveness of Representations, Warranties and Agreements, Etc. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7, the second sentence of Section 5.8, 7.4 and
7.5 shall survive the Effective Time indefinitely and those set forth in Section
7.3 shall survive such termination indefinitely.

Section 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent or Merger Sub:
                  HMSR Inc.
                  140 Locke Drive
                  Marlborough, MA  01752

                  Tel:  508-490-9521
                  Fax:  508-485-6045
                  Attention:  Chairman of the Board

           With a copy to:

                  Luke P. Iovine, III, Esq.
                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue
                  New York, NY 10022

                  Tel:  212-318-6000
                  Fax:  212-319-4090


If to the Company:
                  Point Therapeutics, Inc.
                  75 Kneeland Street

                  Boston, MA  02111

                  Tel:  617-636-0676
                  Fax:  617-636-0675
                  Attention:  Donald Kiepert, President and CEO

           With a copy to:

                  Steven A. Wilcox, Esq.
                  Ropes & Gray
                  One International Place
                  Boston, MA  02110

                  Fax No.: (617) 951-7000
                  Telephone No.: (617) 951-7319

Section 8.3.   Certain Definitions.  For purposes of this Agreement, the term:

(a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed.

(d) "Company Material Adverse Effect" means any change or effect, individually or in the aggregate, that is or may be reasonably expected (i) to be materially adverse to the assets (including intangibles), liabilities, obligations, business, financial condition, operations, or results of operations of the Company or (ii) to materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or materially impair or delay the Company's ability to perform its obligations hereunder.

(e) "Company Preferred Stock" means, collectively, the Company's Series A Convertible Preferred Stock, no par value, and the Company's Series B Convertible Preferred Stock, no par value.

(f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(g) "knowledge" means actual knowledge after reasonable investigation by the individual officers and employees who would reasonably be expected to have knowledge of the matter in question. An individual will be deemed to have "knowledge" of a particular fact or matter if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

(h) "liens" means all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

(i)     "GAAP" means United States generally accepted accounting principles.

(j) "Net Available Cash" means, as of a specific date, determined in accordance with generally accepted accounting principles (other than exclusions for immateriality) applied on a basis consistent with prior periods, the amount equal to (1) the aggregate amount of cash, cash equivalents, marketable securities and short term investments minus (2) the aggregate amount of all liabilities.

(k) "Number of Shares of Company Common Stock Outstanding on a Fully Diluted Basis" means, with respect to a specific date, the number equal to the sum of
(i) the number of shares of Company Common Stock then outstanding, (ii) the number of shares of Company Common Stock into which the shares of Company Preferred Stock then outstanding are then convertible (assuming, for this purpose, that all shares of Company Preferred Stock then outstanding were fully convertible at such time), and (iii) the number of shares of Company Common Stock into which the Stock Options then outstanding and the Company Warrants then outstanding are then exercisable (assuming, for this purpose, that all Stock Options and Company Warrants then outstanding were fully exercisable at such time).

(l) "Number of Shares of Parent Common Stock Outstanding on a Fully Diluted Basis" means, with respect to a specific date, the number equal to the sum of
(i) the number of shares of Parent Common Stock then outstanding, (ii) the number of shares of Parent Common Stock into which the shares of Parent Preferred Stock then outstanding are then convertible (assuming, for this purpose, that all shares of Parent Preferred Stock then outstanding were fully convertible at such time), and (iii) the number of shares of Parent Common Stock into which the options to purchase Parent Common Stock then outstanding and warrants to purchase Parent Common Stock then outstanding are then exercisable (assuming, for this purpose, that all such options and warrants then outstanding were fully exercisable at such time).

(m) "PT-100" shall mean the compound ValboroPro (C9H19BN2O3) referred to as "PT-100" by the Company.

(n) "Parent Directors and Officers Liability Policy" means the Directors and Officers Liability Insurance Policy issued to Parent by Genesis Insurance Company for the policy period April 7, 2001, to April 7, 2002.

(o) "Parent Material Adverse Effect" means any change or effect, individually or in the aggregate, that is or may be reasonably expected (i) to be materially adverse to the assets (including intangibles), liabilities, obligations, business, financial condition, operations, or results of operations of Parent or its subsidiaries, taken as a whole or (ii) to materially or adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or materially impair or delay Parent's ability to perform its obligations hereunder.

(p) "Parent Products Liability Policy" means the Products Liability Policy issued to Parent by Columbia Casualty Company for the policy period September 21, 2000, to September 21, 2006.

(q) "Parent Stockholder Actions" means actions of Parent to: (i) amend the certificate of incorporation of Parent to authorize the issuance of additional shares of Parent Common Stock, to effect a reverse split with respect to Parent Common Stock and change the corporate name of Parent; and (ii) amend Parent's 1994 Stock Option Plan to increase the number of shares issuable thereunder.

(r) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(s) "Preferred Stock Conversion Agreement" means the Preferred Stock Conversion Agreement, dated as of the date hereof, by and among the Company and the holders of Company Preferred Stock named therein, a copy of which is attached hereto as Exhibit 8.3(s).

(t) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 8.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.8. Entire Agreement. This Agreement constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.9. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

Section 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14.  Consent to Jurisdiction.  Each of the parties hereto:


        (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute;

        (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

        (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such courts;

        (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.2 or at such other address of which a party shall have been notified pursuant thereto; and

        (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.


                     [This space intentionally left blank.]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


HMSR INC.                                    POINT THERAPEUTICS, INC.


By:  /s/ John F. McGuire, III                By:   /s/ Donald R. Kiepert, Jr.
     -------------------------------               ----------------------------
   Name:  John F. McGuire, III                    Name:  Donald R. Kiepert, Jr.
   Title: Executive Officer                       Title: President

                                              By:  /s/ Richard Small
                                                   ----------------------------
                                                  Name:  Richard Small
                                                  Title: Treasurer


PT ACQUISITION CORP.


By: John F. McGuire, III
    --------------------------------
   Name:  John F. McGuire, III
   Title: President

                    List of Exhibits and Disclosure Schedules


Exhibits
      Section 1.4(a):  Articles of Organization of the Company
      Section 1.4(b):  By-Laws of the Company
      Section 1.5:  Directors and Officers
      Section 1.14(c):  Parent Merger Expenses
      Section 5.5:  Form of Affiliate Agreement
      Section 6.2(c):  Legal Opinion from Ropes & Gray
      Section 6.3(c):  Legal Opinion from Paul, Hastings, Janofsky & Walker LLP
      Section 6.3(f):  Certificate of Amendment of Certificate of Incorporation
      Section 6.3(g):  Directors and Officers of Parent
      Section 8.3(s):  Preferred Stock Conversion Agreement

Parent Disclosure Schedule

      Section 3.1:  Subsidiaries
      Section 3.3:  Warrants and Options
      Section 3.5(a):  Supplemental Required Filings
      Section 3.5(b):  Breach or Default of Required Filings
      Section 3.5(c):  Conflicts
      Schedule 3.5(d):  Consents
      Section 3.6(a):  Compliance with Applicable Laws
      Section 3.6(b):  Permits
      Section 3.8:  Changes or Events
      Section 3.9:  Undisclosed Liabilities
      Section 3.10:  Litigation
      Section 3.11(a):  Employee Benefit Plans
      Section 3.11(b):  Employee/Director Option Holders
      Section 3.11(c):  Employment/Consultant Agreements
      Section 3.12:  Labor Matters
      Section 3.14:  Property
      Section 3.15:  Taxes
      Section 3.16:  Environmental Matters
      Section 3.17:  Intellectual Property
      Section 3.18:  Missing
      Section 3.19:  Interested Party Transactions
      Section 3.21:  Brokers
      Section 3.22:  Change in Control Payments
      Section 4.3(e):  Conduct of Business:  Contracts
                     =

Company Disclosure Schedule

      Section 2.3:  Warrants and Options
      Section 2.5(a):  Material Contracts
      Section 2.5(b):  Breach or Default of Required Filings
      Section 2.5(c):  Conflicts
      Section 2.5(d):  Consents
      Section 2.6(a):  Compliance with Applicable Laws
      Section 2.6(b):  Permits
      Section 2.7:  Financial Statements
      Section 2.8:  Changes or Events
      Section 2.9:  Undisclosed Liabilities
      Section 2.10:  Litigation
      Section 2.11(a):  Employee Benefit Plans
      Section 2.11(b):  Employee/Director Option Holders
      Section 2.11(c):  Employment/Consultant Agreements
      Section 2.12:  Labor Matters

      Section 2.14:  Property
      Section 2.15(b):  Taxes
      Section 2.16:  Environmental Matters
      Section 2.17(a):  Patents, Licenses and Agreements
      Section 2.17(b):  missing
      Section 2.17(e):  Trademarks, Service Marks and Copyrights
      Section 2.20:  Change in Control Payments
      Section 2.23:  Affiliate Transactions
      Section 4.1(b):  Stock Options
      Section 4.1(e):  Conduct of Business
      Section 4.1(f):  Amendments to Employment Agreements

                                                                     Appendix B
                                                                     ----------

              Massachusetts Business Corporation Law Sections 85-98


                                  See attached.

              Massachusetts Business Corporation Law Sections 85-98

               SECTIONS 85 THROUGH 98, INCLUSIVE, OF CHAPTER 156B
                      OF THE GENERAL LAWS OF MASSACHUSETTS

     Section 85. Dissenting stockholder; right to demand payment for stock;
                 exception.

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

     Section 86. Sections applicable to appraisal; prerequisites.

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

     Section 87. Statement of rights of objecting stockholders in notice of meeting; form.

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

     Section 88. Notice of effectiveness of action objected to.

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     Section 89. Demand for payment; time for payment.

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     Section 90. Demand for determination of value; bill in equity; venue.

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     Section 91. Parties to suit to determine value; service.

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     Section 92. Decree determining value and ordering payment; valuation date.

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

     Section 93. Reference to special master.

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     Section 94. Notation on stock certificates of pendency of bill.

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     Section 95. Costs; interest.

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     Section 96. Dividends and voting rights after demand for payment.

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;

     (2) A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     Section 97. Status of shares paid for.

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     Section 98. Exclusive remedy; exception.

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                     Appendix C
                                                                     ----------

                    Fairness Opinion of L.E.K. Consulting LLC

                                  See attached.

November 15, 2001


Board of Directors
HSMR Inc.
140 Locke Drive
Marlborough, MA  01752

Members of the Board:

HMSR Inc. ("HMSR") and Point Therapeutics, Inc. ("Point Therapeutics") have entered into an Agreement and Plan of Merger (the "Agreement") dated November 15, 2001 pursuant to which a wholly-owned subsidiary of HMSR ("Merger Co"), will be merged with and into Point Therapeutics in a transaction (the "Merger") in which each outstanding share of Point Therapeutics' common stock (the "Point Therapeutics Shares"), will be converted into the right to receive 37.3773 shares (the "Exchange Ratio") of the common stock of HMSR (the "HMSR Shares"). The initial Exchange Ratio of 37.3773 is subject to adjustments to reflect HMSR's Final Net Available Cash pursuant to Section 1.14 of the Agreement and Plan of Merger.

You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to the stockholders of HMSR from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

      1) Reviewed certain limited financial information, including financial forecasts and financial statements of Point Therapeutics furnished to us by senior management of Point Therapeutics;

      2) Conducted certain limited discussions with members of senior management of Point Therapeutics concerning financial condition, businesses, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects, of Point Therapeutics and their views as to the future financial performance of Point Therapeutics following the Merger;

      3) Conducted discussions with clinicians that practice medicine in a variety of appropriate specialties. We also considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which we deemed relevant;

      4) Reviewed the Agreement and Plan of Merger and related transaction documents; and

      5) Reviewed such other market studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

In preparing our opinion, with your consent we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by HMSR and Point Therapeutics, including that contemplated in the numbered items above and all information publicly available, and we have not assumed responsibility for independently verifying any of the foregoing information or undertaken an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise), of HMSR or Point Therapeutics, nor have we been furnished any such evaluation or appraisal. In addition, we have not conducted any physical inspection of the properties or facilities of HMSR or Point Therapeutics.

We have assumed and relied with your consent that forecasts, including without limitation, evaluations of contingencies and results of operations reflect the best currently available estimates, allocations and judgements of the senior management of HMSR and Point Therapeutics as to the future financial performance of HMSR,

Point Therapeutics or the combined entity, as the case may be. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Our opinion is rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

We have been retained by the board of directors of HMSR as an independent contractor to act as financial advisor to HMSR with respect to the Merger. In addition, HMSR has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past four years provided advisory and other services to HMSR and received customary fees for the rendering of such services.

Our opinion is directed to the Board of Directors of HMSR and does not constitute a recommendation to any stockholder of HMSR as to how such stockholder should vote at any stockholder meeting of HMSR held in connection with the Merger. This opinion is directed only to the proposed Exchange Ratio.

On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio and adjustments pursuant to Section 1.14 of the Agreement and Plan of Merger is fair from a financial point of view to the stockholders of HMSR.

Very truly yours,

L.E.K Consulting LLC





By:   /s/ Peter McKelvey
      ------------------
   Peter McKelvey, Vice President

                                                                     Appendix D
                                                                     ----------

                Amendment of Certificate of Incorporation of HMSR

                                  See attached.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    HMSR INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware
                              ---------------------

      HMSR Inc. (hereinafter called the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: That the Board of Directors of said Corporation (the "Board"), pursuant to a written action in lieu of a meeting, as filed with the minutes of the Board, duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and proposing and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

      RESOLVED:       Article FIRST of the Certificate of  Incorporation  of the
                      Corporation is hereby amended to read in its entirety as follows:

                      "The name of the Corporation is Point Therapeutics, Inc."

      RESOLVED:       Upon the effectiveness  hereof, the following paragraph of
                      Article FOURTH of the Certificate of  Incorporation of the
                      Corporation   be  amended  by  inserting  the   succeeding
                      paragraph immediately following the first paragraph of Article Fourth:

                      "Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the DGCL (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-tenth (1/10) of a share of Common Stock, par value $0.01 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-tenth (1/10)."

     IN WITNESS WHEREOF, HMSR Inc. has caused this Certificate to be signed by John F. McGuire, III, its Executive Officer, this ___ day of March, 2002.


                               HMSR INC.


                               By:___________________________________
                                  Name:  John F. McGuire, III
                                  Title:  Senior Vice President

                                                                     Appendix E
                                                                     ----------

                                 HMSR Proxy Card
                                 ---------------

                                  See attached.

                                    HMSR INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                Special Meeting of Stockholders - March 15, 2002

     Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Timothy J. Barberich and John F. McGuire, or each or any of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the Special Meeting of Stockholders of HMSR Inc., and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Special Meeting, and, in their discretion, upon any other matters which may properly come before the Special Meeting.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote "For" proposal numbers 1, and 2.

     A vote FOR the amendment to the certificate of incorporation and FOR proposal number 2 is recommended by the Board of Directors.

      PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

-------  Please   mark   your
/  X  /  votes  as  in  this
-------  example






                                    For        Against      Abstain                                 For        Against      Abstain
1.  To amend the certificate     ---------    ---------    ---------      2. To transact such    ---------    ---------    ---------
of incorporation to effect a     /       /    /       /    /       /      other business as may  /       /    /       /    /       /
1-for-10 reverse split with      /       /    /       /    /       /      properly come before   /       /    /       /    /       /
respect to HMSR common stock     /       /    /       /    /       /      the meeting or any     /       /    /       /    /       /
and to change HMSR's name to     /       /    /       /    /       /      postponement or        /       /    /       /    /       /
Point Therapeutics, Inc.         ---------    ---------    ---------      adjournment thereof.   ---------    ---------    ---------



                                                                                Please read the reverse side of this card.

                                                                                PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD
                                                                                PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                HAS YOUR ADDRESS CHANGED?  DO YOU HAVE ANY COMMENTS?

                                                                                ___________________________________________________

                                                                                ___________________________________________________



Your vote in person or by proxy
at the respective special meetings
of stockholders set forth below is
very important.


 SIGNATURE  _____________________________________________________________       DATE   _____________________________________

     NOTE:  Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees or other
            Fiduciaries should indicate the capacity in which they sign.  If a corporation or partnership, the signature should be that of an authorized officer who should give his or her title.


                                                                     Appendix F
                                                                     ----------

                                Point Proxy Card
                                ----------------

                                  See attached.

                                Point Proxy Card

                            POINT THERAPEUTICS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                Special Meeting of Stockholders - March 15, 2002

     Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Donald R. Kiepert, Jr. and Peter B. Finn, or each or any of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the Special Meeting of Stockholders of Point Therapeutics, Inc., to be held on March 15, 2002 and at any adjournments thereof as indicated upon all matters referred to on the reverse side, as more fully described in the Proxy Statement for the Special Meeting, and, in their discretion, upon any other matters which may properly come before the Special Meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" PROPOSAL NUMBERS 1 AND 2.

     A vote FOR the approval of the merger agreement and FOR proposal number 2 is recommended by the Board of Directors.

PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

-----------
[Graphic    Please mark your
 Omitted]   votes as in this
            example
-----------

                                 For      Against  Abstain
                                 -------  -------  -------
1.  To approve the Agreement
and Plan of Merger, dated as
of November 15, 2001, among
Point Therapeutics, Inc.,
HMSR Inc. and PT Acquisition
Corp.
                                 -------  -------  -------

                                 For      Against  Abstain
                                 -------  -------  -------
2. To approve, in their
discretion, such other
matter or matters which may
properly come before the
Special Meeting or any and
all postponement(s) or
adjournment(s) thereof.
                                 -------  -------  -------

                                                            Please read the reverse side of
                                                            this card.

                                                            PLEASE VOTE, SIGN, DATE AND RETURN
                                                            THE PROXY CARD PROMPTLY USING THE
                                                            ENCLOSED ENVELOPE.


                                                            HAS YOUR ADDRESS     DO YOU HAVE ANY
                                                            CHANGED?             COMMONTS?

                                                            --------------------------------------

                                                            --------------------------------------



Your vote in person or by proxy
at the respective special meetings
of stockholders set forth below is
very important.



  SIGNATURE                                                 DATE
            ------------------------------------------------     ---------------------------------
      NOTE: Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees or other Fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should give his or her title.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The HMSR certificate of incorporation provides that, except to the extent prohibited by Delaware law, directors of HMSR shall not be personally liable to HMSR or our stockholders for monetary damages for any breach of their fiduciary duty as directors. Under Delaware law, the directors have a fiduciary duty to HMSR which is not eliminated by this provision of our certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of their duty of loyalty to HMSR for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Section 145 of the Delaware General Corporation Law allows a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the indemnification does not eliminate or limit the liability of a director for the following:

o any breach of the director's duty of loyalty to HMSR or HMSR's stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o unlawful payments of dividends or unlawful stock purchases or redemptions; and

o any transaction from which the director derived an improper personal benefit.

     Delaware law further provides that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of HMSR eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate of incorporation of HMSR provides that HMSR may fully indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of HMSR's directors or officers or is or was serving at HMSR's request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     HMSR has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its bylaws. HMSR believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. HMSR's bylaws also permit them to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. HMSR has applied for liability insurance for our officers and directors.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. HMSR is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 21.   Exhibits and Financial Statement Schedules

    Exhibit                                Title
      No.
    ------      ----------------------------------------------------------------

     2.1 Agreement and Plan of Merger, dated November 15, 2001, among HMSR Inc., PT Acquisition Corp., and Point Therapeutics, Inc.

     2.2 Heads of Agreement, dated as of January 31, 1996, between HMSR and Novo Nordisk A/S (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1995).

     3.1 Certificate of Incorporation of HMSR (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     3.2 Certificate of Amendment of Certificate of Incorporation of HMSR (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

     3.3 Certificate of Amendment of Certificate of Incorporation of HMSR (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     3.4 By-Laws of HMSR (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     4.1 Specimen Certificate for shares of Common Stock, $.01 par value, of HMSR (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     4.2 Registration Rights Agreement, dated January 23, 1997, by and among HMSR and Novo Nordisk A/S (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     4.3 Registration Rights Agreement, dated as of September 15, 1998, between HMSR and Sepracor (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998).

     4.4 Warrant Agreement, dated as of September 15, 1998, between HMSR and Sepracor (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).


     4.5 Warrant Certificate, dated as of September 15, 1998, between HMSR and Sepracor (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).


     4.6 Registration Rights Agreement, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1998).

     4.7 Warrant Agreement, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1998).

     4.8 Warrant Certificate, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1998).

     4.9 Stock Subscription Agreement, dated as of May 3, 1999, between HMSR and COBE (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

    Exhibit                                Title
      No.
    ------      ----------------------------------------------------------------

     4.10 Stockholder's Agreement, dated as of May 3, 1999, between HMSR and COBE (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being registered.

     8.1        Opinion of Ropes & Gray LLP as to certain tax matters.

     8.2 Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain tax matters.

     10.1 1994 Stock Option Plan, as amended (Incorporated by reference to HMSR's Definitive Proxy Statement on Schedule 14A filed on May 24, 1999).

     10.2 1994 Director Option Plan (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1996).

     10.3 Form of Technology Transfer and License Agreement between HMSR and Sepracor Inc (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     10.4 Lease Agreement for 140 Locke Drive, Marlborough, MA, dated as of November 1995, between HMSR and First Marlborough Development Trust (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1995).

     10.5 Employment Agreement between HMSR and Dr. Hans Heiniger, dated January 10, 1994 (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-95540)).

     10.6 Asset Purchase Agreement dated as of May 2, 1996 between HMSR, HemaPharm Inc., HMSR A/S and Novo Nordisk A/S (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

     10.7 Restructuring Agreement, dated January 23, 1997, between HMSR, HemaPharm Inc., HMSR A/S and Novo Nordisk A/S (Incorporated by reference to HMSR's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 1997).

     10.8 Convertible Subordinated Note Due December 31, 2001 in the amount of U.S. $11,721,989, issued by HMSR to Novo Nordisk A/S, dated January 23, 1997 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1996).

     10.9 Amendment to HMSR's 1994 Director Option Plan, dated June 25, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.10 Amendment to HMSR's 1994 Director Option Plan, effective as of May 16, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.11 Amendment to the Company's 1994 Stock Option Plan, dated June 25, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.12 Amendment to HMSR's 1994 Stock Option Plan, effective as of May 16, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

    Exhibit                                Title
      No.
    ------      ----------------------------------------------------------------

     10.13 Sublease Agreement, between HMSR and Novo Nordisk A/S, dated May 2, 1996, for the Premises (Denmark), as amended (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.14 Sublease Agreement between HMSR and Novo Nordisk A/S, dated May 2, 1996, for the Warehouse (Denmark), as amended (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.15 Employment Agreement between HMSR and John F. McGuire, dated April 1, 1997 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1997).

     10.16 Settlement Agreement, dated September 1997, by and among HMSR, HMSR AB, HemaPharm Inc., Pharmacia & Upjohn Inc. and Pharmacia & Upjohn AB (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1997).

     10.17 1995 Employee Stock Purchase Plan, as amended (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

     10.18 Revolving Credit and Security Agreement, dated as of September 15, 1998, between HMSR and Fleet National Bank (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.19 Intellectual Property Security Agreement, dated as of September 15, 1998, between HMSR and Fleet National Bank (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.20 Promissory Note, dated as of September 15, 1998, made by HMSR in favor of Fleet National Bank (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.21 Amended and Restated Master Strategic Alliance Agreement between HMSR and the American Red Cross (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.22 Senior Management Retention Agreement, dated as of December 7, 1998, between HMSR and John F. McGuire (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.23 Senior Management Retention Agreement, dated as of December 15, 1998, between HMSR and James B. Murphy (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.24 Senior Management Retention Agreement, dated as of December 22, 1998, between HMSR and Peter C. Sutcliffe (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.25 Securities Purchase Agreement, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1998).

    Exhibit                                Title
      No.
    ------      ----------------------------------------------------------------

     10.26 Amended and Restated Exclusive Distribution Agreement, dated as of May 3, 1999, between HMSR and COBE (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.27 Master Purchase Agreement, dated as of July 1, 1999, between HMSR and The American National Red Cross (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

     10.28 Manufacturing and Supply Agreement, dated as of December 22, 1999, between HMSR and Filtertek Inc. (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.29 Supply and Assembly Agreement, dated as of January 31, 2000, between HMSR and Command Medical Products Inc. (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.30 Placement Agency Agreement, dated February 3, 2000, between HMSR and Warburg Dillon Read LLC (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1999).

     10.31 Form of Purchase Agreement, dated March 2, 2000 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.32 Schedule of purchasers which purchased shares of common stock pursuant to the Form of Purchase Agreement set forth in 10.31 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.33 Indemnification Agreement, dated as of July 13, 2000 between HMSR and Ahlstrom Technical Specialties LLC (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

     10.34 Termination of Supply and Assembly Agreement and Release, dated as of December 8, 2000, by and between HMSR and Command (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 2000).

     10.35 Amendment No. 1 to Manufacturing and Supply Agreement, dated as of September 21, 2000, by and between HMSR and Filtertek (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 2000).

     10.36 Amendment No. 2 to Manufacturing and Supply Agreement, dated as of December 15, 2000, by and between HMSR and Filtertek (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 2000).

     10.37 Termination and Release Agreement, dated as of March 5, 2001, by and between HMSR and Gambro (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                2000).

     10.38 Asset Purchase Agreement, dated as of February 3, 2001, by and between HMSR, Whatman and Whatman plc (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

    Exhibit                                Title
      No.
    ------      ----------------------------------------------------------------

     10.39 Amendment to Asset Purchase Agreement, dated as of April 2, 2001, by and between HMSR, Whatman and Whatman plc (Incorporated by reference to HMSR's Definitive Proxy Statement on Schedule 14A filed on April 27, 2001).

     10.40 Royalty Agreement, dated as of May 29, 2001, by and among HMSR, Whatman and Whatman plc (Incorporated by reference to HMSR's Definitive Proxy Statement on Schedule 14A filed on April 27,
                2001).

     10.41 Termination and Release, dated as of August 17, 2001, by and between The American National Red Cross, and HMSR (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.42 Employment Agreement, made effective May 29, 2001, by and between HMSR and John F. McGuire (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.43 Employment Agreement, made effective May 29, 2001, by and between HMSR and James B. Murphy (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.44 Employment Agreement, made effective May 29, 2001, by and between HMSR and Peter C. Sutcliffe (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.45 Consulting Agreement, entered into as of January 1, 2001, by and between HMSR and Summit Roundtable (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     21.1 Subsidiaries of HMSR (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1997).

     23.1       Consent of PricewaterhouseCoopers LLP, HMSR's Independent
                Auditors.

     23.2       Consent of Ernst & Young LLP, Point's Independent Auditors.

     23.3 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibits 5.1 and 8.2).

     23.4       Consent of Ropes & Gray LLP (included in Exhibit 8.1).

      24        Power of Attorney (appears on page S-1).

     99.1       Form of proxy card of HMSR.

     99.2       Form of proxy card of Point Therapeutics, Inc.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediate preceding, or (ii) that purports to meet the requirement of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired, involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 11th day of February, 2002.

                                              HMSR INC.
                                              By:  /s/  John F. McGuire, III
                                                ----------------------------
                                                   John F. McGuire, III
                                                   Executive Officer
                                              (Principal Executive Officer)

                                POWER OF ATTORNEY

     Each person signing below also hereby appoints John F. McGuire, III with full powers of substitution and resubstitution, his true and lawful attorney-in-fact, with full powers to said attorney-in-fact to sign for him, in his name and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any or all amendments to said registration statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as each person signing below might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                       Title                       Date
------------------------------   ----------------------         ------------

   /s/  Timothy J. Barberich     Chairman of the               February 11, 2002
   -------------------------     Board of Directors
   Timothy J. Barberich

   /s/  Justin E. Doheny         Director                      February 11, 2002
  ----------------------
     Justin E. Doheny

  /s/  John F. McGuire, III      Director, Executive Officer   February 11, 2002
   ---------------------------  (Principal Executive Officer)
    John F. McGuire, III

    /s/  James B. Murphy         Executive Officer             February 11, 2002
   ---------------------        (Principal Financial
    James B. Murphy              Officer and Principal
                                 Accounting Officer)

                                  EXHIBIT INDEX

   Exhibit
     No.                                   Title
   -------      ----------------------------------------------------------------

     2.1 Agreement and Plan of Merger, dated November 15, 2001, among HMSR Inc., PT Acquisition Corp., and Point Therapeutics, Inc.

     2.2 Heads of Agreement, dated as of January 31, 1996, between HMSR and Novo Nordisk A/S (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1995).

     3.1 Certificate of Incorporation of HMSR (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     3.2 Certificate of Amendment of Certificate of Incorporation of HMSR (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

     3.3 Certificate of Amendment of Certificate of Incorporation of HMSR (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     3.4 By-Laws of HMSR (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     4.1 Specimen Certificate for shares of Common Stock, $.01 par value, of HMSR (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     4.2 Registration Rights Agreement, dated January 23, 1997, by and among HMSR and Novo Nordisk A/S (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     4.3 Registration Rights Agreement, dated as of September 15, 1998, between HMSR and Sepracor (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998).

     4.4 Warrant Agreement, dated as of September 15, 1998, between HMSR and Sepracor (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     4.5 Warrant Certificate, dated as of September 15, 1998, between HMSR and Sepracor (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     4.6 Registration Rights Agreement, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1998).

     4.7 Warrant Agreement, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1998).

     4.8 Warrant Certificate, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1998).

   Exhibit
     No.                                   Title
   -------      ----------------------------------------------------------------

     4.9 Stock Subscription Agreement, dated as of May 3, 1999, between HMSR and COBE (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     4.10 Stockholder's Agreement, dated as of May 3, 1999, between HMSR and COBE (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being registered.

     8.1        Opinion of Ropes & Gray as to certain tax matters.

     8.2 Opinion of Paul, Hastings, Janofsky & Walker as to certain tax matters.

     10.1 1994 Stock Option Plan, as amended (Incorporated by reference to HMSR's Definitive Proxy Statement on Schedule 14A filed on May 24, 1999).

     10.2 1994 Director Option Plan (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1996).

     10.3 Form of Technology Transfer and License Agreement between HMSR and Sepracor Inc (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-75930)).

     10.4 Lease Agreement for 140 Locke Drive, Marlborough, MA, dated as of November 1995, between HMSR and First Marlborough Development Trust (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1995).

     10.5 Employment Agreement between HMSR and Dr. Hans Heiniger, dated January 10, 1994 (Incorporated by reference to HMSR's Registration Statement on Form S-1, as amended (File No. 33-95540)).

     10.6 Asset Purchase Agreement dated as of May 2, 1996 between HMSR, HemaPharm Inc., HMSR A/S and Novo Nordisk A/S (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

     10.7 Restructuring Agreement, dated January 23, 1997, between HMSR, HemaPharm Inc., HMSR A/S and Novo Nordisk A/S (Incorporated by reference to HMSR's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 1997).

     10.8 Convertible Subordinated Note Due December 31, 2001 in the amount of U.S. $11,721,989, issued by HMSR to Novo Nordisk A/S, dated January 23, 1997 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1996).

     10.9 Amendment to HMSR's 1994 Director Option Plan, dated June 25, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.10 Amendment to HMSR's 1994 Director Option Plan, effective as of May 16, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

   Exhibit
     No.                                   Title
   -------      ----------------------------------------------------------------

     10.11 Amendment to HMSR's 1994 Stock Option Plan, dated June 25, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.12 Amendment to HMSR's 1994 Stock Option Plan, effective as of May 16, 1996 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.13 Sublease Agreement, between HMSR and Novo Nordisk A/S, dated May 2, 1996, for the Premises (Denmark), as amended (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.14 Sublease Agreement between HMSR and Novo Nordisk A/S, dated May 2, 1996, for the Warehouse (Denmark), as amended (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1996).

     10.15 Employment Agreement between HMSR and John F. McGuire, dated April 1, 1997 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1997).

     10.16 Settlement Agreement, dated September 1997, by and among HMSR, HMSR AB, HemaPharm Inc., Pharmacia & Upjohn Inc. and Pharmacia & Upjohn AB (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1997).

     10.17 1995 Employee Stock Purchase Plan, as amended (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

     10.18 Revolving Credit and Security Agreement, dated as of September 15, 1998, between HMSR and Fleet National Bank (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.19 Intellectual Property Security Agreement, dated as of September 15, 1998, between HMSR and Fleet National Bank (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.20 Promissory Note, dated as of September 15, 1998, made by HMSR in favor of Fleet National Bank (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.21 Amended and Restated Master Strategic Alliance Agreement between HMSR and the American Red Cross (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

     10.22 Senior Management Retention Agreement, dated as of December 7, 1998, between HMSR and John F. McGuire (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.23 Senior Management Retention Agreement, dated as of December 15, 1998, between HMSR and James B. Murphy (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

    Exhibit                                Title
      No.
    ------      ----------------------------------------------------------------


     10.24 Senior Management Retention Agreement, dated as of December 22, 1998, between HMSR and Peter C. Sutcliffe (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.25 Securities Purchase Agreement, dated as of March 23, 1999, between HMSR and Sepracor (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1998).

     10.26 Amended and Restated Exclusive Distribution Agreement, dated as of May 3, 1999, between HMSR and COBE (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

     10.27 Master Purchase Agreement, dated as of July 1, 1999, between HMSR and The American National Red Cross (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

     10.28 Manufacturing and Supply Agreement, dated as of December 22, 1999, between HMSR and Filtertek Inc. (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.29 Supply and Assembly Agreement, dated as of January 31, 2000, between HMSR and Command Medical Products Inc. (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.30 Placement Agency Agreement, dated February 3, 2000, between HMSR and Warburg Dillon Read LLC (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1999).

     10.31 Form of Purchase Agreement, dated March 2, 2000 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.32 Schedule of purchasers which purchased shares of common stock pursuant to the Form of Purchase Agreement set forth in 10.31 (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.33 Indemnification Agreement, dated as of July 13, 2000 between HMSR and Ahlstrom Technical Specialties LLC (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

     10.34 Termination of Supply and Assembly Agreement and Release, dated as of December 8, 2000, by and between HMSR and Command (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 2000).

     10.35 Amendment No. 1 to Manufacturing and Supply Agreement, dated as of September 21, 2000, by and between HMSR and Filtertek (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 2000).

   Exhibit
     No.                                   Title
   -------      ----------------------------------------------------------------

     10.36 Amendment No. 2 to Manufacturing and Supply Agreement, dated as of December 15, 2000, by and between HMSR and Filtertek (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31, 2000).

     10.37 Termination and Release Agreement, dated as of March 5, 2001, by and between HMSR and Gambro (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                2000).

     10.38 Asset Purchase Agreement, dated as of February 3, 2001, by and between HMSR, Whatman and Whatman plc (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

     10.39 Amendment to Asset Purchase Agreement, dated as of April 2, 2001, by and between HMSR, Whatman and Whatman plc (Incorporated by reference to HMSR's Definitive Proxy Statement on Schedule 14A filed on April 27, 2001).

     10.40 Royalty Agreement, dated as of May 29, 2001, by and among HMSR, Whatman and Whatman plc (Incorporated by reference to HMSR's Definitive Proxy Statement on Schedule 14A filed on April 27,
                2001).

     10.41 Termination and Release, dated as of August 17, 2001, by and between The American National Red Cross, and HMSR (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.42 Employment Agreement, made effective May 29, 2001, by and between HMSR and John F. McGuire (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.43 Employment Agreement, made effective May 29, 2001, by and between HMSR and James B. Murphy (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.44 Employment Agreement, made effective May 29, 2001, by and between HMSR and Peter C. Sutcliffe (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     10.45 Consulting Agreement, entered into as of January 1, 2001, by and between HMSR and Summit Roundtable (Incorporated by reference to HMSR's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

     21.1 Subsidiaries of the Company (Incorporated by reference to HMSR's Annual Report on Form 10-K for the year ended December 31,
                1997).

     23.1 Consent of PricewaterhouseCoopers LLP, HMSR's independent auditors.

     23.2       Consent of Ernst & Young LLP, independent auditors.

      24        Power of Attorney (appears on page S-1).

   Exhibit
     No.                                   Title
   -------      ----------------------------------------------------------------

     99.1       Form of proxy card of HMSR.


     99.2       Form of proxy card of Point Therapeutics, Inc.